LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT ("Agreement"), made and entered into as of the 30th day of March, 2006, by and between GATEWAY ETHANOL, L.L.C., a Kansas limited liability company ("Borrower"), whose address is 307 S. Main Street, Pratt, Kansas 67124, and DOUGHERTY FUNDING LLC, a Delaware limited liability company ("Lender"), whose address is Suite 4300, 90 South Seventh Street, Minneapolis, Minnesota 55402.

PRELIMINARY RECITALS:

A. The Borrower has made application to and the Lender has agreed to loan to the Borrower the sum of up to Fifty-Four Million Three Hundred Thousand and no/100 Dollars ($54,300,000.00) to defray the costs of constructing upon certain real property situate in Pratt County, Kansas, a facility to produce denatured, anhydrous ethanol alcohol and in furtherance thereof, Borrower and Lender are entering into this certain Loan Agreement.

B. This Agreement is entered into for the purpose of setting forth the terms and conditions under which Lender will make the loan to Borrower.

NOW, THEREFORE, in consideration of the making of the Loan and other good and valuable consideration, the receipt of which is hereby acknowledged by the parties hereto, the parties hereto agree as follows:

I. DEFINITIONS

1.1 Definitions. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural number the singular.

"Accelerated Maturity Date" shall mean the last day of the 18th month from the Financial Closing Date.

"Accounts" shall mean all of the Borrower's accounts, as such term is defined in the UCC, including each and every right of the Borrower to the payment of money, whether such right to payment now exists or hereafter arises, whether such right to payment arises out of a sale, lease or other disposition of goods or other property, out of a rendering of services, out of a loan, out of the overpayment of taxes or other liabilities, or otherwise arises under any contract or agreement, whether such right to payment is created, generated or earned by the Borrower or by some other person who subsequently transfers such person's interest to the Borrower, whether such right to payment is or is not already earned by performance, and howsoever such right to payment may be evidenced, together with all other rights and interests (including all Liens) that the Borrower may at any time have by law or agreement against any account debtor or other obligor obligated to make any such payment or against any property of such account debtor or other obligor; all including but not limited to all present and future accounts, contract rights, loans and obligations receivable, chattel papers, bonds, notes and other debt instruments, tax refunds and rights to payment in the nature of general intangibles.

"Advance" shall mean any advance of loan funds by Lender.

"Adjusted Net Earnings From Operations" shall mean, with respect to each calendar year or other specified period of the Borrower the Borrower's Net Income as determined in accordance with GAAP and reported on its financial statements for such period, less any and all of the following included in such net income: (a) gain or loss arising from the sale of capital assets; (b) gain arising from any write-up in the book value of any asset; (c) gain arising from the acquisition of debt or equity securities of Borrower or from cancellation or forgiveness of Debt; and (d) gain or loss arising from extraordinary items, as determined in accordance with GAAP, or from any other non-recurring transaction.

"Applicable Laws" shall mean all laws, treaties, ordinances, judgments, decrees, injunctions, writs and orders of any court or governmental agency or authority, and all rules, regulations, orders, interpretations and Permits of any federal, state, county, municipal, regional, environmental or other governmental body, instrumentality, agency, authority, court or other body having jurisdiction over the Project or any activity conducted at or in connection with the Project or the Premises, as may be applicable from time to time.

"Applicable Permits" shall mean all Permits including Regulatory Approvals required to be obtained or maintained under Applicable Laws in connection with the Project or any activity conducted at or in connection with the Project or the Plant Site, including, without limitation, construction of the Project at the Plant Site, transportation of all Materials and Equipment and other items necessary for the Project to and from the Plant Site, performance of the Work or Start-Up, testing or operation of the Plant, as may be in effect from time to time.

"Application For Payment" shall mean AIA Document G702 with AIA Document G703 Continuation Sheet consisting of the Contractor's Request for Payment signed by the Contractor requesting an advance of Contract Sums.

"Appraisal" shall mean the Appraisal prepared by Natwick Associates dated November 21, 2005, addressed to Lender.

"Appraised Value" shall mean the value arrived at under the Appraisal to wit: Prospective Market Value As Complete And Stabilized Operation of $91,100,000.00.

"Approvals" shall mean those approvals required of the Project, the Plan Documents and all other Governmental Requirements by Governmental Authorities as a condition to constructing the Project.

"Approved Plans" shall mean the Plan Documents as approved by the City and its agencies.

"Archeological Conditions" shall mean all significant structures, artifacts or features resulting from historic or prehistoric occupation or use of a location to the extent that such structures, artifacts or features may reasonably be protected as valued cultural resources pursuant to an applicable federal law, including the National Historic

Preservation Act of 1966 (16 U.S.C. § 470), the Preservation of Historical and Archeological Data Act of 1974 (16 U.S.C. § 469 et seq.) and the General Regulatory Policies of the U.S. Army Corps of Engineers (33 C.F.R. Part 320), or pursuant to an applicable state law.

"Assignment of Contract Rights and Intangibles" shall mean an assignment and pledge by the Borrower to the Lender of all Contract Documents and other documents and intangibles benefiting the Project.

"Assignment of Parent Guarantee" shall mean an assignment by the Borrower to the Lender of the Parent Guarantee.

"ATF" shall mean the United States Alcohol, Tobacco and Firearms Agency of the Department of the Treasury."

"Bankruptcy Code" shall mean the Bankruptcy Reform Act of 1978 as heretofore and hereafter amended, and codified as 11 U.S.C. §101 *et seq.*

"Basis Points" shall mean an arithmetic expression of a percentage measured in hundredths of a percent (i.e. 50 Basis Points equals one half of one percent).

"Broker" shall mean any person or entity who for a fee or commission has been engaged by the Borrower to obtain financing for the Project or to procure leases for the Project.

"Budget" shall mean the budget prepared by Borrower attached as Exhibit "A" itemizing and setting forth the estimated cost of constructing and financing the Improvements and all Project Costs.

"Business Day" shall mean any day that national banks are open for business in Minneapolis, Minnesota.

"Capital Expenditures" shall mean for a period, any expenditure of money during such period for the purchase or construction of assets, or for improvements or additions thereto, which are capitalized on the Borrower's balance sheet.

"Capitalized Lease Obligations" shall mean any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligation is, or in accordance with GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) is required to be, classified and accounted for as a capital lease (a "Capital Lease") on a balance sheet at the time incurred; and for purposes of this Agreement the amount of each Capitalized Lease Obligation shall be the balance sheet amount thereof determined in accordance with GAAP.

"Cargill" shall mean Cargill, Incorporated, a Delaware corporation, or as the context requires a subsidiary or affiliate of Cargill, Incorporated; i.e. Cargill Commodity Services Inc.

"Cash CAPEX" shall mean shall mean, for any fiscal period, the aggregate of all expenditures during such period for any assets, or for improvements, replacements, substitutions or additions therefor or thereto, which are capitalized on the balance sheet of the Borrower and which, in conformity with GAAP, are required to be included in or reflected by the property, plant or equipment or similar fixed asset account reflected in such balance sheet, and shall include the balance sheet amount of Capitalized Lease Obligations incurred during such period.

"Cash Taxes" shall mean for any fiscal period taxes, ad valorem or income, paid by the Borrower with respect to the Project.

"Change Order" shall mean any change or modification of a Construction Contract including, without limitation, any change that affects pricing, schedule, or the scope of the work to be performed thereunder. Changes in the contract documents that form a part of the Construction Contract, whether by formal change order or by field order or bulletin, shall be treated as a "Change Order" for purposes hereof.

"Chattel Paper" shall mean all "Chattel Paper" (as that term is defined in the UCC) now owned or hereafter acquired.

"City" shall mean the City of Pratt, Kansas.

"City Water Line Improvements" shall mean the extension of the City water mains to the perimeter of the Project for the furnishing of City water to the Project.

"Closing Date" shall mean the later of the date of this Agreement as executed and delivered by both Borrower and Lender.

"Closing Documents" shall mean

a) The Loan Documents

b) Disbursing Agreement

c) TIF Documents

d) Subordinate Note

e) Supporting Letter of Credit

f) LOC

g) LOC Intercreditor Agreement

h) Subordination and Standstill Agreement

i) Retainage Letter of Credit

"CO_2" shall mean the carbon dioxide co-product of the Ethanol production process cleaned of residual alcohol and compressed for storage.

"Code" shall mean the United States Internal Revenue Code of 1986, as amended.

"Collateral" shall mean all of the Plant, the Premises, Accounts, Chattel Paper, Deposit Accounts, Documents, Equipment, General Intangibles, Goods, Instruments, Inventory, Investment Property, Intellectual Property, Intellectual Property Rights, Letter-of-Credit Rights, any Letters of Credit, the Logo, the Water Rights, all sums on deposit in any collateral account, any items in any lockbox, and all real property pledged pursuant to mortgages and deeds of trust granted pursuant hereto or granted hereafter; together with (i) all substitutions and replacements for and products of any of the foregoing; (ii) in the case of all Goods, all accessions; (iii) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any Goods; (iv) all warehouse receipts, bills of lading and other documents of title now or hereafter covering such Goods; (v) all collateral subject to the Lien of any Loan Document; (vi) any money, or other assets of the Borrower that now or hereafter come into the possession, custody, or control of the Lender; and (vii) proceeds of any and all of the foregoing.

"Collateral Assignment of Incentive Payments" shall mean the Collateral Assignment of Incentive Payments executed and delivered by the Borrower to the Lender assigning the Incentive Payments to the Lender and directing payment to be made directly to the Lender. The Collateral Assignment of Incentive Payments may also include any federally mandated forms required by the Commodity Credit Corporation.

"Collateral Assignment of Operating Leases" shall mean the Collateral Assignment of Operating Leases executed and delivered by the Borrower to the Lender assigning the Operating Leases to the Lender and directing payment to be made directly to the Lender.

"Commissioning" shall mean the checking and preparation of the plant for operation, functional control loop checking, interlock testing, system purging and utility system startups, as more fully listed in Exhibit K Mechanical Completion, Commissioning, Start-Up to Lurgi Contract.

"Conditional Lien Waiver" shall mean a Lien Waiver conforming to the Conditional Waiver of Lien to Date as attached to the Lurgi Contract.

"Construction Contracts" shall mean any contract entered into between a Contractor and the Borrower for the design, construction, equipping or Start-Up of any portion of the Project.

"Construction Escrow Account" shall mean the account to be established with Title, as disbursing agent, wherein Title will hold all Loan Funds and Owner Equity received and make disbursements therefrom.

"Construction Phase" shall mean a period of time measured from the Closing Date to the end of the 18th month following the Financial Closing Date.

"Contract Documents" shall mean Lurgi Contract, Construction Contracts, all Addenda (which pertain to the Contract Documents), any Notice to Proceed, the General Conditions, any Supplementary Conditions, if any, the Plan Documents, together with all written amendments, change orders, work change directives, field orders, and any Design Professional's written interpretations and clarifications issued.

"Contract Price" shall mean the sum as established in a Construction Contract as the Cost of the Work including Contractor's Fee.

"Contractor" shall mean Lurgi, other Contractors, any Subcontractor, and any other person or entity under contract with the Borrower to perform Work at the Project.

"Contractor's Fee" shall mean the fee payable any Contractor under a Construction Contract for the construction of the Work.

"Contractor's Proprietary Data" shall mean that proprietary and confidential technical information, including drawings, documents, specifications and other data relating to certain processes or any plant, system or equipment employed in the use thereof or relating to construction, operation or maintenance of any such plant, system or equipment, which constitutes trade secrets or proprietary know-how and proprietary and technical information of a Contractor or its Subcontractors or Vendors and which has been or shall be furnished by the Contractor to Borrower, directly or indirectly, including an inspection of plants or equipment, in connection with the performance of the Contract.

"Contracts, Files and Records" shall mean all contracts, franchises, licenses, permits, management records, files, consents, governmental approvals and intangibles used, useful or required in the ownership and management of the Project.

"County" shall mean the County of Pratt, Kansas.

"County Road Improvements" shall mean the upgrading of East 30th Street between State Highways 61 and 281 to provide a roadway sufficient to service the Project and its operating vehicles.

"Critical Path Schedule" shall mean the time schedule for performance of the Work delivered by Contractor to Owner pursuant to Lurgi Contract, as amended from time to time in accordance with Lurgi Contract.

"Debt" shall mean all items of indebtedness or liability that in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of a balance sheet for such Person and shall also include the aggregate payments required to be made by such Person at any time under any lease that is considered a Capitalized Lease under GAAP as of a given date including the indebtedness due the Lender under the Loan, the indebtedness due the LOC Lender under the LOC and any payments due under any Operating Lease, but excluding (i) principal and interest on the Subordinated Loan and (ii) any indebtedness to Noble Americas as reimbursement for draws on the Supporting Letter of Credit.

"Debt Service" shall mean as to any applicable period cash interest payments, principal payments, premiums and charges with respect to all Debt required to be paid during such period.

"Debt Service Coverage Ratio" shall mean for any period, (i) the sum of (A) Net Income, (B) Depreciation and Amortization, (C) Interest Expense and (D) Income Taxes divided by (ii) the sum of all cash principal and interest payments, premiums and charges required to be paid during such period with respect to the (A) the Loan, (b) the Subordinate Loan, (C) the LOC and (D) the Supporting Letter of Credit.

"Debt Service Reserve Account" shall mean the reserve account created pursuant to Section 3.2 of this Agreement.

"Debt Service Reserve Payments" shall mean the Borrower's monthly payments of seventy-five percent (75%) of Project Free Cash Flow to the Debt Service Reserve Account up to an aggregate amount of $4,150,000.00, except to the extent that at any time thereafter the amount on deposit in the Debt Service Reserved Account is less than $4,150,000.00, one hundred percent (100%) of Project Free Cash Flow shall be deposited into the Debt Service Reserve Account until the Debt Service Reserve Account is restored to the aforesaid $4,150,000.00.

"Delay Liquidated Damages" shall mean those liquidated damages required to be paid by Lurgi to the Borrower in accordance with Article 17.2 and Article 17.3 of the Lurgi Contract for failure to achieve Interim Completion and Substantial Completion within the time limits in the Lurgi Contract.

"Design Professionals" shall mean, collectively, ICM, and the other engineers, consultants and professionals that perform services related to the design of the Project or portions thereof, or otherwise involved on the Project to review and test performance of various Project elements or confirm compliance thereof with the Plan Documents, or otherwise to provide recommendations or advice relating to the design of the Project.

"Development Costs" shall mean those out of pocket costs incurred by the Borrower in the development of the Project.

"DGs" shall mean distillers grains, wet or dry, and with or without solubles.

"DGs Receivables" shall mean those Accounts payable to the Borrower for the sale of DGs arising from investment grade account debtors in connection with the purchase of DGs by such account debtors.

"Direct Costs" shall mean those Project Costs identified in the Budget as "Direct Costs".

"Disbursing Agreement" shall mean the Agreement entered into among the Borrower, Lender and Title governing the disbursement of Loan Funds.

"Distributions" shall mean any payment of monies paid by the Borrower to a Member by reason of its membership interest, whether profits, return of capital, interest on capital, or

any preference payments or any distribution in respect thereof, either directly or indirectly.

"Documents" shall mean all "Documents" (as that item is defined in the UCC) now or hereafter acquired.

"Drawings" shall mean the drawings, diagrams, schedules and other information specially prepared for the construction of the Project and the Work to be done.

"Effective Date" shall mean the date of this Agreement.

"Electrical Facilities" shall mean all mains, substations, service laterals, storage tanks, piping, valves, manholes and appurtenances for the furnishing, transmission, storage and disposal of electricity to the Project.

"Electrical Service Agreement" shall mean Agreement for Electric Service between the Ninnescah Rural Electric Cooperative Association, Inc. and Gateway Ethanol, L.L.C.

"Engineering Studies" shall mean any engineering studies, environmental studies and reports, subsurface condition studies, development plans, and surveys made for Borrower or Lender in connection with the Project.

"Environmental Audit" shall mean the Phase I Environmental Site Assessment prepared by Allied Environmental Consultants, Inc. updated January 20, 2006.

"Environmental Indemnity" shall mean an agreement executed by the Borrower indemnifying and holding the Lender harmless from any Hazardous Substances and the violation of any Environmental Laws.

"Environmental Laws" shall mean any federal, state or local statute, law, regulation, order, consent, decree, judgment, permit, license, code, covenant, deed restriction, common law, convention, ordinance or other requirement relating to public health, safety or the environment, including, without limitation, those relating to releases, discharges or emissions to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use and handling of polychlorinated biphenyls or asbestos, to the disposal, treatment, storage or management of hazardous or solid waste, or Hazardous Substances or crude oil, or any fraction thereof, or to exposure to toxic or hazardous materials to the handling, transportation, discharge or release of gaseous or liquid Hazardous Substances and any regulation, order, notice or demand issued pursuant to such law, statute or ordinance, including without limitation the following: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Hazardous Materials Transportation Act, as amended, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1976, the Safe Drinking Water Act, the Clean Air Act, as amended, the Toxic Substances Control Act of 1976, the Occupational Safety and Health Act of 1977, as amended, the Emergency Planning and Community Right-to-Know Act of 1986, the National

Environmental Policy Act of 1975, the Oil Pollution Act of 1990, and any similar or implementing state law, and any state statute and any further amendments to these laws providing for financial responsibility for cleanup or other actions with respect to the release or threatened release of Hazardous Substances or crude oil, or any fraction thereof and all rules and regulations promulgated thereunder.

"Equipment" shall mean all of the Borrower's equipment, as such term is defined in the UCC, whether now owned or hereafter acquired, including but not limited to all present and future machinery, vehicles, Rolling Stock, furniture, fixtures, manufacturing equipment, shop equipment, office and record keeping equipment, parts, tools, supplies, and including specifically the goods described in any equipment schedule or list herewith or hereafter furnished to the Lender by the Borrower.

"Equipment Lease" shall mean any Operating Lease pursuant to which the Borrower leases Equipment.

"Equipment Lessor" shall mean the lessor under any Equipment Lease.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

"ERISA Affiliate" shall mean each person (as defined in section 3(9) of ERISA) that together with the Borrower would be deemed to be a "single employer" within the meaning of section 414(b),(c), (m) or (o) of the Code.

"Escrow and Reserves" shall mean all monies deposited with Lender pursuant to any reserve, escrow, deposit or cash collateral agreements executed by Borrower in favor of Lender together with any Deposit Accounts or Investment Property, if any, in which the aforesaid are deposited.

"Ethanol" shall mean fuel grade denatured anhydrous ethanol alcohol.

"Ethanol Receivables" shall mean those Accounts payable to the Borrower for the sale of Ethanol.

"Event of Default" shall mean any of those events specified as an event of default herein.

"Final Completion" shall mean (a) in the case of the Lurgi Contract the occurrence of all of the following:

- The Plant has achieved Substantial Completion and the conditions thereof continue to be satisfied; and

- All Punch List items have been completed or otherwise resolved in accordance with the Lurgi Contract; and

- Start-Up has occurred; and

- Performance Tests have been completed; and

- The Guaranteed Performance has been achieved; and
- All other material duties and obligations of Contractor under Lurgi Contract have been performed.

and (b) in the case of any other Construction Contract:

- Substantial Completion has previously occurred.
- All Work pursuant to the Contract Documents has been fully completed in full compliance with the Contract Documents and applicable Governmental Requirements.
- Final Inspection has been completed by all required Governmental Authorities and final Approvals for use and occupancy have been delivered.
- Final Documentation has been delivered.

"Final Documentation" shall mean the delivery to the Borrower (with copies to Lender) of the following and approval by the Borrower (and if required by the Lender):

1. Final Application For Payment signed by the Contractor.
2. Final Lien Waivers from the Contractor and all Suppliers and Sub-Contractors, or if any Supplier or Sub-Contractor refuses to furnish a Final Lien Waiver, a bond satisfactory to Borrower, Lender and Title Company indemnifying against any such Lien.
3. Contractor's affidavit that all payrolls, bills for materials and equipment, and other indebtedness connected with the Work for which Borrower may be responsible have been paid or otherwise satisfied.
4. Contractor has delivered complete as-built drawings for the Work to Borrower.
5. Contractor has assigned and/or delivered to Borrower all bonds, warranties and guarantees required by the Contract Documents.
6. All other pertinent provisions of the Contract Documents have been satisfied with respect to Final Payment.
7. All operating manuals, inspection reports and permits required by the Contract Documents have been delivered.

"Final Lien Waiver" shall mean a Lien Waiver fully waiving and extinguishing the right to assert a Lien against the Premises and conforming to the Final Release and Waiver of Lien as attached to the Lurgi Contract.

"Final Payment" shall mean the final payment of all sums due a Contractor under the its Construction Contract or in the case of a Supplier or Sub-Contractor the final payment of all sums due under the respective Suppliers contracts or Subcontract, as the case may be.

"Financial Closing Date" shall mean the date all conditions precedent to initial disbursement by the Lender of the Loan for the Project have been satisfied.

"Financial Institution" shall mean a money center national bank or European Community bank doing business in the United States and whose assets and business are subject to regulation by either the Comptroller of the Currency or the Federal Deposit Insurance Corporation and whose long term unsecured debt obligations are rated at least "A-" by Standard & Poors or "A3" by Moody's Investors Services, Inc.

"Financing Statements" shall mean one or more financing statements given or authorized by the Borrower under the provisions of the UCC to Lender perfecting a security interest in the Collateral.

"First Advance" shall mean the initial Advance of Loan funds.

"First Feed Date" shall mean the date after Commissioning and turnover of the Plant to Borrower as provided for in Article 14.2 to Lurgi Contract when feedstock is first introduced to the Plant for the purpose of production of on-specification ethanol.

"Fixtures" shall mean all "Fixtures" (as that item is defined in the UCC) now owned or hereafter acquired with respect to the Premises.

"Force Majeure" shall mean any delay or failure of either party in the performance of its required obligations or any adverse impact on the Plant Site or the Work resulting from and to the extent caused by acts of God, fire, flood, tornado, lightning, discovery or uncovering of Hazardous Material (other than Contractor's Hazardous Material) or Archeological Conditions at the Plant Site, weather for the geographical area in which the Plant Site is located, which is more severe than the most recent twenty (20) year historical mean plus two (2) standard deviations using National Oceanic Atmospheric Administration weather data from the nearest reporting station to the Plant Site, sabotage, embargo, riot, war, terrorism, court injunction or order, delays by acts or orders of any governmental body or changes in Applicable Laws, or strikes or other labor disputes of a local, regional or national character that are not limited to only employees of the Contractor or its Subcontractors or Vendors and that are not due to the breach of a labor contract by the Contractor or its Subcontractors or Vendors, shall be excused, but only if the event is not reasonably foreseeable, or if foreseeable it is beyond the control of the affected party by use of due diligence and not the fault of the affected party

"GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination.

"General Intangibles" shall mean all of the Borrower's general intangibles, as such term is defined in the UCC, whether now owned or hereafter acquired, including all present and future Intellectual Property Rights, customer or supplier lists and contracts, manuals, operating instructions, permits, franchises, the right to use the Borrower's name, and the goodwill of the Borrower's business.

"Good Engineering and Construction Practice" shall mean those practices, methods, acts, techniques and standards as may be followed or employed at the time of performance of the Work, which (i) are generally accepted for use in dry mill ethanol facilities of the same or similar size and type as the Plant, (ii) are commonly used in prudent agri-products, engineering, construction, project management and operations and (iii) are consistent with Applicable Laws, Applicable Permits, safe operation and environmental protection.

"Goods" shall mean all "Goods" (as that item is defined in the UCC) now owned or hereafter acquired.

"Goods and Services" shall mean those goods and services to be provided by Cargill and its affiliates under the Goods and Services Agreements.

"Goods and Services Agreements" shall mean the following agreements between Cargill and/or its affiliates and Borrower consisting of:

a) Corn Supply Agreement

b) Corn Futures Advisory Agreement

c) Distillers Grains Marketing Agreement

d) NAESB Base Agreement for the purchase and supply of natural gas.

e) Gas Supply Representation Management Agreement

f) Risk Management Advisory Agreement

"Governmental Authority" shall mean any governmental body or regulatory authority exercising jurisdiction over the Premises or the construction of the Project, including any department or subdivision of the County/City.

"Governmental Requirements" shall mean all laws, ordinances, statutes, codes, rules, regulations, orders and decrees of any Governmental Authority or any other political subdivision in which the Project is located and of any other political subdivision, agency, quasi-governmental authority or instrumentality exercising jurisdiction over the Project and including all wetlands restrictions/regulations, Regulatory Approvals and Historical Requirements adopted or enacted by a Governmental Authority applicable to the Project, its construction and its use and occupancy.

"Grain Handling Facility Contract" shall mean the Construction Agreement dated January 31, 2006 between HABCO, Inc., as contractor, and the Borrower, as owner, for

the design, engineering, work, labor, supervision, services, material and equipment for the construction and completion of the Grain Handling Systems.

"Grain Handling Systems" shall mean the grain receiving systems and grinding and product storage facilities.

"Ground Lease" shall mean the Ground Lease between Gateway Ethanol, L.L.C., as ground landlord, and Power To Go, L.L.C., as ground tenant, demising the Substation Site.

"Guaranteed Interim Completion Date" shall mean the date five hundred two (502) days after the Effective Date as extended by Permissible Delay.

"Guaranteed Performance" shall mean the demonstrated levels of performance by the Plant in accordance with the Performance Guarantee.

"Guaranteed Substantial Completion Date" shall mean the date which is forty-five (45) days after the date Interim Completion is achieved, as may be extended by Permissible Delay.

"Hazardous Substance" shall mean any hazardous or toxic material, substance or waste, pollutant or contaminant which is defined, prohibited, limited or regulated under any statute, law, ordinance, rule or regulation of any local, state, regional or Federal authority having jurisdiction over the property of the Borrower, or its use, including but not limited to any material, substance or waste which is (a) defined, listed or otherwise classified as a hazardous substance, hazardous material, hazardous waste or other words of similar meaning under any Environmental Laws; (b) petroleum, petroleum hydrocarbons, and all petroleum products; (c) polychlorinated biphenols; (d) lead; (e) urea formaldehyde; (f) asbestos and asbestos containing materials; (g) flammables and explosives; (h) infectious materials; (i) atmospheric radon at levels over 4 picocuries per cubic liter, (j) radio active materials; or (k) defined, prohibited, limited or regulated as a hazardous substance or hazardous waste under any rules or regulations promulgated under any of the foregoing Environmental Laws.

"Historical Requirements" shall mean any statutes, rules and regulations enacted by a Governmental Authority declaring the Project or any part thereof to be of historical significance.

"Impositions" shall mean all real estate, ad valorem and personal property taxes, general and special assessments imposed by Governmental Authorities, water, sewer and other municipal utility charges and any and all other fees and charges that may be assessed or imposed by Governmental Authorities on the Project and the underlying Premises.

"Improvements" shall mean the Plant, all buildings, structures, Equipment, improvements, betterments and Personalty to be constructed and/or installed on or in the Premises in accordance with the Contract Documents, together with related on site and off site improvements and including a unit train loop within the Plant capable of operating a minimum of 110 cars at a time.

"Incentive Payments shall mean all incentive payments, tax credits and subsidies payable to the Borrower to produce and market Ethanol including:

- Eligibility with the USDA Commodity Credit Corporation, 7 CFR Part 1424, Federal Register, Volume 68, No. 88, May 2, 2003, page 24596-24603 (the "Commodity Credit Corporation Payments").
- Eligibility for the Kansas Department of Revenue, Ethanol Production Incentive Payment Program. (the "State of Kansas Producer Incentive Payments").

"Indirect Costs" shall mean those Project Costs identified in the Budget as "Indirect Costs".

"Industry Wide Disruption" shall mean economic fluctuation or disruption which adversely impacts the price, availability and delivery of required inventory and goods to produce ethanol such that the Plant must operate at a net loss for a period of more than sixty (60) consecutive days provided Industry Wide Disruption cannot extend for more than six (6) consecutive months.

"Initial Payment" shall mean the required down payment of ten percent (10%) of the Contract Price required to be paid to each of Lurgi and HABCO, Inc. under the respective Construction Contracts not later than the date of issuance of the Notice to Proceed.

"Inspecting Engineer" shall mean HDR Engineering, Minneapolis, Minnesota.

"Instruments" shall mean all "Instruments" (as that item is defined in the UCC) now or hereafter acquired.

"Insurance Proceeds" shall mean all awards, payments, proceeds now or hereafter payable under any policy of insurance insuring the Project including but not limited to the proceeds of casualty insurance, title insurance, business interruption/rents insurance or other insurance maintained with respect to the Project.

"Intellectual Property" shall mean all "Intellectual Property" (as that term is defined in the UCC) now owned or hereafter acquired, including, but not limited to all proprietary information made available to the Borrower under Lurgi Contract and License Agreement and all Copyrights, Trademarks, Patents, trade secrets, customer lists, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, recipes, experience, processes, models, drawings, materials and records, or any interest therein, now owned or licensed to or hereafter acquired by Borrower.

"Intellectual Property Rights" shall mean all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.

"Intangibles" shall mean all "General Intangibles" (as that item is defined in the UCC) now owned or hereafter acquired with respect to the Premises.

"Interest Rate" shall mean the interest rate charged on the Loan from time to time as set forth in Section 2.2 hereof.

"Interim Completion" shall mean that (i) Mechanical Completion of the Plant has occurred and (ii) the Plant has demonstrated, over a 24-hour period, an average of not less than eighty-five percent (85%) of the guaranteed rate for production of on-specification Ethanol.

"Inventory" shall mean all "Inventory" (as that item is defined in the UCC) now or hereafter used or produced from the operation of the Plant including corn and grain supplies, ethanol, distillers grains and carbon dioxide byproduct.

"Investment Property" shall mean all of the Borrower's investment property, as such term is defined in the UCC, whether now owned or hereafter acquired, including but not limited to all securities, security entitlements, securities accounts, commodity contracts, commodity accounts, stocks, bonds, mutual fund shares, money market shares and United States government securities.

"Irrigation Agreement" shall mean the permit from Kansas Department of Health and Environment, Permit #I-AR73-NP02, permitting the discharge of blow down wastewater from the Plant into collection ponds and future use as irrigation.

"Judgments and Awards" shall mean all awards, compensation and settlements in lieu thereof made as a result of the taking by power of eminent domain of the whole or any part of the Project, including any awards for damages sustained to the Project, for a temporary taking, change of grade of streets or taking of access.

"Junior Debt and Equity" shall mean the sum of (i) the TIF Proceeds, (ii) the Public Improvements, (iii) member equity contributed into Gateway Holding, LLC and further contributed into the Borrower consisting of (aa) $6,500,000.00 from Wildcat Holdco, LLC, (bb) $1,500,000.00 from Cargill, Inc., (cc) $5,000,000.00 from Indeck Energy Services, Inc., (dd) $2,000,000.00 from Noble Americas Corp., (ee) $1,500,000.00 from White Pines, LLC, and (ff) $1,500,000.00 from Gateway Investors, LLC, and (iv) the Subordinated Loan.

"KDHE" shall mean the Kansas Department of Health and Environment.

"Labor" shall mean the furnishing of any work or labor to the construction of the Project.

"Land Use Restrictions" shall mean all zoning, building, land use, subdivision, development and environmental laws which do or may regulate the construction, occupancy, development, use, operating, sale, lease, encumbering or management of the Premises, all requirements of Governmental Authorities pursuant to such laws and all development and building permits issued by Governmental Authorities for the Premises.

"Leased Equipment" shall mean those items of Equipment that are leased to Borrower under any Equipment Leases.

"Legal Requirements" shall mean all laws, ordinances, rules, regulations and requirements of all Governmental Authorities including but not limited Environmental Laws applicable to all or part of the Premises or the Project or the construction, development, improvement, repair, renovation, lease, sale, encumbering or transfer of all any part of the Premises.

"Letter of Credit" shall mean a "clean", irrevocable, "evergreening" standby letter of credit issued to Lender, as beneficiary, or to Borrower, as beneficiary, and assigned to Lender by a Letter of Credit Issuer.

"Letter of Credit Issuer" shall mean the Financial Institution issuing a Letter of Credit.

"Lien" shall mean any lien that may be imposed by law or by contract against the Premises for the payment of labor, materials, or services rendered by a person or entity in connection with the Work.

"Lien Rights" shall mean any rights available at law for a contractor, laborer, materialman, supplier or worker providing labor, services or materials to an improvement on real estate to claim a lien for the payment of its labor, services or materials provided in the construction of such improvement including without limitation all rights under applicable law, and any so-called "mechanic lien laws" whether available by constitution, statute, code or case law, or any rules or regulations promulgated thereunder.

"Lien Waiver" shall mean a waiver of lien in format and content sufficient under controlling law to waive and relinquish any right to assert a Lien against the Premises.

"Line Item" shall mean those individual Project Costs items as itemized by line in the Sworn Construction Statement and Budget.

"Liquidated Damages" shall mean those liquidated damages required to be paid by Lurgi to the Borrower in accordance with Article 17 of Lurgi Contract.

"Loan" shall mean the loan to be made pursuant to Article 2 of this Agreement.

"Loan Documents" shall mean this Agreement and the following:

(i) Note

(ii) Mortgage

(iii) Financing Statement(s)

(iv) Assignment of Contract Documents and Intangibles

(v) Collateral Assignment of Operating Agreements

(vi) Collateral Assignment of Regulatory Approvals

(vii) Collateral Assignment of Process Technology Licenses

(viii) Collateral Assignment of Incentive Payments

(ix) Environmental Indemnity

(x) Disbursing Agreement

(xi) Intellectual Property Security Agreement

(xii) Contractor Guarantee

(xiii) Parent Guarantee

(xiv) Assignment of Contractor Guarantee

(xv) Assignment of Parent Guarantee

and such other documents as Lender may require to evidence and secure the Loan.

"Loan Fee" shall mean a fee payable by Borrower to Lender for making the Loan.

"Loan Funds" shall mean the sums of money disbursed under this Agreement.

"LOC" shall mean a revolving line of credit to be furnished to the Borrower by the LOC Lender pursuant to the LOC Term Sheet in the revolving amount of not less than $7,500,000.00 the proceeds of which will be available to the Borrower for working capital needs including financing the acquisition of corn input for processing into ethanol. The LOC may either be in the form of a direct finance and purchase structure or a bankruptcy remote, special purpose company but which in either event requires the LOC Lender to make the LOC available to the Borrower and shall conform to the requirements of the LOC Term Sheet.

"LOC Collateral" shall mean all Inventory (including all raw, unprocessed inventory, work in process, and finished inventory products, bi-products and co-products), DGs Receivables and Ethanol Receivables purchased by the LOC Lender as security for advances of proceeds of the LOC.

"LOC Documents" shall mean the documents required by the LOC Term Sheet consummating the LOC.

"LOC Lender" shall mean a member of the Noble Americas Group which may or may not be Noble Americas Corp.

"LOC Term Sheet" shall mean the Term Sheet dated February 2, 2006, addressed from Noble Americas to Gateway Ethanol, LLC.

"Logo" shall mean all right and interest in and to any and all trademarks, tradenames, corporate names, franchised names, business names, fictitious names, trade styles, logos, service marks, business identifiers used in the operation of the Project.

"Loop Track" shall mean a circular loop track to be constructed within the Project for the operating within the Project of unit trains for loading and off loading of Inventory and which directly connects to the Class I Mainline tracks of the Union Pacific Railroad under the Rail Access Agreement.

"Loop Track Contract" shall mean the Construction Agreement dated January 31, 2006, between Railworks Track Systems, Inc., as contractor, and the Borrower, as owner, for the construction of the Rail Spur.

"Loop Track Contractor" shall mean Railworks Track Systems, Inc.

"Loop Track Materials" shall mean those Materials to be provided by the Borrower at its expense to the Loop Track Contractor for installation into the Loop Track pursuant to the Loop Tract Contract.

"Lump Sum Amount" shall mean in the case of the Lurgi Contract the Lump Sum Amount payable to Lurgi for the Cost of the Work.

"Lurgi" shall mean Lurgi PSI, Inc.

"Lurgi Contract" shall mean the Restated Engineering, Procurement and Construction Agreement between Owner and Lurgi dated March 30, 2006, for the furnishing of process design engineering, procurement, and supply of labor, materials and equipment, construction, commissioning and start-up services and training of operations and maintenance for the Plant performed by or on behalf of Lurgi necessary to complete the Plant.

"Major Contract(s)" shall mean all Contracts written in excess of $100,000.00.

"Margin Stock" shall have the meaning provided in Regulation U of the Board of Governors of the Federal Reserve System.

"Master Agreement" shall mean the Master Agreement dated February 15, 2006, by and between Cargill, Incorporated, Cargill Commodity Services Inc. and Gateway Ethanol, L.L.C. pursuant to which Cargill and its affiliates agrees to provide Borrower with the Goods and Services provided under the Goods and Services Agreements.

"Material Adverse Effect" shall mean a material adverse effect on the business, operations, property, assets, liabilities or financial condition taken as a whole, or a material adverse effect on the ability of any Person to perform its obligations.

'Materials" shall mean all materials and goods furnished to the Premises and to be included in the Work.

"Maturity Date" shall mean March 31, 2011.

"Mechanic" shall mean any architect, engineer, surveyor, contractor, subcontractor, supplier or Person or Persons performing Work on the Premises and/or installing, delivering or supplying Materials in or to the Premises.

"Mechanical Completion" shall mean the completion of construction activities as more fully listed in Exhibit K Mechanical Completion, Commissioning, Start-Up to Lurgi Contract. This includes site, building, mechanical equipment, piping, electrical and instrumentation.

"Mechanical Completion Date" shall mean the date specified in the Schedule set forth in Lurgi Contract for the Mechanical Completion of all sections of the Plant, as may be extended by a Permissible Delay, or as otherwise extended by the terms of this Agreement or by the mutual agreement of the parties.

"Member" shall mean in the context of the Borrower any member of the Borrower or constituent members of a Member of the Borrower.

"Minimum Performance Standards" shall mean that the Plant, during a Performance Test, produces an average of not less than ninety-five percent (95%) of ethanol production as set forth in Section 1.1.1 of Exhibit E to Lurgi Contract and consumes not more than 105% of the utility consumption as set forth in Section 1.1.2 of Exhibit E to Lurgi Contract, as more fully outlined in Exhibit E to Lurgi Contract.

"Minor Changes" shall mean Change Orders (as defined in Lurgi Contract) that do not (a) change the Scope of the Work, (b) change the Contract Price together with all other previous changes by more than one (1%) percent, (c) change any individual Line Item together with all previous changes by five (5%) percent, or (d) require approval by a Governmental Authority.

"Mortgage" shall mean the Mortgage and Security Agreement and Fixture Financing Statement given by the Borrower creating a lien on and security interest in the Premises.

"Multiple Employer Plan" shall mean an employee benefit plan, other than a Multiemployer Plan, to which the Borrower or any ERISA Affiliate, and one or more employers other than the Borrower or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Borrower or an ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

"Multiemployer Plan" shall mean a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which the Borrower or any ERISA Affiliate contributes or is obligated to contribute.

"Natural Gas Agreement" shall mean the Discount Rate Agreement for Transportation of Natural Gas between Kansas Service, a division of Oneok, Inc. and Gateway Ethanol, L.L.C.

"Natural Gas Facilities" shall mean all mains, service laterals, storage tanks, piping, valves, manholes and appurtenances for the furnishing, transmission, storage and disposal of natural gas to the Project.

"Net Income" shall mean with respect to the Borrower for any period, the net income (or loss) of the Borrower for such period as determined in accordance with GAAP, excluding gains or losses on the sale of assets other than Inventory.

"Net Interest Expense" shall mean interest expense on any Debt less interest income received on any indebtedness owed the Borrower.

"Note" shall mean the Promissory Note of the Borrower payable to the Lender in the Loan Amount.

"Off Site Improvements" shall mean those improvements off the Premises required by any Governmental Authority to be completed by the Borrower as a condition to its Approval of the Project.

"Operating Agreements" shall mean all agreements between the Borrower and a third party for the servicing and operation of the Plant and marketing of Ethanol and DGS produced including:

1.	Master Agreement between and among Cargill, Incorporated, Cargill Commodities Services, Inc. and Gateway Ethanol, L.L.C. together with the following Goods and Services Agreements
(a)	Corn Supply Agreement between Cargill Incorporated through its AgHorizons business unit and Gateway Ethanol, L.L.C.
(b)	Distillers Grains Marketing Agreement between Cargill Incorporated and Gateway Ethanol, L.L.C.
(c)	Natural Gas Risk Management Advisory Agreement between and among Cargill, Incorporated, Cargill Commodities Services, Inc. d/b/a Cargill Energy Services and Gateway Ethanol, L.L.C.
(d)	Energy Supply Representation and Management Agreement between Cargill Incorporated through its Cargill Energy and Risk Management Solutions Division and Gateway Ethanol, L.L.C.
(e)	Base Contract for Sale and Purchase of Natural Gas between Cargill Incorporated and Gateway Ethanol, L.L.C.

	(f)	Corn Futures Advisory Agreement between Cargill Incorporated and Gateway Ethanol, L.L.C.
	(g)	Risk Management Advisory Agreement between Cargill Incorporated and Gateway Ethanol, L.L.C.
2.	Ethanol Purchase and Sale Agreement between Noble Americas Corp. and Gateway Ethanol, L.L.C.	
3.	Industry Track Contract between Union Pacific Railroad Company and Gateway Ethanol, L.L.C.	
4.	Agreement for Electric Service between the Ninnescah Rural Electric Cooperative Association, Inc. and Gateway Ethanol, L.L.C.	
5.	Discount Rate Agreement for Transportation of Natural Gas between Kansas Service, a division of Oneokay, Inc. and Gateway Ethanol, L.L.C.	
6.	Potable Water Agreement between the City of Pratt, Kansas and Gateway Ethanol, L.L.C.	

"Operating Charges" shall mean the annual costs of taxes, assessments and insurance premiums next due with respect to the Premises and its operations.

"Operating Lease" shall mean any lease of any property (whether real, personal or mixed) that, in accordance with GAAP, would be required to be classified and accounted for as an expense item on a balance sheet including the Thermal Oxidizer Equipment Lease and the Substation Sublease.

"Organizational Documents" shall mean, with respect to any Person (other than an individual), such Person's articles of incorporation, articles of organization, certificate of limited partnership, trust agreement, or other equivalent formation documents, and regulations, bylaws, limited partnership agreement, operating agreement, limited liability company member control agreement or equivalent governing documents, and any amendments to any of the foregoing permitted hereunder.

"Owner" shall mean the Borrower.

"Owner Equity" shall mean the total Project Costs, less the amount of the Loan.

"Parent" shall mean GEA Group AG, a corporation organized and existing under the laws of the Federal Republic of Germany.

"Parent Guarantee" shall mean the irrevocable and unconditional Parent Guarantee to be given by the Parent of Lurgi's obligations under Lurgi Contract in the form set forth in Exhibit L to Lurgi Contract.

"Payment in Full" or "Paid in Full" or any similar term(s) with respect to the Loan shall mean (i) the satisfaction and final payment in full of the Loan in cash or cash equivalents reasonably acceptable to the Lender and the termination of any obligation on the part of the Lender to make any further Advances or to afford any financial accommodation to Borrower with respect to the Loan and the full and timely performance of all other obligations to Lender arising out of this Agreement and the Loan Documents, or (ii) in the case of a contingent obligation for which any Loan Documents expressly provide for a reserve or contingency fund, the setting apart of cash sufficient to discharge such portion of such Borrower obligations in an account for the exclusive benefit of the Lender, and in which account the Lender shall be granted by Borrower a first priority perfected security interest in a manner acceptable to the Lender, which payment or perfected security interest shall have been retained by the Lender, in the case of each of (i) and (ii) above, for a period of time of one hundred and twenty (120) days.

"Performance Guarantees" shall mean those levels of performance of the Plant which are specified in Exhibit E to Lurgi Contract.

"Performance Liquidated Damages" shall mean those liquidated damages required to be paid by Lurgi to the Borrower in accordance with Article 17.1 of the Lurgi Contract for failure to meet the Performance Guarantees.

"Performance Tests" shall mean those tests described in Exhibit D to Lurgi Contract that are designed to determine if the Plant meets the Performance Guarantees and Minimum Performance Standards.

"Permissible Delay" shall mean (i) a Borrower Caused Delay under Article 4.3 to Lurgi Contract, (ii) a Change Order under Article 5 to Lurgi Contract, which extends the Schedule, (iii) an event of Force Majeure under Article 16 to Lurgi Contract, which causes a delay in the performance of the Work, (iv) a change in Applicable Laws or Applicable Permits enacted after the date of Lurgi Contract, which causes a delay in the performance of the Work or (v) an extension of time of performance for either party mutually agreed upon and memorialized in a writing signed by Borrower and Lurgi.

"Permit" shall mean any valid waiver, exemption, variance, franchise, permit, authorization, approval, acknowledgement, confirmation, license or similar order of or from any federal, commonwealth, state, county, municipal, regional, environmental or other governmental body, instrumentality, agency, authority, court or other body having jurisdiction over the Project or the performance of the Work.

"Permitted Exceptions" shall mean the exceptions to insured coverage set forth in Schedule B to the Title Policy.

"Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

"Plan" shall mean any multiemployer or single-employer plan as defined in section 4001 of ERISA that is maintained or contributed to by (or to which there is an obligation to

contribute by) the Borrower or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

"Plan Documents" shall mean all final Drawings and Specifications specially prepared by the Design Professionals for the construction and development of the Project including mechanical and electrical, plumbing and heating and ventilation Drawings and Specifications specially prepared by Subcontractors and their retained Design Professionals for particular segments of the Project and such further drawings and specifications as are from time to time prepared to further expand in detail the Scope of the Work and final definitive working drawings and specifications and shall also include any submittals filed or required to be filed with Governmental Authorities to comply with Land Use Restrictions and requirements for issuance of all Permits.

"Plant" shall mean the facilities and systems with the design capacity of fifty five (55) million gallons of denatured anhydrous ethanol per year with co-products of DGs and CO_2, using grain as the feedstock, together with all buildings, equipment, fixtures and improvements used or useful in the production and distribution of Ethanol including but not limited to (i) grain handling systems and grinders, (ii) chilling system and piping, (iii) CO2 scrubbers, (iv) cooking and liquefaction systems, (v) fermenters, (vi) distillation and dehydration systems, (vii) molecular sieves, (viii) ethanol storage facilities, tanks and piping (ix) centrifuge and dryer systems, (x) separators, (xi) evaporation systems, (xii) ring dryers, (xiii) wet silages, (xiv) dust collection systems, (xv) product storage facilities, (xvi) boiler systems and piping, (xvii) cooling system and towers, (xviii) compressed air systems, (xix) thermal oxidizer systems, (xx) administrative building and furnishings, (xxi) loading and unloading docks, (xxii) natural gas systems including storage facilities, mains, service laterals, piping, valves, manholes, substations, switching and transfer systems (xxiii) all collection systems and storage tanks for potable water, (xxiv) clean-in-place systems and piping and pumps, (xxv) DCS systems instrumentation and controls, (xxvi) wet cake storage facilities, (xxvii) dry distillers grains loadout systems and piping, (xxviii) methane digester systems and methanator, (xxix) plant lighting systems, (xxx) electrical systems including mains, service laterals, piping, valves, manholes, electrical substations, switching and transfer systems for the furnishing of electricity to the facility.

"Plant Disruption" shall mean a disruption or cessation of the ongoing operation of the Plant occasioned by (i) Force Majeure or (ii) availability and delivery of essential materials or equipment to operate the Plant or (iii) shut downs for the purpose of performing required maintenance and upkeep.

"Potable Water Agreement" shall mean the agreement with the City dated February 6, 2006, to provide an uninterruptible supply of potable water to the Plant.

"Pre-Development Costs" shall mean those Development Costs incurred by the Borrower preliminary to the development of the Project.

"Premises" shall mean the Real Property, Improvements, Utilities, Equipment, Fixtures, Plant and Rail Spur together with all buildings, structures, improvements, fixtures and annexations constructed on or added to the Real Property described in Exhibit "B".

"Prime Rate" shall mean the daily rate of interest published in the Money Rates section of The Wall Street Journal as the Prime Rate. If The Wall Street Journal ceases to publish the Prime Rate, Lender may select a substitute publication or service that publishes the Prime Rate, or its equivalent, and if such Prime Rate is no longer published, then the arithmetic mean of the rate announced as their "prime," "base" or "reference" rate by three (3) major money center banks in the City of New York as selected by the Lender shall be substituted.

"Principal" shall mean the from time to time sums of money disbursed by the Lender pursuant to this Agreement.

"Principal Balance" shall mean the from time to time amount of Principal remaining unpaid.

"Project" shall mean the construction of the Plant and Improvements and the Work and all other work to be performed and all material, supplies, equipment and facilities to be supplied by Borrower and others for the design, construction, erection and Start-Up of the Plant.

"Project Costs" shall mean those costs incurred in development and construction of the Project as set forth in the Budget, as such Budget may from time to time be amended with the consent of the Lender.

"Project Free Cash Flow" shall mean for any period the Net Income for the period **plus** (i) Depreciation and Amortization and (ii) the difference between beginning period Current Assets (excluding cash and cash equivalents) less ending period Current Assets (excluding cash and cash equivalents) **minus** (a) current period Current Liabilities less ending period Current Liabilities, (b) Cash CAPEX, (c) scheduled principal payments on all Debt, (d) Tax Distributions paid and (e) Incentive Payments received to the extent reflected in Net Income for such period.

"Public Improvements" shall mean the County Road Improvements and the City Water Line Improvements.

"Public Improvements Contributions" shall mean the payment by the City and/or County, as the case may be, of the entire cost of constructing and installing the Public Improvements.

"Punch List" shall mean the list developed by Owner in consultation with each respective Contractor which sets forth certain items of Work that remain to be performed following Substantial Completion under its Construction Contract so that the Project fully complies with all of the standards and requirements of the Construction Contract. The Punch List shall not include any items of Work, alone or in the aggregate, the non-completion of which prevents the Plant from (i) being used for the purposes described in the Construction Contract in accordance with Applicable Laws or (ii) being safely and continuously operated.

"Punch List Items" shall mean those items of Work which are detailed in the Punch List.

"Rail Access Agreement" shall mean the Industry Track Contract between Union Pacific Railroad Company and Gateway Ethanol, L.L.C. wherein the Union Pacific Railroad Company grants access to the Class I Mainline Tracks of the Union Pacific Railroad and agrees to construct through a Contractor of its choice the Rail Spur.

"Rail Spur" shall mean the connection between the Loop Track and the Class I Mainline Tracks of the Union Pacific Railroad.

"Rail Spur Contract" shall mean the Construction Contract to be entered into between the Union Pacific Railroad, as owner, and the Contractor of its choice for the construction of the Rail Spur and payment of whom is to be made by the Union Pacific Railroad.

"Real Property" shall mean all the tracts or parcels of real property lying and being in the County of Pratt, State of Kansas, all as more fully described in Exhibit "C" attached hereto and made a part hereof, together with all the estates and rights in and to the real property and in and to lands lying in streets, alleys and roads adjoining the real property and all buildings, structures, improvements, fixtures and annexations, access rights, easements, rights of way or use, servitudes, licenses, tenements, hereditaments and appurtenances now or hereafter belonging or pertaining to the real property; together with all Water Rights (whether riparian, appropriative or otherwise whether or not appurtenant) now or hereafter relating to or used in connection with the real property.

"Receivables" shall mean all present and future rights to payment for goods sold or leased or for services rendered, with respect to the Project and its operations and all receivables of whatever nature whatsoever which are not evidenced by Chattel Paper, Documents or Instruments.

"Regulatory Approvals" shall mean the following approvals required from Governmental Authorities for the construction, operation and management of the Project including:

1)	KDHE Air Emission Source Construction Permit
2)	KS Historical Society Approval
3)	KDHE Construction Storm Water Discharge Permit
4)	City of Pratt Water Appropriation Agreement
5)	KDHE Irrigation Permit (Wastewater)

"Reportable Event" shall mean a reportable event (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the Pension Benefit Guaranty Corporation.

"Reporting Schedule" shall mean a monthly report to be forwarded to the Lender by the Borrower under the form of the Monthly Reporting Schedule attached as Exhibit "F".

"Request For Payment" shall mean a written application in form and content attached as Exhibit "C" signed by the Borrower requesting an Advance of Loan Funds together with accompanying Payment Schedule and Application and Certificate for Payment (AIA G702 with Continuation Sheet-AIA G703) signed by the Contractor requesting payment.

"Required Financial Reports" or "Financial Reports" shall mean those financial reports required pursuant to the Section entitled Required Financial Reports.

"Required Insurance" or "Insurance" shall mean those policies of insurance required pursuant to the Article entitled Required Insurance.

"Reserves" shall mean those reserves required pursuant to the Article entitled Required Reserves to be held by the Lender in reserve and to be applied by the Lender to the category for which the Reserve is established.

"Retainage" shall mean a percentage amount to be deducted from each Advance equal to ten percent (10%) of Direct Costs and to be retained by the Lender until Final Completion.

"Retainage Letter of Credit" shall mean a "clean", irrevocable, "evergreening" standby letter of credit issued by a Letter of Credit Issuer in favor of Lender as beneficiary, or in favor of the Borrower and endorsed to Lender with the consent of the Letter of Credit Issuer and conforming to the Retainage Letter of Credit as attached to the Lurgi Contract.

"Retainage Letter of Credit Right" shall mean the right to present the Retainage Letter of Credit for payment upon certification by either Borrower or Lender to the Letter of Credit Issuer that (i) Lurgi has breached its obligations under Lurgi Contract and (ii) Borrower or Lender has notified Lurgi of its intention to present the Retainage Letter of Credit at least five (5) Business Days prior to presentment, but only for the payment of an amount equal to the Retainage which would have otherwise then been accumulated by Borrower at the time of such presentment.

"Rolling Stock" shall mean those vehicles, rail cars, yard vehicles and self-propelled equipment to be acquired and used in the operations of the Plant.

"Schedule" shall mean the time schedule for performance of the Work measured from the Effective Date and attached as an Exhibit to the Lurgi Contract, as amended from time to time in accordance with Lurgi Contract.

"Schedule of Values" shall mean a line item breakdown prepared by the Contractor itemizing each item of Work by line, subcontractor/supplier and value.

"Scope of the Work" shall mean all work and material necessary to complete the Project as contemplated by the Contract Documents. The terms "Work", "Scope of Work" and "Project Work" are synonymous and are used interchangeably to mean the furnishing of all accessories, administration, appliances, as-built drawings, construction plant, documentation, equipment, fuel, labor, machines management, manuals, materials, planning, tools, training, shop drawings and samples, services, supervision supplies, and transportation, warranties/guarantees, and all other facilities and incidentals (including the pulling of all required permits) necessary as and when required for or in connection with completion of the Project in accordance with the Contract Documents and the carrying out by the respective Contractor of all the duties and obligations for the Work imposed by the Contract Documents as well as all administration, documentation, drawings, plans and specifications, labor, management, materials, services, supplies, supervision and incidentals necessary as and when required for or in connection with any design/build component, all in a good, expeditious and workmanlike manner. The Work shall also include such incidental terms which may not be expressly indicated in the Contract Documents but which are considered Lurgi's obligation to provide under normal

standard construction industry customs and practices within the area in which the Project is located.

"Service Agreements" shall mean all rights and interests of Borrower in and under any and all service contracts and other agreements relating to the servicing, operation, maintenance, and repair of the Project or the buildings and improvements thereon (the "Service Agreements").

"Specifications" shall mean the written technical descriptions of materials, equipment, system, standards, and workmanship specially prepared for the construction of the Project and the Work and certain administrative details applicable thereto.

"Start-Up" shall mean the initial feed of raw material to the plant, filling of equipment with operating material, start-up and operation of individual process stages, adjustment and optimization of operating conditions, optimization of control loops, verification of start-up, shut down and partial load operations. Utility system startups (unless integrated with the processing portions of the plant) are a part of the Commission Phase.

"Subcontractor" shall mean a person, firm or corporation and all of his or its employees who has a Construction Contract or engagement with Lurgi to perform any of the Work, including a Supplier, and anyone supplying equipment or any other item required in connection with the Work as well as anyone involved with the Work at the instance or request of the Subcontractor (sub-tiers).

"Sub-Contracts" shall mean the contracts between Lurgi and Subcontractors for the furnishing of labor or materials for the Project.

"Subordinated Loan" shall mean a loan made by Lurgi to the Borrower in the amount of $7,000,000.00 which represents partial payment of Contract Price and which is subordinate to the Loan.

"Subordinated Loan Documents" shall mean the Subordinated Loan Agreement, Subordinated Mortgage, Subordinated Note, Subordinated Security Agreement and any other debt or security instrument given by the Borrower to Lurgi in connection with the Subordinated Loan.

"Subordinated Mortgage" shall mean the Mortgage and Security Agreement and Fixture Financing Statement executed and delivered by the Borrower to Lurgi to secure the Subordinated Note and which is subordinate to the Loan Documents.

"Subordinated Note" shall mean the promissory note made by Borrower in favor of Lurgi in the principal sum of Seven Million and no/100 Dollars ($7,000,000.00) delivered by Borrower to Lurgi pursuant to the Lurgi Contract evidencing the Subordinated Loan and which is subordinate to the Loan Documents.

"Subordinated Security Agreement" shall mean the Security Agreement and accompanying Financing Statements executed and delivered by the Borrower to Lurgi to secure the Subordinated Note and which are subordinate to the Loan Documents.

"Subordination and Standstill Agreement" shall mean the Subordination and Standstill Agreement between the Lender and Lurgi wherein Lurgi fully subordinates the Subordinated Note and its payment to the Loan and the Subordinated Loan Documents and their liens and security interests to the Loan Documents and agrees to "standstill" and forebear collection on the Subordinated Note and exercising its right to payment and enforcement of the Subordinated Note until the Loan is paid in full.

"Subsequent Advance" or "Subsequent Advances" shall mean any advance of Loan Funds subsequent to the First Advance.

"Substantial Completion" shall mean the stage in the progress of the Work where all of the following have occurred:

- All Work pursuant to the Contract Documents has been sufficiently completed in accordance with the Contract Documents and all applicable laws, codes, ordinances, rules and regulations, so that Borrower can utilize the Work for its specified use.
- Contractor has turned over all areas of the substantially completed Work in a logical, sequential manner to Borrower.
- All mechanical, electrical, fire protection, life safety and similar building systems are fully functional and have been tested, started, approved and commissioned for permanent use.
- Inspection and approval by all applicable governmental agencies has occurred (other than approval by the relevant air pollution control regulatory agency, which approval shall occur in accordance with the requirements of Article 21.5(b) of the Lurgi Contract).

"Substation" shall mean the electrical facility pursuant to which electrical energy is transferred from the suppliers main lines and down converted for use in the Plant and which Borrower shall lease under the Substation Sublease.

"Substation Contract" shall mean the Substation Erection Contract between the Substation Contractor and the Substation Lessor providing for the construction of the Substation.

"Substation Contractor" shall mean Re-Con Company, the Contractor directly engaged by the Substation Lessor to construct the Substation.

"Substation Sublease" shall mean the sublease between the Substation Lessor and Borrower subleasing the Substation to Borrower.

"Substation Lessor" shall mean Power To Go, L.L.C., the ground lessee under the Ground Lease and the Sublessor, under the Substation Sublease.

"Substation Site" shall mean the portion of the Premises on which the Substation is located and which is leased to the Substation Lessor under the Ground Lease.

"Suppliers" shall mean those persons or entities supplying Materials to the Project other than Lurgi.

"Supporting Letter of Credit" shall mean a "clean", irrevocable, "evergreening" standby letter of credit issued by a Letter of Credit Issuer in favor of Lender as beneficiary, or in favor of the Borrower and endorsed to the Lender with the consent of the Letter of Credit Issuer in the credit amount of $3,250,000.00 and payable by sight draft on the conditions set forth in Section 9.8 and permitting multiple draws.

"Sworn Construction Statement" shall mean a sworn statement of Lurgi listing by line each item of Work or Materials to be performed or furnished, itemized by category, the Contractor or Supplier performing or furnishing such Work or furnishing Materials, and the estimate of the cost of the Work to be done.

"Tax Escrows" shall mean amounts to be deposited on a monthly basis into an escrow account maintained with the Lender in an amount equal to the estimated annual Taxes.

"Tax Distribution" or "Tax Distributions" shall mean quarterly Distributions to Members for the purpose of paying the quarterly estimated income tax payments required to be made by each Member at an assumed rate of 42% based upon the operations of the Borrower and the resulting federal tax liability of such Member attributable to Borrower's operations.

"Term Phase" shall mean a period of time measured from the first day following the end of the Construction Phase and running thereafter to the Maturity Date.

"Thermal Oxidizer" shall mean the Thermal Oxidizer/Boiler System with Recuperative Heat Exchange and Accessories for the Project, which Borrower shall lease under an Equipment Lease for installation into the Plant.

"Thermal Oxidizer Equipment Lease" shall mean the lease agreement between Indeck Energy Services, Inc., and Borrower leasing the Thermal Oxidizer to Borrower.

"TIF" shall mean Tax Increment Rebate Financing provided by the County under the Kansas Neighborhood Revitalization Program in the amount of $11,340,000.00.

"TIF Documents" shall mean those documents executed and delivered by the Borrower to the TIF Lender consisting of the TIF Note, TIF Pledge and TIF Rebate Agreement.

"TIF Lender" shall mean Dougherty Funding LLC acting in its separate capacity as the purchaser of the TIF Note.

"TIF Note" shall mean the Promissory Note executed and delivered by the Borrower to the order of the TIF Lender in the amount of $11,340,000.00 and issued pursuant to the TIF.

"TIF Pledge" shall mean the Pledge Agreement executed and delivered by the Borrower to the order of the TIF Lender pledging and assigning the Borrower's interest in the net proceeds of casualty insurance and business interruption maintained on the Project.

"TIF Proceeds" shall mean the net proceeds payable to the Borrower from the issuance of the TIF in the approximate amount of $9,900,000.00.

"TIF Rebate Agreement" shall mean the Property Tax Increment and Rebate Agreement executed and delivered by the County and Borrower assigning to the TIF Lender all "increments" of ad valorem taxes collected from the Project.

"Title" shall mean First American Title Insurance Company of New York, the title insurer issuing the mortgagee's title insurance policy.

"Title Policy" shall mean an extended coverage ALTA Mortgagee's Policy of Title Insurance issued by Title (Form 1970 or Form 1992 Revised 10-23-92 with the exclusion for creditors rights and arbitration requirements deleted) and containing such endorsements as Lender may require and setting forth as exceptions to title those exceptions as may be approved by Lender.

"Transfer" shall mean any sale, grant, pledge, assignment, mortgage, encumbrance, security interest, consensual lien, hypothecation, lease, transfer or divesture or otherwise of or an interest in (a) the Premises or (b) the Borrower.

"UCC" shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of Kansas, provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Secured Party's security interest in any collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Kansas, the term shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

"USEPA" means the United States Environmental Protection Agency.

"Utilities" shall mean and include private and public utility lines of any type or nature, including wires, pipes, conduits, cables, fiber optics, and ducts for utility systems used for domestic cold and hot water, sanitary sewer, storm sewer, chilled water, condenser water, heating hot water, steam, steam condensate, natural gas, control compressed air, conditioned and non-conditioned air, ventilation and exhaust air, electricity, security, fire alarm, emergency communications, systems control and automation, video monitoring, telephone, television, other telecommunications systems, and other mechanical, electrical, and related life safety systems.

"Warranty Period" shall mean the period commencing on Mechanical Completion and ending three hundred sixty-five (365) days after the First Feed Date.

"Waste Disposal and Sewer Facilities" shall mean all of the waste disposal, sanitary and storm sewer rights and systems including all mains, service laterals, ponding areas, piping, valves, manholes and catch basins and appurtenances servicing the Project.

"Water Facilities" shall mean all mains, service laterals, storage tanks, piping, valves, manholes, wells and appurtenances for the furnishing, transmission, storage and disposal of potable water to the Project.

"Water Rights" shall mean all water rights, water stock, and irrigation rights accruing to or necessary for the use of the Premises including but not limited to all water rights, irrigation rights, ditch and ditch rights, reservoir and reservoir rights, stock or interest in water, irrigation or ditch companies.

"Work" shall mean and include all design, engineering, labor, supervision, materials, Start-Up, fixtures, special facilities, built-ins, equipment, tools, supplies, and related inspections, and other property and services necessary to timely and properly produce all work and completed construction required or reasonably inferable from the Construction Contracts and all work, services and materials necessary to produce fully connected, complete, operational and functional systems and Plant meeting all Performance Guarantees.

"Working Capital" shall mean funds that are used in the day-to-day operation of the business of the Project, including, without limitation, amounts sufficient for the maintenance of change and petty cash funds, amounts deposited in operating bank accounts, receivables, amounts deposited in payroll accounts, prepaid expenses and funds required to maintain inventories, less accounts payable and accrued current liabilities.

1.2 Accounting Terms. Any accounting terms used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. That certain terms or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing.

1.3 Common Words. The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules hereto, as the same may from time to time be amended, modified or supplemented and not to any particular section, subsection or clause contained in this Agreement.

1.4 Context. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

2.
THE LOAN

2.1 Loan. Upon and subject to the terms and conditions hereof and provided the Conditions Precedent to an Advance are satisfied the Lender agrees until the Accelerated Maturity Date to make available to the Borrower, from time to time, for payment of Project Costs Advances which shall not exceed in the aggregate $54,300,000.00. Each Advance shall be made on notice given no more frequently than once a month delivered to Lender in accordance with the Methods of Disbursement of Loan Proceeds as set forth in this Agreement.

2.2 Interest Rate. The Loan shall bear interest at the following rates of interest:

(a) Contract Rate. From and after the date of the initial disbursement of Principal the Loan shall bear interest at the following rates of interest:

(i) Construction Rate. During the Construction Phase at a definite and certain but fluctuating per annum rate of interest equal to 175 Basis Points plus the Prime Rate as it changes from time to time, provided the Construction Rate shall never be less than the rate of return on a United States Treasury Note having a maturity comparable to (a) initially the period of time commencing from the Financial Closing Date to the first Adjustment Date and (b) thereafter on each applicable Adjustment Date the rate of return on a United States Treasury Note having a maturity of one (1) month.

(ii) Term Rate. During the Term Phase at a per annum rate of interest equal to 175 Basis Points plus the Prime Rate as published on the first (1st) day of each calendar month (or if not published for that date, then as published on the next immediate publication date in the month), provided the Term Rate shall never be less than the rate of return on a United States Treasury Note having a maturity of one (1) month.

(b) Default Rate. If an Event of Default (as later defined) occurs, then, at the option of the Lender hereof, during the entire period during which such Event of Default shall occur and be continuing interest shall be payable on the Principal Balance at a per annum rate of interest equal to the lesser of (i) the maximum lawful rate of interest permitted to be paid on the Loan or (ii) 575 Basis Points plus the Prime Rate as it changes from time to time ("Default Rate") whether or not the Lender has exercised its option to accelerate the maturity of the Loan and declare the entire Principal Balance due and payable.

2.3 Late Charge. In the event that any payment required under the Note is not paid when due, the Borrower agrees to pay a late charge of $.04 per $1.00 of unpaid payment to defray the costs of the Lender incident to collecting such late payment. This late charge shall apply individually to all payments past due and there will be no daily pro rata adjustment. This

provision shall not be deemed to excuse a late payment or be deemed a waiver of any other rights the Lender may have including the right to declare the entire unpaid principal and interest immediately due and payable.

2.4 Basis of Computation. During the Construction Phase interest shall be calculated by multiplying the actual number of days elapsed in the period for which interest is being calculated by a daily rate based on a 360 day year. During the Term Phase interest shall be computed on the basis of a 360 day year payable in twelve (12) thirty (30) day monthly installments (except for partial months in which case interest shall be calculated daily on the exact number of days in the month without reference to the twelve (12) thirty (30) day monthly installments).

2.5 Payment. The Loan shall be payable as follows:

(a) On the first (1st) day of each month during the Construction Phase there shall be paid an amount equal to interest then accrued and unpaid on the Principal advanced and outstanding.

(b) On the first (1st) day of the month following the expiration of the Construction Phase, and on the first day of each month thereafter up to the Maturity Date there shall be paid consecutive monthly amortized installments of Principal and interest sufficient to fully amortize the unpaid Principal Balance over a term of ten (10) consecutive years at the rate of Interest from time to time in effect.

(c) On the Maturity Date the entire Principal Balance plus accrued interest and all other charges and sums due under this Note shall be due and payable in full.

2.6 Mandatory Prepayment. The following mandatory prepayments of principal shall be made on the Note, without premium, as follows:

(a) One hundred percent (100%) of the Incentive Payments as and when received shall be applied to prepayment of the Principal Balance of the Loan.

(b) One hundred percent (100%) of the amount of any Performance Liquidated Damages paid by Lurgi to the Borrower shall be applied to the prepayment of the Principal Balance of the Loan.

(c) At such time as the Debt Service Reserve Account is fully funded in the amount of $4,150,000.00, or is no longer required, 25% of the Project Free Cash Flow shall be applied to prepayment of the Principal Balance of the Loan until the Principal Balance of the Loan (net of the Debt Service Reserve Account) is less than the smaller of (i) $40,800,000.00 or (ii) 45% of the original Project Cost.

2.7 Voluntary Prepayment. The Loan may not be prepaid in whole or in part prior to the expiration of eighteen (18) calendar months from the Closing Date. Thereafter, the Loan shall be prepayable in whole or in part, in multiples of $100,000.00, without premium, on ninety (90) days advance written notice to Lender.

2.8 Application of Payments. Any payments received by the Lender shall be applied (i) to any costs of collection, (ii) to Late Charges, (iii) to Interest, (iv) to Principal Balance and (v) if any advance has been made by the Lender under the terms of this Agreement or any Loan Documents to repay such advances plus interest thereon, all in such order and priority as the Lender shall determine. Upon an Event of Default any monies received shall, at the option and direction of the Lender, be applied to any sums due hereunder and any Loan Documents in such order and priority as the Lender shall determine.

2.9 Time of Essence. Time is of the essence. No delay or omission on the part of the Lender in exercising any right hereunder shall operate as a waiver of such right or of any other remedy under this Agreement or any Loan Documents. A waiver on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on a future occasion.

2.10 Costs of Collection. The Borrower agrees to pay the costs of collection including reasonable attorney's fees and costs incurred, all other costs and fees incurred in litigation, mediation, bankruptcy and administrative proceedings and all appeals therefrom and all other costs and expenses incurred in the collection of the amounts due under this Agreement.

2.11 Waiver of Presentment, Etc. Presentment for payment, protest and notice of non-payment are waived. Consent is given to any extension or alteration of the time or terms of payment hereof, any renewal, any release of any part or all of the security given for the payment hereof, any acceptance of additional security of any kind, and any release of, or resort to any party liable for payment hereof. To the extent permitted by law all rights and benefits of any statute of limitations, and any moratorium, reinstatement, marshalling, forbearance, valuation, stay, extension, redemption, appraisement, exemption and homestead laws are waived.

2.12 Savings Clause. It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Lender to contract for, charge, take, reserve, or receive a greater amount of interest than permitted under state law) and that this section shall control every other covenant and agreement in this Agreement and any other Loan Documents delivered in connection herewith. If the applicable law is ever judicially interpreted so as to render usurious any amount called for under this Agreement or under any other Loan Documents, or contracted for, charged, taken, reserved, or received with respect to the indebtedness evidenced by this Agreement ("Indebtedness"), or if Lender's exercise of the option to accelerate the maturity of this Agreement, or if any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable law, then it is Borrower's and Lender's express intent that all excess amounts theretofore collected by Lender shall be credited on the Principal Balance (or, if the Principal Balance has been or would thereby be paid in full, refunded to Borrower), and the provisions of this Agreement and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the Indebtedness shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Indebtedness until payment in full so that the rate or amount of interest on account of the Indebtedness does not exceed the maximum lawful rate from time to time in effect and applicable to the Indebtedness for so long

as the Indebtedness is outstanding. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

2.13 All Advances to Constitute Single Obligation. The Advances shall constitute one general obligation of the Borrower, and shall be secured by Lender's priority security interest in and Lien upon all of the Collateral and by all other security interests, Liens, claims and encumbrances heretofore, now or at any time or times hereafter granted by the Borrower to Lender.

2.14 Note. The Advances shall be evidenced by the Note. At the time of the Initial Advance and at each time a Subsequent Advance shall be requested hereunder a notation thereof shall be made on the books and records of the Lender. All amounts recorded shall be, absent manifest error, conclusive and binding evidence of (i) the Principal amount of the Advances hereunder, (ii) any accrued and unpaid interest owing on the Advances, and (iii) all amounts repaid on the Advances. The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of the Borrower under the Note to repay the Principal amount of the Advances, together with all interest accruing thereon.

2.15 Amount of Advances. In no event shall the Lender be obligated to advance more than the lesser of (i) the Loan Amount or (ii) total Project Costs actually incurred by the Borrower less Junior Debt and Equity.

3.
RESERVES

3.1 Reserves. The Lender shall hold back from disbursement from the Loan the following Reserves to be held as unfunded amounts under this Agreement until disbursed as follows:

- Construction Contingency Reserve. $1,300,000.00 as a reserve to defray unforeseen construction contingencies arising out of the Project ("Construction Contingency Reserve").

- Interest Reserve. $3,725,000.00 as a reserve to pay the interest as it accrues on the Loan ("Interest Reserve"). Further, until Final Completion any Delay Liquidated Damages paid by Lurgi shall be paid to and deposited in the Interest Reserve.

No interest shall accrue or be payable to Lender by Borrower on any such Reserve prior to its disbursement. If a Reserve shall be entirely disbursed, but the costs or expenses for which that Reserve have been established shall not have been fully paid and provided for, Lender shall have the right to hold back from any further disbursement of Loan proceeds funds sufficient to re-establish those Reserves in amounts sufficient in Lender's reasonable judgment to provide for those costs and expenses thereafter. If in doing so the total of remaining Project Costs will exceed the Loan proceeds remaining to be disbursed, Borrower shall upon notice from Lender deposit with Lender within ten (10) days thereafter additional Owner Equity in an amount sufficient to fund the Reserves in the amount of the resulting deficiency as determined by

Lender. Lender shall have no obligation to disburse a Reserve (i) if an Event of Default has occurred and is continuing hereunder, or (ii) to disburse a Reserve for any other purpose or to any Person other than for which the Reserve was established; provided if an Event of Default has occurred, the Lender may disburse any Reserve in its discretion to the payment of the Loan or to any Project Cost as it may decide. In no event shall the Lender be required to disburse at any time amounts in the Contingency Reserve in excess of an amount determined by (i) multiplying the Contingency Reserve by the percentage of Work completed and (ii) subtracting therefrom all prior amounts disbursed. Borrower hereby grants to Lender a first security interest in the Reserves. Upon exhaustion of a Reserve, and if further costs are foreseeable Borrower shall deposit with the Lender as additional Owner Equity sums sufficient to replenish the Reserves. It is not the intent to disburse the Reserves at the opening of the Loan but rather amounts held in reserve shall be disbursed from time to time as required in increments as needed to satisfy the item for which the Reserve has been established. At Lender's option disbursements from any Interest Reserve, Working Capital Reserve or Debt Service Reserve Account will be disbursed directly to Lender on a monthly basis as interest or Debt Service becomes due and payable and Lender is automatically authorized to draw upon the reserve each month in the amount of Debt Service then due and payable without the requirement of a Request For Payment or other draw certification by the Borrower.

3.2 Debt Service Reserve Account. Monthly, seventy-five percent (75%) of Project Free Cash Flow up to an aggregate amount of $4,150,000.00 shall be deposited into a Debt Service Reserve Account to be maintained with Lender. Thereafter, at any time as the amount on deposit in the Debt Service Reserve Account is less than $4,150,000.00 one hundred percent (100%) of Project Free Cash Flow shall be deposited into the Debt Service Reserve Account until the reserve is restored to the aforesaid $4,150,000.00. As and when a Debt Service payment is due on the Loan and Net Income from the Premises is insufficient in the judgment of Lender to pay the then required Debt Service payment in accordance with the terms of the Note the Lender shall withdraw from the Debt Service Reserve Account for credit to its account the amount of the then due Debt Service payment on the Note. Lender shall have no obligation to disburse any portion of the Debt Service Reserve Account (i) if an Event of Default has occurred and is continuing under the Loan Documents, or (ii) to disburse any of the Debt Service Reserve Account for any other purpose or to any other person other than for which the Debt Service Reserve Account was established, provided if an Event of Default has occurred, the Lender may disburse any of the Debt Service Reserve Account in its discretion to the payment of the Loan in such order and selection as Lender may elect. Such application by the Lender may be made without the requirement of any consent by or notice to the Borrower. Lender shall provide to Borrower within ten (10) days after each such payment its advice that it has so made such payment and the amount of such payment. Notwithstanding the foregoing, Borrower recognizes and acknowledges that its obligation to pay the required Debt Service is absolute and unconditional and is not dependent upon sufficient deposits being available to make payment and nothing herein shall be construed to negate or modify the Borrower's absolute and unconditional obligation to pay the Loan in accordance with the terms and conditions of the Note.

3.3 Disbursement of Excess Reserves. Any unexpended Construction Contingency and Interest Reserves that are not disbursed by Final Completion shall (i) first be disbursed in order of priority (a) to reimburse the Borrower for increased Project Costs above the Project Costs itemized in the Budget and incurred by the Borrower in the construction of the Project and

paid in cash by the Borrower and (b) to reimburse Borrower for Pre-Development Costs (not to exceed $850,000.00) not previously reimbursed and (ii) any excess remaining shall not be disbursed and Lender shall have no obligation to advance the same and the face amount of the Loan shall be reduced by such nondisbursed amounts.

3.4 Tax Escrows. Borrower shall deposit with the Lender, or at Lender's request, with its servicing agent, on the first day of each and every month following Final Completion as a deposit to pay the real estate and other ad valorem taxes accruing against the Project ("Taxes"):

(a) Initially a sum such that the amounts to be deposited pursuant to (b) next and such initial sum shall equal the estimated Taxes for the next due payment; and

(b) Thereafter an amount equal to one-twelfth (1/12th) of the estimated annual Taxes due on the Premises.

Lender will, upon the presentation to the Lender by the Borrower of the bills therefor, pay the Taxes from such deposits or will upon presentation of receipted bills therefor, reimburse the Borrower for such payments made by the Borrower. In the event the deposits on hand shall not be sufficient to pay all of the estimated Taxes when the same shall become due from time to time, or the prior deposits shall be less than the currently estimated monthly amounts, then the Borrower shall pay to the Lender on demand any amount necessary to make up the deficiency. The excess of any such deposits shall be credited to subsequent payments to be made for such items. If an Event of Default shall occur, the Lender may, at its option, without being required so to do, apply any deposits on hand to the prepayment of the Principal Balance of the Loan, in such order and manner as the Lender may elect. When the Loan has been fully paid any remaining deposits shall be returned to the Borrower as its interest may appear. All deposits are hereby pledged as additional security for the Loan, shall be held for the purposes for which made as herein provided, may be held by Lender or its servicing agent and may be commingled with other funds of the Lender, or its servicing agent, shall be held without any allowance of interest thereon and shall not be subject to the decision or control of the Borrower. Neither Lender nor its servicing agent shall be liable for any act or omission made or taken in good faith. In making any payments, Lender or its servicing agent may rely on any statement, bill or estimate procured from or issued by the payee without inquiry into the validity or accuracy of the same. If the taxes shown in the tax statement shall be levied on property more extensive than the Premises, then the amounts escrowed shall be based on the entire tax bill and Borrower shall have no right to require an apportionment and Lender or its servicing agent may pay the entire tax bill notwithstanding that such taxes pertain in part to other property and the Lender shall be under no duty to seek a tax division or apportionment of the tax bill.

4.
SECURITY INTEREST; OCCUPANCY; SETOFF

4.1 Grant of Security Interest. The Borrower hereby pledges, assigns and grants to the Lender a lien and security interest under the provisions of the UCC (collectively referred to as the "Security Interest") in the Collateral, as security for the payment and performance of the Loan. Any Collateral installed in or used in the Premises are to be used by the Borrower solely for Borrower's business purposes and such Collateral will be kept on the Premises and will not

be removed therefrom without the consent of the Lender and may be affixed to such buildings but will not be affixed to any other real estate.

4.2 Remedies Not Cumulative. The exercise of any one or more of the remedies provided for under the UCC shall not be construed as a waiver of any of the other rights of the Lender including having any Collateral deemed part of the realty upon any foreclosure thereof. If notice to any party of the intended disposition of the Collateral is required by law in a particular instance, such notice shall be deemed commercially reasonable if given at least ten (10) days prior to such intended disposition and may be given by advertisement in a newspaper accepted for legal publications either separately or as part of a notice given to foreclose the real property or may be given by private notice if such parties are known to Lender. Neither the grant of a security interest pursuant to this Agreement nor the filing of a financing statement pursuant to the UCC shall ever impair the stated intention of this Agreement that all Collateral at all times and for all purposes and in all proceedings both legal or equitable shall be regarded as part of the real property mortgaged under the Mortgage irrespective of whether such item is physically attached to the real property or any such item is referred to or reflected in a financing statement. Borrower will on demand deliver all financing statements that may from time to time be required by Lender to establish, perfect and continue the priority of Lender's security interest in the Collateral and shall pay all expenses incurred by Lender in connection with the renewal, continuation or extensions of any financing statements executed in connection with the Premises; and shall give advance written notice of any proposed change in Borrower's name, identity or structure and will execute and deliver to Lender prior to or concurrently with such change all additional financing statements that Lender may require to establish and perfect the priority of Lender's security interest.

4.3 Notification of Account Debtors and Other Obligors. The Lender may at any time notify any account debtor or other person obligated to pay the amount due that such right to payment has been assigned or transferred to the Lender for security and shall be paid directly to the Lender. The Borrower will join in giving such notice if the Lender so requests. At any time after the Borrower or the Lender gives such notice to an account debtor or other obligor, the Lender may, but need not, in the Lender's name or in the Borrower's name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such right to payment, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any such account debtor or other obligor.

4.4 Assignment of Insurance. As additional security for the payment and performance of the Loan, the Borrower hereby assigns to the Lender any and all monies (including proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of the Borrower with respect to, any and all policies of insurance now or at any time hereafter covering the Collateral or any evidence thereof or any business records or valuable papers pertaining thereto, and the Borrower hereby directs the issuer of any such policy to pay all such monies directly to the Lender. At any time the Lender may (but need not), in the Lender's name or in the Borrower's name, execute and deliver proof of claim, receive all such monies, endorse checks and other instruments representing payment of such monies, and adjust, litigate, compromise or release any claim against the issuer of any such policy.

4.5 License. Without limiting the generality of any other Loan Document, the Borrower hereby grants to the Lender a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all Intellectual Property Rights of the Borrower for the purpose of: (a) completing the manufacture of any in-process materials so that such materials become saleable Inventory, all in accordance with the same quality standards previously adopted by the Borrower for its own manufacturing and subject to the Borrower's reasonable exercise of quality control; and (b) selling, leasing or otherwise disposing of any or all Collateral.

4.6 Financing Statement. The Borrower authorizes the Lender to file from time to time where permitted by law, such financing statements against collateral described as "all personal property" or describing specific items of collateral including commercial tort claims as the Lender deems necessary or useful to perfect the Security Interest. A carbon, photographic, or other reproduction of this Agreement or of any financing statements signed by the Borrower is sufficient as a financing statement and may be filed as a financing statement in any state to perfect the security interests granted hereby. For this purpose, the following information is set forth:

Name and address of Debtor:

Gateway Ethanol, L.L.C.
307 S. Main Street
Pratt, Kansas 67124

Name and address of Secured Party:

Dougherty Funding LLC
Suite 4300
90 South Seventh Street
Minneapolis, MN 55402

4.7 Collateral. This Agreement does not contemplate a sale of Accounts, Contract Rights or Chattel Paper, and, as provided by law, the Borrower is entitled to any surplus and shall remain liable for any deficiency. The Lender's duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third person, exercises reasonable care in the selection of the bailee or other third person, and the Lender need not otherwise preserve, protect, insure or care for any Collateral. The Lender shall not be obligated to preserve any rights the Borrower may have against prior parties, to realize on the Collateral at all or in any particular manner or order or to apply any cash proceeds of the Collateral in any particular order of application. The Lender has no obligation to clean-up or otherwise prepare the Collateral for sale. The Borrower waives any right it may have to require the Lender to pursue any third person for any of the Obligations.

5.
INSURANCE AND BONDS

5.1 Insurance. Prior to the request for the First Advance Borrower shall obtain and shall continuously maintain thereafter, or shall cause Lurgi to obtain and continuously maintain,

the following Required Insurance in forms of coverage and with insurers/sureties acceptable to Lender:

During Construction and Prior to Final Completion

(a) Builder's Risk Insurance - Builder's Risk Insurance covering all risk of direct physical loss or damage including but not limited to flood and earth movement written on a completed value basis, non-reporting form, to cover the loss of or damage to property incident to the Work, naming Borrower, each Contractor and Subcontractors of all tiers as co-insureds. Such Builder's Risk Insurance shall insure Lender, Borrower, Borrower's Engineer, the Lender, the Lender's Independent Engineer, each Contractor and Subcontractors of all tiers, against physical loss of or damage to the Work and to all Equipment and other tangible materials and property incorporated or to be incorporated into the Plant on an all-risk/replacement value basis but not less than the following agreed values to wit: \$70,000,000.00 per occurrence for real and personal property and \$9,125,000.00 per occurrence for delay in Start-Up and Soft Costs. The Builder's Risk Insurance shall also cover on an all-risk basis at not less than replacement value all Equipment not at the Plant Site and in transit. Prior to the First Advance, Borrower shall provide Lender with a copy of the Builder's Risk Insurance policy with a mortgagee loss payee waiving subrogation and providing that such Builder's Risk Insurance shall not be cancelled or materially changed without thirty (30) days' written notice to Lender.

(b) Contractor's Liability. Contractor's Commercial General Liability Insurance including blanket contractual liability, employees as additional insured, completed operations – products liability, contingent liability operations, operations of subcontractors, property damage liability including broad form property damage, personal injury liability, comprehensive automobile liability insurance applicable to any owned, non-owned or hired vehicle and with the deletion of any exclusion pertaining to explosion, collapse and underground property damage hazards, and with the following limits of coverage:

(i) \$2,000,000.00 general aggregate - Bodily Injury and/or Property Damage for each occurrence.

(ii) \$2,000,000.00 general aggregate - Products and Completed Operations Aggregate for each occurrence.

(iii) \$1,000,000.00 combined single limit - Automobile Liability for each occurrence.

(iv) \$1,000,000.00 but not less than statutory minimums - Worker's Compensation Coverage.

(c) Excess Liability in Umbrella Form. Excess Liability/Umbrella Coverage with respect to the CGL Coverage and Automobile Liability Coverage with the following limits of coverage:

(i) $5,000,000.00 General Aggregate

(ii) $5,000,000.00 Products/Completed Operations Aggregate

(iii) $5,000,000.00 Each Occurrence

Following Final Completion

(d) Property/Casualty. A Blanket Property/Business Income/Boiler and Machinery Policy written on an Agreed Amount Valuation of (i)$79,650,000.00 for Building and Personal Property including Inventory; (ii) the greater of 18 months loss of income or $18,000,000.00 for Business Insurance/Extra Expense; (iii) $25,000,000.00 per occurrence and in the aggregate for Flood Perils; and (iv) $25,000,000.00 per occurrence and in the aggregate for Earthquake and providing the following coverages:

(i) All risk/open perils special form property insurance with extended coverages including any building contents, sprinkler coverage, Contingent Operations of Building Laws/Ordinance or Law Endorsement (including demolition cost, loss to undamaged portions of any buildings and increased cost of construction) with limits of 100% replacement cost;

(ii) Insurance against loss or damage from i) leakage of sprinkler systems and ii) explosion of steam boilers, ethanol production equipment, high pressure piping, machinery and equipment, pressure vessels or similar apparatus now or hereafter installed in any improvements on the Premises and including broad form boiler and machinery insurance (without exclusion for explosion) covering all boilers or other pressure vessels, machinery and equipment (including electrical equipment, sprinkler systems, heating and air conditioning equipment, refrigeration equipment and piping) located in, on or about the Premises and any improvements thereon in an amount at least equal to the full replacement cost of such equipment and the building or buildings housing the same;

(iii) Flood insurance if any part of the Premises now (or subsequently determined to be) is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (and amendment or successor act thereto); and

(e) Owner's GCL Liability. Owner's Commercial General Liability Insurance including blanket contractual liability, employees as additional insured, completed operations – products liability, contingent liability operations, operations of subcontractors, property damage liability including broad form property damage, personal injury liability, comprehensive automobile liability insurance applicable to any owned, non-owned or hired vehicle and with the deletion of any exclusion

pertaining to explosion, collapse and underground property damage hazards, and with the following limits of coverage:

(i) $1,000,000.00 combined single limit Bodily Injury and/or Property Damage for each occurrence.

(ii) $1,000,000.00 combined single limit Automobile Liability for each occurrence.

(iii) $500,000.00 but not less than statutory minimums Worker's Compensation Coverage.

(f) Employee Benefit Liability. Employee Benefit Liability Coverage with the following limits of coverage:

(i) $1,000,000.00 Employee's Benefit Liability - each claim.

(ii) $1,000,000.00 Employee's Benefit Liability – Aggregate/

(g) Combination Crime. Combination Crime coverage for employee dishonesty.

(i) $500,000.00 Loss of Money, Securities and Other Property.

(ii) $500,000.00 Forgery, Alteration of Checks, Drafts, Notes.

(iii) $500,000.00 Computer Fraud resulting in loss of money.

(h) Excess Liability in Umbrella Form. Excess Liability/Umbrella Coverage with respect to the CGL Coverage and Automobile Liability Coverage with the following limits of coverage:

(i) $5,000,000.00 for Bodily Injury and Property Damage - Each Occurrence.

(ii) $5,000,000.00 for Bodily Injury and Property Damage – Aggregate.

5.2 Performance and Payment Bond. With respect to the Grain Handling Facility Contract a Performance and Payment Bond in the full Contract Price, fully paid for and in form and content acceptable to Lender and written by the Surety and naming the Lender as a dual oblige under an acceptable dual obligee rider with evidence of payment in full of the premium for the Bond furnished to Lender.

5.3 Insurance Policy Requirements. Maximum deductible on all coverages and policies shall be no greater than $50,000.00. The insurance carrier must be rated A, Class VIII, or better, by Best's Rating Service. Such insurance policies shall be written on forms and with insurance companies satisfactory to Lender, with the exception of Professional Liability Coverage, shall be written on an "occurrence basis," shall be in amounts sufficient to prevent the Borrower from becoming a co-insurer of any loss thereunder, shall insure the Lender as a first mortgagee under a standard mortgagee clause and shall name Lender as an "additional insured" on all required liability coverages and policies. The Borrower shall, within thirty (30) days prior

to the expiration of any such policy, deliver other original policies of the insurer evidencing the renewal of such insurance together with evidence of the payment of current premiums therefor. Any vacancy, change of title, tenant occupancy or use, physical damage, additional improvements or other factors affecting any insurance contract must be reported to the Lender immediately. An original or certified copy of each policy is required upon renewal. If no such copy is available, Lender will accept a binder for a period not to exceed ninety (90) days. All binders, certificates of insurance, and original or certified copies of policies must name Borrower as a named insured, or as an additional insured, must include the complete and accurate property address and must bear the original signature of the issuing insurance agent.

5.4 Collection of Proceeds. Borrower shall give the Lender prompt notice of any damage to or destruction of the Premises and in case of any covered loss, the Lender is hereby authorized at its option to settle and adjust any claim arising out of such coverage and collect and receipt for the proceeds payable therefrom ("Proceeds"), provided, that the Borrower may itself adjust and collect for any losses payable under an insurance policy and arising out of a single occurrence aggregating not in excess of One Million and 00/100 Dollars ($1,000,000.00). Any expense incurred by the Lender in the adjustment and collection of Proceeds (including the cost of any independent appraisal of the loss or damage on behalf of Lender) shall be reimbursed to the Lender first out of any Proceeds. Borrower shall cooperate with Lender in obtaining for Lender the benefits of any coverage or other Proceeds payable to it and shall pay all reasonable expenses of Lender in participating in any loss adjustments (including the payment by Borrower of the expense of an independent appraisal on behalf of Lender, if reasonably necessary to facilitate adjustment of a loss).

5.5 Self-Help. In the event the Borrower fails to provide the Lender with evidence of the insurance coverage required by this Section or at any time hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay any premium in whole or in part relating thereto, then the Lender, without waiving or releasing any obligation or default by the Borrower hereunder, may at any time (but shall be under no obligation to so act), obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto, which the Lender deems advisable. This insurance coverage (a) may, but need not, protect the Borrower's interests in such property, including, but not limited to, the Collateral, and (b) may not pay any claim made by, or against, the Borrower in connection with such property, including, but not limited to, the Collateral. The Borrower may later cancel any such insurance purchased by the Lender, but only after providing the Lender with evidence that the Borrower has obtained the insurance coverage required by this Section. If the Lender purchases insurance for the Collateral, the Borrower will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the principal amount of the Loans owing hereunder. The costs of the insurance may be more than the cost of the insurance the Borrower may be able to obtain on its own.

5.6 Lender to Make Proceeds Available Under Certain Circumstances. In the event of an insured casualty to the Project which results in a destruction of not more than sixty-six percent (66%) of the Project ("Casualty") and provided no Event of Default shall have occurred which has not been cured to Lender's satisfaction, the Lender agrees to make the insurance proceeds

payable from such event, as the case may be ("Proceeds"), available to the reconstruction and restoration of the Project ("Restoration") under the following conditions:

(a) The Project can be restored to a functioning ethanol production facility capable of producing to the Minimum Performance Standards and the same value after Restoration (as determined by an appraisal acceptable to Lender) as that prior to the Casualty.

(b) The ratio of Debt Service to Net Income after Restoration is at least equal to that which existed immediately prior to the Casualty.

(c) The Proceeds are sufficient to complete such Restoration or the Borrower deposits with Lender in cash prior to commencing Restoration the difference between the approved cost of Restoration and the Proceeds.

(d) Lender shall be provided with (i) complete Plan Documents for the Restoration prepared by a licensed architect in the jurisdiction where the Project is situate which shall be acceptable to Lender in the exercise of its reasonable business judgment; (ii) a project budget itemizing the total cost to be incurred in completing the Restoration; (iii) a fixed cost contract at an agreed stipulated sum with an acceptable contractor agreeing to furnish all labor and materials necessary to complete the Restoration; (iv) a sworn construction statement of contractor with schedule of values attached itemizing the work to be done by line item, subcontractor or materialman and dollar value of the line item on AIA Form G701 or equivalent; and (v) assignments of the architect's and contractor's contracts to Lender together with their consent to assignment to the Lender.

(e) Requests for disbursement of Proceeds shall be made not more frequently than once a month pursuant to AIA Form G702/703 for Restoration work completed and in place and in accordance with prudent construction lending requirements including (i) a retainage by Lender from each disbursement of ten (10%) percent of the disbursement requested, (ii) itemized draw requests approved by the Design Professional and an inspector acceptable to Lender and (iii) Unconditional Lien Waivers for the work done. At Lender's election the Proceeds shall be disbursed through the title insurer having issued the Lender's Title Policy who shall act as disbursing agent under an acceptable disbursing arrangement which among other things shall require a downdate endorsement through each disbursement downdating coverage on the Lender's Title Policy to date of disbursement with no additional exceptions including so-called mechanic and materialman's liens.

(f) The Proceeds shall be held by Lender without any obligation to deposit the same in an interest bearing account.

(g) No Event of Default shall exist at the time of each disbursement. If such Event of Default exists, then at the election of the Lender the Proceeds may be applied to the prepayment of the Loan.

(h) The Borrower shall pay any actual expenses Lender incurs including attorney's fees, fees of any other professionals retained including its inspecting architect/engineer, any escrow expenses and any costs and expenses for title insurance and Title's disbursement charges.

(i) The Business Interruption insurance policy remains in full force and effect and the insurer is making payments sufficient to pay (aa) all Debt Service, (bb) Taxes, (cc) payroll expenses, and (dd) extra expenses incurred.

(j) Any Restoration must in the opinion of Lender's retained Inspecting Engineer be susceptible of being completed within 90 days after the Maturity Date and Lender is presented with a construction contract with completion date of not later than 90 days after the Maturity Date.

Any surplus which may remain after payment of all costs of Restoration or repair may at the option of the Lender be applied on account of the Principal Balance of the Loan then most remotely to be paid, whether due or not, without application of any prepayment premium or shall be returned to Borrower as its interest may appear, the choice of application to be solely at the discretion of Lender.

6.
CONDEMNATION

6.1 Condemnation. Borrower shall give the Lender prompt notice of any actual or threatened condemnation or eminent domain proceedings affecting the Premises and hereby assigns, transfers, and sets over to the Lender the entire proceeds of any award or claim for damages or settlement in lieu thereof for all or any part of the Premises taken or damaged under such eminent domain or condemnation proceedings, the Lender being hereby authorized to intervene in any such action and to collect and receive from the condemning authorities and give proper receipts and acquittances for such proceeds. Excepting for the 30th Street County Road Improvements, Borrower will not enter into any agreements with the condemning authority permitting or consenting to the taking of the Premises or agreeing to a settlement unless prior written consent of Lender is obtained. Any expenses incurred by the Lender in intervening in such action or collecting such proceeds, including reasonable attorney's fees, shall be reimbursed to the Lender first out of the proceeds. The proceeds or any part thereof shall be applied upon or in reduction of the Loan then most remotely to be paid, whether due or not, without the application of any prepayment premium, or to the restoration or repair of the Premises, the choice of application to be solely at the discretion of Lender.

6.2 Disbursement of Condemnation Proceeds. Any restoration or repair shall be done under the supervision of an architect acceptable to Lender and pursuant to plans and specifications approved by the Lender. In any case where Lender may elect to apply the proceeds to repair or restoration or permit the Borrower to so apply the proceeds they shall be held by Lender for such purposes and will from time to time be disbursed by Lender to defray the costs of such restoration or repair under the same procedures as use of casualty insurance provides for Restoration. Borrower shall on demand deposit with Lender any sums necessary to make up any deficits between the actual cost of the work and the proceeds and provide such lien waivers and completion bonds as Lender may reasonably require. Any surplus which may

remain after payment of all costs of restoration or repair may at the option of the Lender be applied on account of the Loan then most remotely to be paid, whether due or not, without application of any prepayment premium or shall be returned to Borrower as its interest may appear, the choice of application to be solely at the discretion of Lender.

7.
REPRESENTATIONS AND WARRANTIES OF THE BORROWER

7.1 Validity of Loan Documents. The Loan Documents grant to Lender a valid and enforceable first lien and security interest in the Project.

7.2 Priority of Lien on Equipment. No chattel mortgage, bill of sale, security agreement, financing statement, or other title retention agreement (except those executed in favor of Lender) has or will be executed with respect to any Equipment used in conjunction with the construction, operation or maintenance of the improvements.

7.3 Conflicting Transactions of Borrower. The consummation of the transactions hereby contemplated and the performance of the obligations of Borrower under and by virtue of the Loan Documents will not result in any breach of, or constitute a default under the Organizational Documents, any mortgage, lease, bank loan or credit agreement, or other instrument to which Borrower is a party or by which it may be bound or affected.

7.4 Legal Status of Borrower. Borrower is a duly organized, limited liability company, validly existing and in good standing under the laws of the State of Kansas and has all power, authority, permits, consents, authorizations and licenses necessary to carry on its business, to construct, equip, own and operate the Project and to execute, deliver and perform this Agreement and the other Loan Documents to which Borrower is a party; all consents required of the ownership of Borrower necessary to authorize the execution, delivery and performance of this Agreement and of the other Loan Documents which have been or are to be executed by and on behalf of Borrower have been duly adopted and are in full force and effect; and this Agreement and such other Loan Documents have been duly authorized, executed and delivered by and on behalf of Borrower and are the valid and binding obligations of Borrower, enforceable in accordance with their respective terms.

7.5 Pending Litigation. There are no actions, suits or proceedings pending, or to the knowledge of Borrower threatened, against or affecting it, or the Premises, or involving the validity or enforceability of any of the Loan Documents or the priority of the lien thereof, at law or in equity, or before or by any Governmental Authority, except actions, suits and proceedings which are fully covered by insurance or which, if adversely determined would not substantially impair the ability of Borrower to perform each and every one of its obligations under and by virtue of the Loan Documents; and to the Borrower's knowledge the Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or any governmental authority.

7.6 Violations of Governmental Law, Ordinances or Regulations. Borrower has no knowledge of any violations or notices of violations of any federal or state law or municipal ordinance or order or requirement of the State in which the Premises are located or any

municipal department or other governmental authority having jurisdiction affecting the Premises, which violations in any way relate to or affect the Premises.

7.7 Compliance with Zoning Ordinances, Regulatory Approvals, Governmental Requirements. To the best of Borrower's knowledge, the Plan Documents, the Work and construction pursuant thereto and the use of the Premises contemplated thereby comply and will comply with all Governmental Requirements, Regulatory Approvals, Archeological Conditions, Environmental Laws, equal employment regulations, any private covenants affecting the Project, and appropriate supervising boards of fire underwriters and similar agencies and all Approvals to the construction of the Project have been obtained.

7.8 Availability of Utilities. All utility services necessary for the operation of the Plant and necessary to meet the Guaranteed Performance are available at the Premises or will be made available to the Premises prior to completion of construction of the Improvements at standard utility rates and hook-up charges, including water supply, waste water discharge, energy and communications facilities.

7.9 Permits. All Applicable Permits required for the construction, maintenance and operation of the Project are available from the Governmental Authorities and will be issued and paid for prior to the First Advance.

7.10 Operating Agreements. All Operating Agreements required for the construction, maintenance and operation of the Project are available from the Governmental Authorities and will be issued and paid for prior to the First Advance.

7.11 Condition of Premises. The Premises are not now damaged or injured as a result of any fire, explosion, accident, flood or other casualty, or subject to any condemnation action or exercise of eminent domain by a Governmental Authority.

7.12 Final Plan Documents. Final Plan Documents have not yet been fully prepared or finalized. However, the Scope of the Work is sufficiently detailed to provide a firm Contract Price and has met all required Approvals to date. Final and expanded Plan Documents will be developed and Required Approvals met prior to the first Advance of Loan Funds. As and when such Plan Documents are made available, copies of the same shall be provided to the Lender and its Inspecting Engineer for its review and approval. The Work to be done pursuant to such final and expanded Plan Documents will not allow the General Contractor to claim a change in the Contract Price. Excepting for Minor Changes, no changes are to be made in the Plan Documents as so approved without required Approvals; provided Lurgi shall have the right, upon prior notice to Borrower and Lender, at any time during the performance period of Lurgi Contract to carry out, free of charge to Borrower, such modifications to the Work which Lurgi deems in its reasonable judgment necessary for technical reasons, in order to meet the Performance Guarantees or to otherwise comply with its obligations under Lurgi Contract; provided that any Work or Materials or Equipment to be modified will not be replaced by Work or Materials or Equipment of inferior quality than called for in the original design.

7.13 Construction Contract(s). Each Construction Contract is in full force and effect and no default exists thereunder and the Borrower will perform its obligations thereunder and cause the Contractor to perform its obligations thereunder. Borrower will cause each Contractor

to promptly furnish Lender with the complete list of all Sub-contractors or entities which the Contractor proposes to engage to furnish labor and/or materials in constructing the Project and will from time to time furnish Lender with true copies of all Major Contract(s).

7.14 Brokerage Commissions. Borrower has independently engaged the services of Froggatto & Company ("Listing Broker") to obtain the Loan. The Listing Broker referred the Borrower to Lender and in consideration Lender agrees to pay to the Listing Broker (but only out of the Loan Fee when paid) a brokerage commission of $85,000.00. Borrower agrees to pay and shall indemnify Lender from any liability, claims or losses arising by reason of any other Broker claiming a fee or commission due in connection with the Loan. This provision shall survive the repayment of the Loan and shall continue in full force and effect so long as the possibility of such liability, claims or losses exists. The Budget accurately sets forth all amounts due such engaged Brokers and Borrower represents and warrants to the Lender that no other brokerage commissions are due in connection with the transaction contemplated hereby.

7.15 Prior Work. No Work has been commenced or will be commenced prior to the Closing Date and recording of the Loan Documents unless approved by Title under a "prior start agreement" under which the first lien status of the Mortgage is specifically insured over liens for all Work and Materials furnished or to be furnished to the Project. Except for Work commenced under such "prior start agreement", no work or construction has been commenced or will be commenced by or on behalf of Borrower on the Premises, nor has Borrower entered into any contracts or agreements for such work or construction which could result in the imposition of a mechanic's or materialmen's lien on the Premises or the Project or constitute a "first item of work" to which any subsequent work on the Project may "tack" or which may result in the assertion or perfection of a Lien prior to or on parity with the lien of the Mortgage.

7.16 Environmental Impact Statement. All required environmental impact statements as required by any Governmental Authority have been duly filed and approved.

7.17 Access. The Premises directly front on a publicly maintained road or street and have legal access to the same through governmentally approved curb cut permits. No access permits are required.

7.18 Hazardous Representations. The Borrower represents that, to the best of its knowledge following due inquiry as a duly diligent property owner, (i) the Premises has been, now is and will in the future be free from contamination by Hazardous Substances excepting (A) immaterial quantities of Hazardous Substances leaked or spilled inadvertently from the operation of the Plant and which are reported in accordance with all Environmental Laws and remediated in accordance with Environmental Laws and (B) immaterial quantities of substances customarily and prudently used in the operation, cleaning and maintenance of the Premises in accordance with any applicable law), (ii) no release of any such Hazardous Substance has occurred on or about the Premises or into adjoining lands or the environment, (iii) that the Premises currently complies, and will comply based on its current and anticipated use, with all current Environmental Laws, (iv) that, in connection with the ownership, operation, and use of the Premises, all necessary notices have been filed and all required permits, licenses and other authorizations have been obtained, including those relating to the generation, treatment, storage, disposal or use of Hazardous Substances, (v) that there is not presently at this time any non-remediated past or threatened investigation, inquiry or proceeding relating to the environmental

condition of, or to the discharge of Hazardous Substances or violation of Environmental Laws on from or about the Premises, and (vi) there are not to the best of Borrower's knowledge any underground storage tanks currently existing or to the extent such underground storage tanks are existing they are registered under the required Environmental Laws and do not contain any leakages, and (vii) Borrower has not received nor does it have any knowledge of any summons, citation, directive, letter or other communication, written or oral, from any local, state or federal governmental agency concerning (A) the existence of Hazardous Substances on the Premises or in the immediate vicinity, (B) the transportation, releasing, spilling, leaking, pumping, pouring, emitting, emptying, or dumping of Hazardous Substances onto the Premises or from the Premises into the environment, waters or adjacent lands or (C) violation of Environmental Laws.

7.19 Flood Plain. The Premises are not located in a 100 Year Flood Plain as depicted on any FIRM Maps or as determined by the Federal Emergency Management Agency ("FEMA").

7.20 Status of Borrower. Neither Borrower nor any controlling interest in Borrower (if an entity) is insolvent (as such term is defined in Section 101(32) of the Bankruptcy Code, as amended) and will not be rendered insolvent (as such term is defined in Section 101(32) of the Bankruptcy Code, as amended) by execution of this Agreement, the Note or any other Loan Documents or consummation of the transactions contemplated thereby.

7.21 Margin Stock. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System) and no proceeds of the Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

7.22 Licensing. To the best knowledge of Borrower, Lurgi and all Design Professionals hold valid professional licenses as contractor and architect/engineer, respectively, where required as a condition to performing their duties.

7.23 Purchase of Materials Under Conditional Sales Contract Other than the Thermal Oxidizer. No Materials, Equipment, or any other part of the Improvements, or articles of Materials or Equipment to be placed in the Project, have been or will be purchased or installed under any security agreement, title retention agreement or other arrangements wherein the seller reserves or purports to reserve the right to remove or to repossess any such items or to consider them personal property after their incorporation in the Work unless authorized by Lender in writing.

7.24 Investment Company Act, etc. The Borrower is not subject to regulation with respect to the creation or incurrence of indebtedness under the Investment Act of 1940, as amended, the Interstate Commerce Act, as amended, the Federal Power Act, as amended, the Public Utility Holding Company Act of 1935, as amended, or any applicable state public utility Law.

7.25 Office of Foreign Asset Control. Borrower represents and warrants that neither Borrower or any of its respective Affiliates is a Prohibited Person and Borrower and all of its respective Affiliates are in full compliance with all applicable orders, rules, regulations and

recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury. At all times throughout the term of the Loan, Borrower and all of its respective Affiliates shall: (i) not be a Prohibited Person (defined below); and (ii) be in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control ("OFAC") of the U.S. Department of the Treasury.

The term "Prohibited Person" shall mean any person or entity:

(i) listed in the Annex to, or otherwise subject to the provisions of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the "Executive Order");

(ii) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed to the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;

(iv) who commits, threatens or conspires to commit or supports "terrorism" as defined in the Executive Order;

(v) that is named as a "specially designated national and blocked person" on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, <u>www.ustreas.gov/offices/</u> enforcement/ofac, or at any replacement website or other replacement official publication of such list; or

(vi) who is an Affiliate of or affiliated with a person or entity listed above; or

(vii) who is a "disregarded entity" as defined in IRS Regulation 1.1445-2(b)(2)(iii).

The term "Affiliate," as used herein, shall mean as to any person or entity, any other person or entity that, directly or indirectly, is in control of, is controlled by or is under common control with such person or entity or is a director or officer of such person or entity or of an Affiliate of such person or entity. As used herein, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a person or entity, whether through ownership of voting securities, by contract or otherwise.

7.26 <u>Intellectual Property Rights</u>.

(a) <u>Owned Intellectual Property</u>. Attached as Exhibit "E" is a complete list of all patents, applications for patents, trademarks, applications for trademarks, service

marks, applications for service marks, mask works, trade dress and copyrights for which the Borrower is the registered owner (the "Owned Intellectual Property"). Except as disclosed on Exhibit "E", (i) the Borrower owns the Owned Intellectual Property free and clear of all restrictions (including covenants not to sue a third party), court orders, injunctions, decrees, writs or Liens, whether by written agreement or otherwise, (ii) no Person other than the Borrower owns or has been granted any right in the Owned Intellectual Property, (iii) all Owned Intellectual Property is valid, subsisting and enforceable and (iv) the Borrower has taken all commercially reasonable action necessary to maintain and protect the Owned Intellectual Property.

(b) Agreements with Employees and Contractors. The Borrower has entered into a legally enforceable agreement with each of its salaried exempt employees and subcontractors obligating each such Person to assign to the Borrower, without any additional compensation, any Intellectual Property Rights created, discovered or invented by such Person in the course of such Person's employment or engagement with the Borrower (except to the extent prohibited by law), and further requiring such Person to cooperate with the Borrower, without any additional compensation, in connection with securing and enforcing any Intellectual Property Rights therein; provided, however, that the foregoing shall not apply with respect to employees and subcontractors whose job descriptions are of the type such that no such assignments are reasonably foreseeable.

(c) Intellectual Property Rights Licensed from Others. Exhibit "E" also contains a complete list of all agreements under which the Borrower has licensed Intellectual Property Rights from another Person ("Licensed Intellectual Property") other than readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks ("Off-the-shelf Software") and a summary of any ongoing payments the Borrower is obligated to make with respect thereto. Except as disclosed on Exhibit "E" and in written agreements copies of which have been given to the Lender, the Borrower's licenses to use the Licensed Intellectual Property are free and clear of all restrictions, Liens, court orders, injunctions, decrees, or writs, whether by written agreement or otherwise. Except as disclosed on Exhibit "E", the Borrower is not obligated or under any liability whatsoever to make any payments of a material nature by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any Intellectual Property Rights.

(d) Other Intellectual Property Needed for Business. Except as disclosed on Exhibit "E", the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property Rights used or necessary to conduct the Borrower's business as it is presently conducted or as the Borrower reasonably foresees conducting it.

(e) Infringement. The Borrower has no knowledge of, and has not received any written claim or notice alleging, any infringement of another Person's Intellectual Property Rights (including any written claim that the Borrower must license or refrain from using the Intellectual Property Rights of any third party) nor, to the

Borrower's knowledge, is there any threatened claim or any reasonable basis for any such claim.

7.27 Substation Sublease. The Substation Sublease is in full force and effect and no default exists thereunder and the Borrower will perform its obligations thereunder and cause the Substation Lessor to perform its obligations thereunder. Excepting the obligation to construct the Substation all obligations on the part of the Substation Lessor under the Substation Sublease have been or will be fully complied with and the Substation Lessor has no defenses, setoffs, or counterclaims against its obligation to construct the Substation. The Substation Lessor has entered into a fixed price general contract with a Substation Contractor to timely construct the Substation in order to meet the requirements of the Lurgi Contract.

8.
COVENANTS OF BORROWER

8.1 Site. Borrower holds marketable fee simple title to the Premises subject only to the Permitted Exceptions and shall execute and deliver or cause to be executed and delivered such instruments as may be required by the Lender and Title to provide Lender with a valid first lien on and security interest in the Premises subject only to the Permitted Exceptions.

8.2 Start of Work. Grading of the Project has already begun with the prior written consent of Title and Title has agreed to issue full first lien coverage notwithstanding the commencement of any item of Work prior to the recording of the Loan Documents. Construction of the remainder of the Work shall be commenced within thirty (30) days of the date of this Agreement and Borrower shall diligently pursue construction of the Project to completion, and supply such moneys and perform such duties as may be necessary to complete the construction of the Project pursuant to the Contract Documents and in full compliance with all terms and conditions of this Agreement including (i) leasing the HRSG System, Thermal Oxidizer and Substation and providing HRSG and Thermal Oxidizer equipment to Lurgi for timely installation by Lurgi, and the Loan Documents, all of which shall be accomplished on or before Final Completion and without Liens, claims or assessments (actual or contingent) asserted against the Premises for any material, labor or other items furnished in connection therewith, and all in full compliance with all Governmental Requirements, evidence of satisfactory compliance with all of which Borrower will provide to Lender upon request therefor by Lender. Borrower agrees to hold harmless and indemnify the Lender from any claimed or threatened Lien against the Premises.

8.3 Plan Documents. As Plan Documents are developed, Borrower shall cause copies to be furnished to Lender and its Inspecting Engineer, for their review and approval. It is understood that such review and approval is solely for the purpose of Lender's underwriting requirements and such review shall not be construed as a review of suitability, merchantability, fitness, compliance with Governmental Requirements or otherwise and may not be relied upon by Borrower or any other person or entity.

8.4 Contest of Impositions, Liens and Levies. Borrower shall keep the Premises free from any Lien and upon the assertion of a claim of Lien or the filing of a Lien against the Premises, the Borrower shall cause the same to be immediately discharged and removed, provided Borrower shall not be required to pay, discharge or remove any Lien so long as the

Borrower shall in good faith contest the same or the validity thereof by appropriate legal proceedings which shall operate to prevent the collection of the Lien so contested and the sale of the Premises, or any part thereof, to satisfy the same and the existence of such Lien shall not delay or hinder the construction of the Improvements and provided that the Borrower shall have given such reasonable security as may be demanded by the Lender and Title to protect the Premises, and the Lender's interest therein, if any such Lien is determined adverse to such interests. The Borrower shall promptly after final determination of the validity of any such Lien, pay the amount adjudicated due together with all interest and penalties which may be payable in connection therewith. Notwithstanding these provisions Borrower shall (and if Borrower shall fail so to do, Lender, may but shall not be required to) pay any such Lien notwithstanding such contest if in the reasonable opinion of the Lender, the Premises shall be in jeopardy or in danger of being forfeited or foreclosed or construction of the Project is delayed or hindered.

8.5 Surveys. Prior to the request for a First Advance, Borrower shall furnish to Lender three copies of a current "Spotted" land survey of the Premises prepared by a reputable, registered land surveyor, certified and prepared in form and substance satisfactory to Lender and Title and other interested parties and otherwise complying with the "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys" as adopted in 1999 by the American Land Title Association, American Congress on Surveying & Mapping and National Society of Professional Surveyors, including the following items 1, 2, 3, 4, 6, 7(a), 7(b)(1), 8, 9, 10, 11, and 13 of Table A and certifying the description of the Premises (including the appurtenant easements), showing all encroachments onto or from the Premises, spotting the proposed Improvements, showing access rights, easements, or utilities, rights of way affecting the Premises, showing all setback requirements upon the Premises, showing any existing improvements, showing matters affecting title, and such other items as Lender may reasonably request. After the Improvements are completed, the Borrower shall promptly furnish the Lender with three copies of the survey revised to show the location of the Improvements and certifying that the Improvements are within the boundary lines of the Premises and the building restriction lines, if any, and that the Improvements do not encroach upon any set back easement, utility or right of way. Upon completion of construction, the Borrower shall provide three copies of the Survey recertified "as built".

8.6 Title Insurance. Prior to the request for the First Advance, Borrower shall furnish Lender with a fully paid Mortgagee's Title Policy written in the full Loan amount in form and substance satisfactory to Lender and written by Title insuring the Premises are marketable, insuring fee simple title to the Premises vested in Borrower, free from exceptions for mechanic's and materialmen's liens, naming Lender as an insured and insuring that the Mortgage is a valid first lien in the full amount of the Loan subject only to the Permitted Exceptions. The policy may not contain a so-called "Pending Disbursement" Endorsement.

8.7 Closing Documents. Prior to any request for an Advance, the Borrower shall cause the Closing Documents to be executed and delivered to Lender.

8.8 Other Documents. Prior to any request for an Advance Borrower shall furnish the Lender with copies of such other documents, instruments or materials as may be reasonably required by Lender, if any.

8.9 Restrictions on Transfer. Borrower may not effect or permit a Transfer.

8.10 Application of Loan Proceeds. Borrower shall use the proceeds of the Loan solely for the purpose of paying for Project Costs and such incidental costs relative to the construction of the Project as may be approved from time to time in writing by Lender, and in no event may use any of the Loan proceeds for personal or other purposes.

8.11 Expenses. Borrower shall pay all costs of closing the Loan and all reasonable expenses of Lender with respect thereto, including, but not limited to, fees and expenses of Lender's counsel and all other attorney's fees (including fees and costs incurred in connection with disbursement, administration, collection, or closing of the Loan, fees and costs of Lender's Inspecting Engineer, costs of title insurance, transfer taxes, license and permit fees, recording expenses, surveys, intangible taxes, appraisal fees, expenses of collection and foreclosure, including reasonable attorney's fees incurred in a bankruptcy proceeding) and similar items. The Borrower agrees to pay any and all documentary stamps and/or intangible taxes and all interest and penalties associated therewith which may be assessed on account of the Loan.

8.12 Governmental Requirements. Borrower shall comply promptly with any Governmental Requirements, including Regulatory Approvals and appropriate supervising boards of fire underwriters and similar agencies and the requirements of any insurer issuing coverage on the Project.

8.13 Right of Lender to Inspect Premises. Borrower shall permit Lender and Title and their representatives and agents to enter upon the Premises and to inspect the Work and all Materials to be used in construction thereof and to cooperate and cause the Contractor(s) to cooperate with Lender, Title, and their representatives and agents during such inspections; provided, however, that this provision shall not be deemed to impose upon Lender or Title any duty or obligation whatsoever to undertake such inspections, to correct any defects in the Work or to notify any person with respect thereto. Notwithstanding the foregoing, Borrower shall be responsible for making inspections as to the Work during the course of construction and shall determine to its own satisfaction that the work done or materials supplied by the Contractor(s) and all Subcontractors has been properly supplied or done in accordance with the applicable contracts. Borrower will hold Lender and Title harmless from and Lender and Title shall have no liability or obligation of any kind to Borrower, any third parties or creditors of Borrower in connection with any defective, improper or inadequate workmanship or materials brought in or related to the Work or the Premises, or any Liens arising as a result of such workmanship or materials. Upon Lender's request, Borrower shall replace or cause to be replaced any such Work or Material found to be deficient. Such inspections are solely for the purpose of Lender's underwriting requirements and such review shall not be construed as a review of suitability, merchantability, fitness, compliance with Governmental Requirements or otherwise and may not be relied upon by Borrower or any other person or entity.

8.14 Books and Records. Borrower shall set up and maintain accurate and complete books, accounts and records pertaining to the Project including working drawings in a manner reasonably acceptable to Lender. The Lender, Title and Inspecting Engineer shall have the right at all reasonable times to inspect, examine and copy all books and records of Borrower relating to the Project, and to enter and have free access to the Premises and improvements and to inspect all Work done, labor performed, Materials and Equipment furnished in or about the Project. Any such inspection is solely for the purpose of Lender's underwriting requirements and such review shall not be construed as a review of suitability, merchantability, fitness, compliance with

Governmental Requirements or otherwise and may not be relied upon by Borrower or any other person or entity.

8.15 Correction of Defects. Borrower shall from time to time promptly correct or cause the Contractor(s) to correct any defects in the Work or any departure from the Plan Documents not previously approved by Lender. An Advance of any Loan Funds shall not constitute a waiver of Lender's right to require compliance with this covenant.

8.16 Sign Regarding Construction Financing. Borrower shall allow Lender to erect and maintain at a suitable site on the Premises a sign indicating that construction financing is being provided by Lender and to publicize Lender's financing role.

8.17 Additional Documents. Borrower shall furnish to Lender all instruments, documents, initial surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, financial statements, title and other insurance reports and agreements and each and every other document and instrument required to be furnished by the Borrower, hereunder, all at Borrower's expense; shall assign and deliver to Lender such documents, instruments, assignments and other writings, and to do such other acts necessary or desirable to preserve and protect the Collateral at any time securing or intended to secure the Note, as Lender may reasonably require; and shall do and execute all and such further lawful and reasonable acts, conveyances and assurances for the carrying out of the intents and purposes of this Agreement, as Lender shall reasonably require from time to time. Prior to the start of any Equipment installation, Borrower shall provide to Lender at its request copies of all plans and specifications for such Equipment installation.

8.18 Assignment of Construction Contracts. Prior to the request for the First Advance Borrower shall furnish Lender with copies of all Major Contracts and assign to Lender the Construction Contracts. Borrower shall permit no default under the Construction Contracts; shall not waive any of the obligations of the parties thereunder; and shall do no act which would relieve such parties from their obligations thereunder. The Borrower shall make no amendments to such contracts, without the prior written consent of Lender and excepting Minor Changes shall not enter into Change Orders or extras without Lender's consent nor permit any changes to the Scope of the Work. Borrower shall allow all Major Contracts to be subject to the approval of Lender for its underwriting purposes; shall allow Lender to take advantage of all the rights and benefits of the contracts upon any Event of Default by Borrower; and shall submit evidence to Lender that the Contractor(s) will permit Lender to acquire Borrower's interest in such contracts without additional charge or fee beyond payment of the Contract Price should an Event of Default occur hereunder. Borrower shall, at its own cost and expense, perform, comply with and discharge all of the obligations of Borrower under the Construction Contracts, including providing all Materials that are required to be provided by the Borrower, and use all efforts to enforce or secure the performance of each obligation and undertaking of the Contractor under the Construction Contracts. Borrower shall permit no surrender nor assignment of the Borrower's interest under the Construction Contracts nor execute any mortgage or create or permit a lien which may be or become superior to the Mortgage and Loan Documents, nor permit a subordination of the Construction Contracts to any mortgage or lien. Borrower will not modify or amend the terms of the Construction Contracts nor excuse or waive any default of the Contractor thereunder without the prior written consent of Lender.

8.19 Assignment of Equipment Leases. On or before the Effective Date Borrower shall execute and deliver to Lender copies of the Equipment Leases. Borrower shall further assign the Equipment Leases to Lender with the consent of the Equipment Lessor under the Collateral Assignment of Equipment Leases, shall permit no default under the Equipment Leases; shall not waive any of the obligations of the parties thereunder; and shall do no act which would relieve such parties from their obligations thereunder. The Borrower shall make no amendments to such Equipment Leases, without the prior written consent of Lender. Borrower shall allow all Equipment Leases to be subject to the approval of Lender for its underwriting purposes; shall allow Lender to take advantage of all the rights and benefits of the Equipment Leases upon any Event of Default by Borrower; and shall require the lessors under Equipment Leases to consent to the Collateral Assignment of Equipment Leases and will permit Lender to acquire Borrower's interest in such Equipment Leases without additional charge or fee beyond the continuation of rental payments should an Event of Default occur hereunder.

8.20 Compliance with Governmental Requirements. Borrower shall comply with and shall require the Contractor(s) to comply with all Governmental Requirements, Regulatory Agreements, and all rules, regulations, ordinances and laws bearing on the conduct of the Work and the Improvements, including the requirements of any insurer issuing coverage on the Project and the requirements of any supervising boards of fire underwriters or similar agencies.

8.21 Opinions of Counsel. Prior to the First Advance Borrower shall furnish such opinions of counsel as Lender may require in connection with the matters contemplated by this Agreement.

8.22 Geotechnical Reports. Prior to the First Advance Borrower shall provide the Lender with a soil report prepared by an acceptable engineer certifying as to the status of the soil conditions on the Premises, the need or lack of need for special pilings and foundations and that either any pilings and foundation necessary to support the Improvements have been placed in a manner and quantity sufficient to provide the required support or that no such pilings and foundations are necessary for the support and construction of the Improvements and evidence that the same have been incorporated in the Plan Documents.

8.23 Loan Fee. Borrower shall pay to the Lender on the Closing Date the Loan Fee.

8.24 Regulation U. None of the transactions contemplated in this Agreement (including without limitation thereof, the use of the proceeds of the Loan) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation issued pursuant thereto including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System. None of the proceeds of the Loan will be used to (i) purchase any "security" within the meaning of the Securities Exchange Act of 1934, as amended, or (ii) refinance any borrowing, the proceeds of which were used to purchase any such "security".

8.25 Material Adverse Effect. Borrower will transmit to Lender, immediately upon receipt thereof, any communication which could have a material adverse affect on Lender's security for the Loan or have a material adverse effect on the Project, the financial condition of Borrower or the Parent and will promptly respond fully to any inquiry of Lender made with respect thereto.

8.26 Environmental Covenants. Borrower hereby covenants to Lender that Borrower shall (a) operate the Project in full and complete compliance with all federal, state and local laws, rules, regulations and orders with respect to the discharge, generation, removal, transportation, storage and handling of Hazardous Substances, (b) remediate any Hazardous Substances that are released, spilled, leaked, poured, emptied or otherwise released into the Premises, environment, waters or adjacent lands immediately upon discovery of same, in accordance with applicable laws, ordinances and orders of governmental authorities having jurisdiction thereof, (c) pay or cause to be paid all costs associated with such remediation; (d) prevent the migration of Hazardous Substances from or through the Premises into the environment, waters or adjacent lands; (e) keep the Premises free of any lien imposed pursuant to any state or federal law, rule, regulation or order in connection with the existence of Hazardous Substances on the Premises; (f) not install or permit to be incorporated into any improvements in the Premises or to exist in or on the Premises any asbestos, asbestos-containing materials, urea formaldehyde insulation or any other chemical or substance which has been determined to be a hazard to health and environment; (g) not cause or permit to exist, as a result of an intentional or unintentional act or omission on the part of Borrower or any occupant of the Premises, a releasing, spilling, leaking, pumping, emitting, pouring, emptying or dumping of any Hazardous Substances onto the Premises or into the environment or waters or other lands; and (h) give all notifications and prepare all reports required by Environmental Laws or any other law with respect to Hazardous Substances existing on, released from or emitted from the Premises.

8.27 Environmental Indemnification. The Borrower indemnifies and holds harmless the Lender, its officers, directors, employees, agents, contractors, subcontractors, licensees, invitees, successors and assigns ("Indemnified Parties") from and against any and all claims, losses, liabilities (including without limitation strict liability), suits, obligations, fines, damages, judgments, injuries, administrative orders, consent agreements and orders, penalties, actions, causes of action, charges, costs and expenses, including without limitation attorneys' fees and consultants' fees (i) arising out of the inclusion in the Premises of Hazardous Substances or the presence on, the release from, the generation, manufacture, refining, treatment, storage, handling or disposal on, in or from the Premises of any Hazardous Substances, or any underground or above ground storage tanks containing Hazardous Substances and the cost of removal and remediation of the foregoing, or (ii) arising out of the transportation, discharge or removal from the Premises of any Hazardous Substance, or (iii) arising out of the inclusion in any product manufactured on the Premises of a Hazardous Substance; or (iv) arising out of the failure to perform the removal or abatement of or to institute a safe, effective and environmentally approved control plan for any Hazardous Substance or the replacement or removal of any soil, water, surface water, or ground water containing Hazardous Substance in accordance with Environmental Laws; or (v) arising out of the existence of any environmental lien against the Premises pursuant to any Environmental Laws; or (vi) arising out of any violation or claim of violation of Environmental Laws with respect to the Premises; or (vii) arising out of any administrative proceedings and negotiations of any description with any and all persons, political subdivisions, or governmental agencies in connection with an alleged or actual violation of an Environmental Law or presence of Hazardous Substances on the Premises; or (viii) arising out of any breach of any of the representations and covenants contained herein relating to Hazardous Substances and Environmental Laws (collectively the "Indemnified Loss"). Borrower shall bear, pay and discharge such Indemnified Loss as and when the same becomes due and payable.

8.28 Updated Appraisals. Borrower agrees that the Lender shall have the right to obtain, at Borrower's expense, an updated Appraisal of the Project from an appraiser approved by Lender at any time (a) that an Event of Default shall have occurred hereunder, or (b) Lender determines that the security for the Loan has been physically or financially impaired in any material manner, or (c) or Final Completion of the Project. In the event that Lender shall elect to obtain such an Appraisal, Lender may immediately commission an appraiser acceptable to Lender to prepare the Appraisal and Borrower shall fully cooperate with Lender and the appraiser in obtaining the necessary information to prepare such Appraisal. In the event that Borrower fails to cooperate with Lender in obtaining such an Appraisal or in the event that Borrower shall fail to pay for the cost of such Appraisal immediately upon demand, such event shall constitute an Event of Default hereunder and Lender shall be entitled to exercise all remedies available to it hereunder.

8.29 Contractor's Intellectual Property. On or before the Effective Date, Borrower shall collaterally assign and transfer to the Lender with the consent of Lurgi all of Lurgi's Proprietary Information as set forth in Article 7 of Lurgi Contract.

8.30 Substation Documents. On or before the Effective Date Borrower shall execute and deliver to Lender copies of the Substation Ground Lease, Substation Contract and Substation Documents (collectively the "Substation Documents"). The Borrower will perform its obligations under the Substation Documents and cause the Substation Lessor to perform its obligations thereunder. In particular the Borrower shall cause the Substation Lessor to construct the Substation with no defenses, setoffs, or counterclaims against its obligation to construct the Substation pursuant to a fixed price general contract with a licensed general contractor of known reputation and skill sufficient to timely construct the Substation in order to meet the requirements of the Lurgi Contract and which general contract and general contractor shall meet with Lender's prior written approval. Borrower will, at its own cost and expense, perform, comply with and discharge all of the obligations of Borrower under the Substation Documents and use all efforts to enforce or secure the performance of each obligation and undertaking of the Substation Lessor under the Substation Documents. Borrower shall permit no surrender nor assignment of the Borrower's interest under the Substation Documents nor execute any mortgage or create or permit a lien which may be or become superior to the Mortgage and Loan Documents, nor permit a subordination of the Substation Documents to any mortgage or lien. Borrower will not modify or amend the terms of the Substation Documents nor excuse or waive any default of the Substation Lessor thereunder without the prior written consent of Lender.

8.31 Subordinated Indebtedness. Borrower and Lurgi shall have executed and delivered the Subordinate Loan Documents and Lurgi shall be obligated to advance the Subordinated Loan to Borrower and the Borrower, Lurgi and Lender shall have executed and delivered the Subordination and Standstill Agreement.

8.32 LOC. Prior to the First Advance, the Borrower and the LOC Lender shall have executed and delivered the LOC Documents in accordance with the terms and conditions of the LOC Commitment and the LOC Lender shall be obligated to disburse the LOC proceeds in accordance with the LOC Commitment. At such time as the LOC Lender perfects its security interest in the LOC Collateral the Lender agrees to subordinate its security interest in the LOC Collateral to the prior security interest of the LOC Lender in the LOC Collateral.

8.33 Rail Access Documents. On or before the Effective Date Borrower shall execute and deliver to Lender a fully executed copy of the Rail Access Agreement. The Borrower will perform its obligations under the Rail Access Agreement and cause the Union Pacific Railroad Company to perform its obligations thereunder. In particular the Borrower shall cause the Union Pacific Railroad Company to construct the Rail Spur through its retained Contractor with no defenses, setoffs, or counterclaims against its obligations at the cost set forth in the Rail Access Agreement. Borrower will, at its own cost and expense, perform, comply with and discharge all of the obligations of Borrower under the Rail Access Agreement and use all efforts to enforce or secure the performance of each obligation and undertaking of the Union Pacific Railroad Company under the Rail Access Agreement. Borrower shall permit no surrender nor assignment of the Borrower's interest under the Rail Access Agreement. Borrower will not modify or amend the terms of the Rail Access Agreement nor excuse or waive any default of the Union Pacific Railroad Company thereunder without the prior written consent of Lender.

9.
FINANCIAL COVENANTS

9.1 Financial Information. During the term of the Loan the Borrower shall provide to Lender the following financial reports ("Required Financial Reports"):

(a) Annual Financial Statements. As soon as available, and in any event within 120 days after the end of each calendar year of the Borrower, the Borrower will deliver, or cause to be delivered, to the Lender, the Borrower's audited financial statements with the unqualified opinion of independent certified public accountants selected by the Borrower and reasonably acceptable to the Lender, which annual financial statements shall include the Borrower's balance sheet as at the end of such calendar year and the related statements of the Borrower's income, retained earnings and cash flows for the calendar year then ended, all in reasonable detail and prepared in accordance with GAAP, together with (i) copies of all management letters prepared by such accountants; (ii) a report signed by such accountants stating that in making the investigations necessary for said opinion they obtained no knowledge, except as specifically stated, of any Default or Event of Default and all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the Financial Covenants; and (iii) a certificate of one of the Borrower's Authorized Officers stating that such financial statements have been prepared in accordance with GAAP, fairly represent the Borrower's financial position and the results of its operations, and whether or not such officer has knowledge of the occurrence of any Default or Event of Default and, if so, stating in reasonable detail the facts with respect thereto.

(b) Monthly Financial Statements. As soon as available and in any event within 20 days after the end of each calendar month, the Borrower will deliver to the Lender an unaudited/internal balance sheet and statements of income and retained Cash Flow of the Borrower as at the end of and for such calendar month and for the year to date period then ended, including in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP (excluding footnotes),

subject to year-end audit adjustments and fairly representing the Borrower's financial position and the results of its operations; and accompanied by a certificate of one of the Borrower's Authorized Officers stating (i) that such financial statements have been prepared in accordance with GAAP (excluding footnotes), subject to year-end audit adjustments, (ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto, and (iii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the Financial Covenants.

(c) Collateral Reports. On request within 20 days after the end of each calendar month or more frequently if the Lender so requires, the Borrower will deliver to the Lender agings of the Borrower's accounts receivable and its accounts payable, an inventory certification report, and a calculation of the Borrower's Accounts and Inventory as at the end of such month or shorter time period.

(d) Monthly Reporting Schedule. Within 10 days after the end of each calendar month the Borrower will deliver to Lender a completed Reporting Schedule.

(e) Projections. At least 30 days before the beginning of each calendar year of the Borrower, the Borrower will deliver to the Lender the projected balance sheets and income statements for each month of such year, each in reasonable detail, representing the Borrower's good faith projections and certified by the Borrower's chief financial Officer as being the most accurate projections available and identical to the projections used by the Borrower for internal planning purposes, together with a statement of underlying assumptions and such supporting schedules and information as the Lender may in its discretion require.

(f) Litigation. Immediately after the commencement thereof, the Borrower will deliver to the Lender notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting the Borrower that seek a monetary recovery against the Borrower in excess of $250,000.

(g) Defaults. As promptly as practicable (but in any event not later than five business days) after an Officer of the Borrower obtains knowledge of the occurrence of any Event of Default, the Borrower will deliver to the Lender notice of such occurrence, together with a detailed statement by a responsible Officer of the Borrower of the steps being taken by the Borrower to cure the effect thereof.

(h) Disputes. Promptly upon knowledge thereof, the Borrower will deliver to the Lender notice of (i) any disputes or claims by the Borrower's customers exceeding $250,000 individually or $500,000 in the aggregate during any calendar year; (ii) credit memos; (iii) any goods returned to or recovered by the Borrower to the extent any such good exceeds $250,000.

(i) Collateral. Promptly upon knowledge thereof, the Borrower will deliver to the Lender notice of any material loss of or material damage to any Collateral or of

any substantial adverse change in any Collateral or the prospect of payment thereof.

(j) Intellectual Property.

(i) The Borrower will give the Lender 30 days prior written notice of its intent to acquire material Intellectual Property Rights; the Borrower will give the Lender 30 days prior written notice of its intent to dispose of material Intellectual Property Rights; and upon request, shall provide the Lender with copies of all applicable documents and agreements.

(ii) Promptly upon knowledge thereof, the Borrower will deliver to the Lender notice of (A) any infringement of its Intellectual Property Rights by others, (B) claims that the Borrower is infringing another Person's Intellectual Property Rights and (C) any threatened cancellation, termination or material limitation of its Intellectual Property Rights.

(iii) Promptly upon receipt, the Borrower will give the Lender copies of all registrations and filings with respect to its Intellectual Property Rights.

(k) Reports to Members. Promptly upon their distribution, the Borrower will deliver to the Lender copies of all financial statements, reports and proxy statements that the Borrower shall have sent to all of its Members.

(l) Tax Returns. If requested by Lender, Borrower will delivery to Lender copies of the state and federal tax returns and all schedules thereto for the Borrower when filed.

(m) Violations of Law. Promptly upon knowledge thereof, the Borrower will deliver to the Lender notice of the Borrower's violation of any law, rule, or regulation, the non-compliance with which could materially and adversely affect the Borrower's business or its financial condition.

(n) Other Reports. From time to time, with reasonable promptness, the Borrower will deliver to the Lender any and all receivables schedules, collection reports, deposit records, equipment schedules, copies of invoices to account debtors, shipment documents and delivery receipts for goods sold, and such other material, reports, records or information as the Lender may reasonably request.

In the event Borrower fails to furnish any such Required Financial Reports within fifteen (15) days after written request to Borrower, the same shall be an Event of Default and in addition to any other remedies available to Lender, the Lender may cause an audit to be made of the respective books and records at the sole cost and expense of the Borrower. Lender also shall have the right to examine at their place of safekeeping at reasonable times all books, accounts and records relating to the operation of the Premises.

9.2 Permitted Liens; Financing Statements.

(a) The Borrower will not create, incur or suffer to exist any Lien upon or of any of its assets, now owned or hereafter acquired, to secure any indebtedness; excluding, however, from the operation of the foregoing, the following (collectively, "Permitted Liens"):

(i) in the case of any of the Borrower's property that is not Collateral, covenants, restrictions, rights, easements and minor irregularities in title that do not materially interfere with the Borrower's business or operations as presently conducted;

(ii) a first priority security interest and Liens in the LOC Collateral in favor of the LOC Lender securing the LOC;

(iii) the security interest and Liens created by the Loan Documents;

(iv) Liens retained by the lessors under the Equipment Leases;

(v) purchase money Liens relating to the acquisitions of machinery and equipment of the Borrower not exceeding the lesser of cost or fair market value thereof, together with all other CAPEX not exceeding the sum of $2,000,000.00 during any calendar year, and so long as no Event of Default is then in existence and none would exist immediately after such acquisition; and

(vi) Provided that there is not an Event of Default, mechanic's or materialman's liens subject to a bona fide dispute for which the Borrower has caused a bond to be posted satisfactory to Lender.

(b) The Borrower will not amend any financing statements in favor of the Lender. Any authorization by the Lender to any Person to amend financing statements in favor of the Lender shall be in writing.

(c) Notwithstanding anything contained in this Agreement to the contrary, the Borrower will not create, incur or suffer to exist any Lien upon any of its titled vehicles and any Rolling Stock.

9.3 Indebtedness. The Borrower will not incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness for borrowed money or letters of credit issued on the Borrower's behalf, or obligations under any Operating Lease any other indebtedness or liability evidenced by notes, bonds, debentures, leases or similar obligations, except:

(a) the Equipment Leases;

(b) indebtedness arising hereunder;

(c) indebtedness of the Borrower to the LOC Lender;

(d) unsecured indebtedness to any account obligor or party liable to the issuer of the Supporting Letter of Credit in reimbursement for any draws on the Supporting Letter of Credit, which indebtedness must be fully subordinate to the Loan and may be repaid only at the times and manner provided in Section 9.8 hereafter.

(e) indebtedness to Lurgi pursuant to the Subordinate Note, or any replacement lender fully replacing the Subordinated Indebtedness in the full principal amount of $7,000,000.00; and

(f) the Substation Sublease.

9.4 Guaranties. The Borrower will not assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except the endorsement of negotiable instruments by the Borrower for deposit or collection or similar transactions in the ordinary course of business.

9.5 Financial Covenants. The Borrower covenants that:

(a) Junior Debt and Equity. The Borrower shall maintain minimum Junior Debt and Equity in the aggregate amount of $33,000,000.00 as it increases by Retained Earnings in Section 9.5(b).

(b) Retained Earnings. Twenty-Five percent (25%) of pre-tax Net Income available for Distributions are to be retained with Borrower.

(c) Incentive Payments. One Hundred percent (100%) of the Federal Commodity Credit Corporation reimbursements, if any, and any available State of Kansas production subsidies, if any, will be assigned to Lender, if possible, and applied to the prepayment of the Loan.

9.6 Member Loans and Distributions. Borrower:

(a) Subordinates all loans, advances, and indebtedness owing from Borrower to Members of Borrower from time to time, whether or not evidenced by promissory notes.

(b) Shall not make any Distributions (other than Tax Distributions) to its Members if total Debt Service on all Debt is less than 1.25x. In the event that the aggregate amount of any Tax Distributions exceeds the actual annual federal income tax liability of such Member based upon the income of such Member any subsequent Tax Distributions to the Member shall be reduced by the excess Tax Distributions.

(c) Shall not (a) pay any dividend or distribution, whether in cash or otherwise, to any of its Members unless and until the Debt Service Reserve is fully funded and the Mandatory Prepayment for the quarter have been paid, or (b) purchase or redeem any of its membership interests or any warrants, options or other rights in respect thereof or set aside funds for any of the foregoing.

9.7 Subordinate Loan. The Borrower shall cause Lurgi to advance to Borrower the proceeds of the Subordinate Loan.

9.8 Supporting Letter of Credit. Borrower shall cause the Supporting Letter of Credit to be issued and delivered to the Lender without any conditions, restrictions, or requirements prior to or simultaneous with the first Advance. The Supporting Letter of Credit shall be held by Lender and shall be released at such time as the following conditions ("Conditions") are met:

(i) No uncured monetary Event of Default arising from a payment default on the Loan has occurred; and,

(ii) The Debt Reserve account (described below) together with amounts in the Debt Service Reserve is fully funded; and,

(iii) For a rolling six months, the Project is operating at no less than 95% of nameplate capacity on an annualized basis; and,

(iv) Total Debt Service Coverage on all Debt, based on year-end, audited financial statements and covering a full year of operations, has been in excess of 1.25x.

Lender shall return the respective Supporting Letter of Credit to Borrower within ten (10) Business Days from the date that the above Conditions have been met. The Supporting Letter of Credit may be drawn upon by the Lender at Lender's option upon the occurrence of any of the following:

(a) Upon the failure of the Borrower to make a payment of principal or interest on the Loan, whether on a scheduled payment date or an acceleration of the Loan indebtedness, and (i) the Project has insufficient cash flow to make payment of the same and (ii) amounts remaining in the Debt Service Reserve Account are insufficient to make payment of the same; or

(b) The term of the Loan shall expire either on its Maturity Date or any accelerated payment date and the Loan is not paid in full on that date; or

(c) The issuer of the Supporting Letter of Credit shall become insolvent, shall become the subject of a receivership or custodianship or come under the control of its regulatory authorities and a replacement Supporting Letter of Credit has not been issued by another national banking institution acceptable to Lender in the same amount, form and content; or

(d) If the Supporting Letter of Credit is a renewable Supporting Letter of Credit and is not renewed and a renewal/replacement Supporting Letter of Credit is not delivered to Lender at least sixty (60) days before its expiration date; or

Upon any draw upon the Supporting Letter of Credit the proceeds shall be applied first to the costs and expenses of presentment of the Supporting Letter of Credit for payment, then to the purpose for which drawn upon, then to any costs and expenses required to be paid to the Lender under the terms of this Agreement, the Note and Mortgage, then to accrued and unpaid interest,

and then to the Principal Balance outstanding on the Note. Any such application shall not reduce the required payments due under the Note or suspend the payment thereof.

If any draw is made upon the Supporting Letter of Credit, no reimbursement or payment may be made to any party liable to the issuer of the Supporting Letter of Credit for reimbursement of the draw or any account obligor thereon except out of then available Project Free Cash Flow and then only if in the calendar quarter in which reimbursement is to be made (i) all payments of Debt are current and paid, (ii) the amount on deposit in the Debt Service Reserve Account is $4,150,000.00 and (iii) 25% of the Project Free Cash Flow is applied to prepayment of the Principal Balance of the Loan in accordance with Section 2.6(c) hereof.

9.9 Books and Records; Inspection and Examination. The Borrower will keep accurate books of record and account for itself pertaining to the Collateral and pertaining to the Borrower's business and financial condition and such other matters as the Lender may from time to time request in which true and complete entries will be made in accordance with GAAP and, upon the Lender's request, will permit any officer, employee, attorney or accountant for the Lender to audit, review, make extracts from or copy any and all company and financial books and records of the Borrower at all times during ordinary business hours, to send and discuss with account debtors and other obligors requests for verification of amounts owed to the Borrower, and to discuss the Borrower's affairs with any of its Directors, Officers, employees or agents. The Borrower hereby irrevocably authorizes all accountants and third parties to disclose and deliver to Lender, at the Borrower's expense, all financial information, books and records, work papers, management reports and other information in their possession regarding the Borrower provided however that the authorization granted herein shall not be deemed to authorize any attorney to disclose information subject to the attorney client privilege. The Borrower will permit the Lender, or its employees, accountants, attorneys, or agents, to examine and inspect any Collateral or any other property of the Borrower at any time during ordinary business hours.

9.10 Account Verification. The Lender may at any time and from time to time send or require the Borrower to send requests for verification of accounts or notices of assignment to account debtors and other obligors. The Lender may also at any time and from time to time telephone account debtors and other obligors to verify accounts.

9.11 Payment of Taxes and Other Claims. The Borrower will pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including the Collateral) or upon or against the creation, perfection or continuance of the Security Interest, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon any properties of the Borrower; provided, that the Borrower shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which proper reserves have been made.

9.12 Maintenance of Properties.

(a) The Borrower will keep and maintain the Plant and other Collateral and all of its other properties necessary or useful in its business in good condition, repair and

working order (normal wear and tear excepted) and will from time to time replace or repair any worn, defective or broken parts.

(b) The Borrower will defend the Plant and other Collateral against all Liens, claims, or demands of all Persons (other than the Lender) claiming the Collateral or any interest therein. The Borrower will keep all the same free and clear of all Liens except Permitted Liens. The Borrower will take all commercially reasonable steps necessary to prosecute any Person Infringing its Intellectual Property Rights and to defend itself against any Person accusing it of Infringing any Person's Intellectual Property Rights.

9.13 Preservation of Existence. The Borrower will preserve and maintain its existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner.

9.14 Delivery of Instruments, etc. Upon request by the Lender, the Borrower will promptly deliver to the Lender in pledge all Instruments, Documents and Chattel Paper constituting Collateral, duly endorsed or assigned by the Borrower.

9.15 Sale or Transfer of Assets; Suspension of Business Operations. The Borrower will not sell, lease, assign, transfer or otherwise dispose of (i) all or a substantial part of its assets, or (ii) any Collateral or any interest therein (whether in one transaction or in a series of transactions) to any other Person other than the sale of Inventory in the ordinary course of business and will not liquidate, dissolve or suspend business operations, provided, however, that Borrower may in the ordinary course of business sell or dispose of Equipment constituting Collateral that is obsolete or otherwise being replaced in the ordinary course of business with a value of no more than $500,000 in the aggregate per year. The Borrower will not transfer any part of its ownership interest in any Intellectual Property Rights and will not permit any agreement under which it has licensed Intellectual Property to lapse, except that the Borrower may transfer such rights or permit such agreements to lapse if it shall have reasonably determined that the applicable Intellectual Property Rights are no longer useful in its business. If the Borrower transfers any Intellectual Property Rights for value, the Borrower will pay over the proceeds to the Lender for application to the Obligations. The Borrower will not license any other Person to use any of the Borrower's Intellectual Property Rights, except that the Borrower may grant licenses in the ordinary course of its business in connection with sales of Inventory or provision of services to its customers.

9.16 Consolidation and Merger; Asset Acquisitions. The Borrower will not consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person.

9.17 Sale and Leaseback. The Borrower will not enter into any arrangement, directly or indirectly, with any other Person whereby the Borrower shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property that the Borrower intends to use for substantially the same purpose or purposes as the property being sold or transferred.

9.18 Restrictions on Nature of Business. The Borrower will not engage in any line of business materially different from that presently engaged in by the Borrower and will not purchase, lease or otherwise acquire assets not related to its business.

9.19 Accounting. The Borrower will not adopt any material change in accounting principles other than as required by GAAP. The Borrower will not adopt, permit or consent to any change in its fiscal year.

9.20 Discounts, etc. The Borrower will not at any time discount, modify, amend, subordinate, cancel or terminate the obligation of any account debtor or other obligor of the Borrower except in the ordinary course of business.

9.21 Place of Business; Name. The Borrower will not transfer its chief executive office or principal place of business, or move, relocate, close or sell any business location. The Borrower will not permit any tangible Collateral or any records pertaining to the Collateral to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interest. The Borrower will not change its name or jurisdiction of organization.

9.22 No Purchase of Perishable Agricultural Commodities. The Borrower will not purchase perishable agricultural products that are subject to the Perishable Agricultural Commodities Act.

10.
OPERATING COVENANTS

10.1 Operating Covenants.

(a) The Premises shall be used as a production facility for the production of fuel grade, denatured, anhydrous ethanol alcohol, DDGs and CO2 byproducts and for no other use without the prior written consent of Lender, which consent may be withheld in Lender's sole and absolute discretion.

(b) Borrower shall obtain, pay for and continuously keep in full force and effect all Regulatory Approvals, Operating Agreements and other Licenses, Permits and authorizations ("Project Agreements") as are required to construct, maintain and operate the Plant and shall not permit any default, breach or violation to exist thereunder by any party thereto and no event has occurred (other than payments due but not yet delinquent) that, with the passage of time or the giving of notice, or both, would constitute a default, breach or violation by any party thereunder.

(c) Subject to Plant Disruption Borrower continuously operate and maintain the Project as a facility for the production of fuel grade, denature, anhydrous Ethanol and shall continuously meet the Guaranteed Performance as reviewed and certified by HDR Engineering of Minneapolis, Minnesota.

(d) Borrower further covenants and agrees to:

(i) cause the Project to be operated pursuant to the Project Agreements.

(ii) promptly perform and/or observe all of the covenants and agreements required to be performed and observed by it under the Project Agreements and do all things necessary to preserve and to keep unimpaired its material rights thereunder;

(iii) promptly notify Lender of any default under the Project Agreements of which it is aware;

(iv) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate, received by it under the Project Agreements, as applicable; and

(v) promptly enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by the parties under the Project Agreements.

(e) Borrower consents and agrees that it shall not, without Lender's prior written consent which consent will not be unreasonably withheld, conditioned or delayed:

(i) surrender, terminate or cancel the Project Agreements other than pursuant to the express terms thereof;

(ii) reduce or consent to the reduction of the term of the Project Agreements other than pursuant to the express terms thereof;

(iii) increase or consent to the increase of the amount of any charges under the Project Agreements other than pursuant to the express terms thereof; or

(iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Project Agreements in any material respect.

(f) Borrower shall maintain the Project Agreements for the operation of the Project in full force and effect and timely perform all of Borrower's obligations thereunder and enforce performance of all obligations of the manager thereunder, and not permit the termination or amendment of such Project Agreements other than pursuant to the express terms thereof unless the prior written consent of Lender is first obtained which consent will not be unreasonably withheld, conditioned or delayed. Upon an Event of Default, Borrower shall at Lender's request made at any time while such Event of Default continues, terminate the Project Agreements and replace the other party with a party selected by Lender.

(g) Excepting for Equipment Leases for Leased Equipment and the Substation Lease Borrower shall not enter into any lease or agreement for use of the Project without the prior written consent of the Lender.

(h) Borrower shall obtain and keep in full force and effect all licenses and permits required to operate the Project, including, but without limitation those Permits and Licenses and Regulatory Approvals described herein, and all its components, shall pay all required license and permit fees thereunder and shall not surrender or permit such licenses and permits to lapse or terminate without the prior written consent of the Lender.

(i) Borrower shall, operate and maintain the Project in accordance with all laws, ordinances and regulations of all applicable governmental agencies or entities and in accordance with all requirements of all applicable licenses and permits with respect to the Project, including, but not limited to the conditions and requirements relating to the Project's status as a Conditionally Exempt Small Quantity Generator of Hazardous Waste under RCRA (Resource Conservation and Recovery Act) and the requirements and conditions of the Air Quality Operating Permit issued by KDHE and any supplements or replacements thereof.

10.2 Compliance With Americans With Disabilities Act. Borrower covenants and agrees that it will comply with the requirements of the Americans with Disabilities Act, as the same may be amended from time to time, during the entire term of the Loan and that it will comply with any requirements established by any federal, state or local governmental authorities having jurisdiction over such matters. All future maintenance, renovation, repair and construction conducted on the Project shall all be completed in accordance with the Americans with Disabilities Act. Failure to comply with the provisions of the Americans with Disabilities Act shall constitute an Event of Default and shall entitle the Lender to exercise all remedies available to it hereunder.

10.3 Compliance With OSHA. Borrower covenants and agrees that it will comply with the requirements of the Occupational Safety and Health Act ("OSHA"), as the same may be amended from time to time, during the entire term of the Loan and that it will comply with any requirements established by any federal, state or local governmental authorities having jurisdiction over such matters. All operations, maintenance, renovation, repair and construction conducted on the Project shall all be completed in accordance with OSHA. Failure to comply with the provisions of OSHA shall constitute an Event of Default and shall entitle the Lender to exercise all remedies available to it hereunder.

10.4 Intellectual Property, etc. The Borrower shall maintain its right to use all material patents, trademarks, service marks, trade names, copyrights, licenses and other rights with respect to the foregoing necessary for the present and planned future conduct of its business, without any known conflict with the rights of others, except for such patents, trademarks, service marks, trade names, copyrights, licenses and rights the loss of which, and such conflicts, that in any such case individually or in the aggregate could not reasonably be expected to have a material adverse effect on Borrower and the operations of the Project.

11. ERISA

11.1 ERISA Plans. Neither the Borrower nor any ERISA Affiliate (i) maintains or has maintained any Plan, (ii) contributes or has contributed to any Multiemployer Plan or (iii)

provides or has provided post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the IRC or applicable state law). Neither the Borrower nor any ERISA Affiliate will (i) adopt, create, assume or become a party to any Plan, (ii) incur any obligation to contribute to any Multiemployer Plan, (iii) incur any obligation to provide post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required by law) or (iv) amend any Plan in a manner that would materially increase its funding obligations without giving prior written notice thereof to the Lender.

11.2 ERISA Representation. The Borrower represents, warrants and covenants that it is acting on its own behalf and that as of the date hereof it is not an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which is subject to Title I of ERISA, nor a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended, each of the foregoing hereinafter referred to collectively as a "Plan", and the assets of the Borrower do not constitute "plan assets" of one or more such Plans within the meaning of Department of Labor Regulation Section 2510.3-101. The Borrower also represents, warrants and covenants that it will not be reconstituted as a Plan or as an entity whose assets constitute "plan assets".

11.3 Full Compliance. Neither the Borrower nor any ERISA Affiliate has received any notice or has any knowledge to the effect that it is not in full compliance with any of the requirements of ERISA, the IRC or applicable state law with respect to any Plan. No Reportable Event exists in connection with any Plan. Each Plan which is intended to qualify under the IRC is so qualified, and no fact or circumstance exists which may have an adverse effect on the Plan's tax-qualified status. Neither the Borrower nor any ERISA Affiliate has (i) any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the IRC) under any Plan, whether or not waived, (ii) any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan or (iii) any liability or knowledge of any facts or circumstances which could result in any liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than routine claims for benefits under the Plan).

11.4 Reportable Event. As soon as possible, and in any event within 30 days after the Borrower knows or has reason to know that any Reportable Event with respect to any Plan has occurred, the Borrower will deliver to the Lender a statement signed by the Officer who is the Borrower's chief financial officer setting forth details as to such Reportable Event and the action which the Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation. As soon as possible, and in any event within 10 days after the Borrower fails to make any quarterly contribution required with respect to any Plan under Section 412(m) of the IRC, the Borrower will deliver to the Lender a statement signed by the Officer who is the Borrower's chief financial officer setting forth details as to such failure and the action which the Borrower proposes to take with respect thereto, together with a copy of any notice of such failure required to be provided to the Pension Benefit Guaranty Corporation. As soon as possible, and in any event within ten days after the Borrower knows or has reason to know that it has or is reasonably expected to have any liability under Sections 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or

other event under any Multiemployer Plan, the Borrower will deliver to the Lender a statement of the Borrower's chief financial officer setting forth details as to such liability and the action which the Borrower proposes to take with respect thereto.

11.5 Withdrawal. The Borrower will not and will not permit any Affiliate to withdraw from any Multiemployer Plan if such withdrawal could result in withdrawal liability (as described in Part I of Subtitle E of Title IV of ERISA). The Borrower will not and will not permit any Affiliate to terminate any Plan if such termination could result in the imposition of a lien on any property of the Borrower or any Affiliate pursuant to Section 4068 of ERISA.

11.6 Compliance. Compliance by the Borrower and managing Member with the provisions hereof will not involve any "Prohibited Transaction" (as defined in ERISA).

12. CONDITIONS PRECEDENT TO AN ADVANCE

12.1 Conditions Precedent to any Advance. It shall be a condition precedent to the First Advance and any Subsequent Advance that:

(a) Title. Marketable fee simple title to the Premises shall be vested in Borrower subject only to Permitted Exceptions and the Mortgage and other Loan Documents shall have been duly recorded in such offices as required to create a valid and binding, enforceable first lien against the Premises and the Title Policy shall have been issued insuring Lender to that effect.

(b) Loan Documents. The Loan Documents shall have been duly executed and delivered to Lender and shall be in full force and effect with no default thereunder.

(c) Junior Debt and Equity. The Junior Debt and Equity shall have been paid into the Construction Escrow and applied to Project Costs.

(d) Loan Balance. The total amount of the Loan Funds available for Project Costs plus Owner Equity deposited in the Construction Escrow Account shall be sufficient, in the Lender's reasonable business judgment to complete and pay for all Work in its entirety. To the extent the total shall be insufficient at any time, in Lender's opinion to complete the Work and pay for the same in full or be less than the Project Costs, the Borrower shall immediately deposit in the Construction Escrow Account additional Owner Equity funds in an amount equal to such deficiency.

(e) Representations and Warranties. The representations and warranties in this Agreement shall be true and correct on and as of the date of each Advance.

(f) Covenants. Borrower shall have complied with all of the covenants made by it in this Agreement.

(g) Construction Contracts. All Construction Contracts, whether the Lurgi Contract or the Construction Contracts, shall have been executed and delivered and assigned to Lender with the consent of the Contractor.

(h) Contractor's Sworn Construction Statements. Each Contractor hall have submitted to Lender and Title its Sworn Construction Statement. From time to time if the Project Cost changes or the Scope of the Work changes, the Borrower shall furnish to the Lender any amendments or additions to the original statement as so submitted.

(i) Project Budget. The Budget shall have been approved and a timetable with a schedule of anticipated advances shall have been furnished to and approved by Lender. From time to time if the Project Cost changes or the Scope of the Work changes, the Borrower shall furnish to the Lender any amendments or additions to the original statement as so submitted.

(j) Loan Fee. Lender shall have been paid the Loan Fee.

(k) Appraisal. Lender shall have been provided an Appraisal acceptable to Lender appraising value of the Project at the Minimum Appraised Value.

(l) Approvals. All Required Approvals shall have been satisfied.

(m) No Event of Default. No Event of Default has occurred and is continuing under this Agreement.

(n) Disbursing Agreement. The Disbursing Agreement shall have been executed and delivered.

(o) Permits. All Permits shall have been issued without conditions (other than as may be satisfied by the Work).

(p) Regulatory Approvals. All Regulatory Approvals required for the construction of the Project shall have been issued without conditions (other than as may be satisfied by the Work) and copies thereof provided to Lender.

(q) Operating Agreements. All Operating Agreements shall have been executed and delivered with copy provided to Lender.

(r) TIF. The TIF Loan Documents shall have been executed and delivered and the TIF Lender shall have funded to Borrower the TIF Proceeds.

(s) Supporting Letter of Credit. The Supporting Letter of Credit shall have issued and delivered to Lender.

(t) LOC. The LOC Documents shall have been executed and delivered in form and content satisfactory to Lender and the obligation of the LOC Lender to fund LOC shall be in full force and effect without any setoff, objection or defense to funding the LOC.

(u) Public Improvements. The Public Improvements shall have been authorized and committed to.

(v) Subordinate Loan. The Subordinate Loan Documents shall have been executed and delivered and Lurgi shall have funded to Borrower the Subordinate Loan and the Borrower, Lurgi and Lender shall have executed and delivered the entire Subordination and Standstill Agreement.

(w) Equipment Leases. All Equipment Leases shall have been entered into and assigned to Lender with the consent of the Operating Lessor.

(x) Substation Sublease. The Substation Documents shall have been entered into.

12.2 Conditions Precedent to Future Advance. It shall be a condition precedent to all Advances subsequent to the First Advance that all Conditions Precedent to First Advance set forth in Section 8.1 have been satisfied.

13.
METHODS OF DISBURSEMENTS OF LOAN PROCEEDS

13.1 Procedure. Provided that the Conditions Precedent to an Advance under the Loan Agreement with the Lender are satisfied, not more often than monthly Borrower may submit a Request For Payment requesting an Advance of TIF Proceeds/Loan Funds to pay approved Project Costs shown on the Budget and actually incurred in the construction of the Project as incurred to date less the amount of all previous Advances for the same. Borrower may request an Advance only for i) Direct Costs for Work and Material incorporated in the Project or if approved by Lender, cost of Materials to be incorporated in the Project and which are securely stored on site, with scheduled insurance against loss, theft or damage and for which title rests in Borrower free of liens and claims and ii) Indirect Costs. No Advances may be made for Developer Fees and Developer Overhead and Profit. Each Advance shall be reduced by the Retainage (except in the case of an Advance to Lurgi, if the Retainage Letter of Credit has been endorsed or issued to the Lender no Retainage shall be withheld until the Retainage exceeds the sight amount of the Retainage Letter of Credit). Any Retainage, including amounts drawn on the Retainage Letter of Credit, shall be paid at such time as the conditions of this Agreement for Disbursement of Final Loan Balance is satisfied; provided, in the case of the Lurgi Contract, at such time as Lurgi achieves Interim Completion for the Plant, the permissible Payment Retainage for Lurgi shall be reduced to an amount equal to two percent (2%) of the Lump Sum Amount; and at the time of such reduction, Lender shall deliver to Lurgi the Retainage Letter of Credit in exchange for a new Retainage Letter of Credit that is for the lower amount of permitted Retainage but that otherwise satisfies the requirements for the Retainage Letter of Credit herein before specified. No Advance may be made for (i) Development Costs or Pre-Development Costs or (ii) without the prior of consent of Lender a Line Item in excess of the aggregate amount of the Line Item as shown in the Line Item breakdown in the Sworn Construction Statement and Budget. All Owner Equity, TIF Proceeds and Subordinated Loan Proceeds shall be disbursed prior to the Advance of Loan Funds. Each Request For Payment shall be submitted to Lender and to Title Company at least ten (10) business days prior to the date on which an Advance is requested. Each Request For Payment shall clearly set forth the

amounts due to Borrower and to each Contractor out of the Advance and shall be accompanied by:

(a) As to each Direct Cost:

(i) If requested by Title or Lender a current Contractor's Sworn Statement showing all Subcontractors, Materialmen and Suppliers with whom the Contractor has entered into contracts for the Work with the amount of each contract, the amount requested for any Subcontractor, Materialmen or Supplier and the amount to be paid to Lurgi from each progress payment.

(ii) Application for Payment divided in detail to reflect (i) description of Work (listing labor and material separately), (ii) total value, (iii) percent of the Work completed to date, (iv) value of Work completed to date, (v) percent of previous amount billed, (vi) previous amount billed, (vii) current percent completed, and (viii) value of Work completed to date.

(iii) To the extent requested by Title or Lender, Contractor's computerized summary of all costs, disbursements and activities for the most recent billing cycle and, such other information, documentation and materials including payrolls, receipted invoices or invoices with check vouchers attached, subcontracts, and any other evidence required by Title or Lender to demonstrate that cash disbursements already made by Contractor on account of the Cost of the Work equal or exceed (1) progress payments already received; less (2) that portion of those payments attributable to Contractor's Fee; plus (3) payrolls for the period covered by the present Request For Payment; plus; (4) Retainage applicable to prior progress payments.

(iv) Certification by the Contractor that the Work for which payment is being sought has been substantially completed in accordance with the Contract Documents.

(v) A Conditional Lien Waiver for each Subcontractor, Materialman and Supplier for which payment is being sought in the total amount of all Work previously billed through the prior Request For Payment.

(vi) A Conditional Lien Waiver for each Contractor, Materialman and Supplier for which payment is being sought in the total amount of all Work previously billed through the prior Request For Payment.

(vii) A detailed written description and copies of all Change Orders and other modifications issued through the date of the Request For Payment.

(viii) A report from Lender's Inspecting Engineer approving the Work done to date and confirming the progress of the Work done to date and agreeing

with the percentage of completion stated in the Application and Certificate for Payment.

(b) As to Materials delivered to, stored on and not yet incorporated in the Improvements:

(i) the Contractor's or Borrower's certification that it holds good, marketable title to the Materials and which title shall pass to Borrower on payment to the Contractor of the Advance;

(ii) Delivery to the Project in undamaged condition conforming to the approved Plan Documents and in a condition which is ready for immediate installation or adequate storage at the Project;

(iii) evidence of appropriate insurance coverage insuring the Materials while in storage and naming Lender as loss payee;

(iv) Final Waivers of Lien for all Materials included in the previous Request For Payment; and

(v) Warehouse Receipts for each item of Material stored in a warehouse naming the Borrower as bailor.

(c) As to each Indirect Cost:

(i) A statement or invoice for the cost or service rendered and such other supporting evidence as Lender may require to substantiate the payment requested.

Provided the conditions of the Agreement are met on the date of an Advance and upon advice from the Title Company that it is satisfied that the requirements of the Disbursing Agreement are met, Lender shall advance to Title Company the reimbursable Project Costs set forth in the Request For Payment but excluding the Retainage hereinbefore specified. The Proceeds of the Loan shall bear interest from and after the date of an Advance provided that in the event Title Company shall fail to disburse any Advances within ten (10) business days after an Advance, either the Borrower or Lender may request Title Company to return said Advance to Lender and interest on such Advance shall abate from and after the date of such return.

13.2 Disbursing Agreement. All Advances shall be disbursed pursuant to the Disbursing Agreement and shall be secured by the Loan Documents.

13.3 Disbursement for Approved Project Costs Only. No disbursement will be made for other than Project Costs set forth in the approved Budget and then not to exceed without the consent of the Lender the Line Items set forth therein.

14.
DISBURSEMENT OF FINAL LOAN BALANCE

14.1 Disbursement of Final Balance. At no time and in no event shall Lender be obligated to disburse the final balance of the proceeds of the Loan and any Retainage until:

(a) Final Completion has occurred.

(b) A final Application for Payment has been issued by the respective Contractor; the respective Contractor has delivered to Borrower Unconditional Lien Releases with respect to all Work executed by each Subcontractor (or respective Contractor has delivered to Borrower a bond satisfactory to Borrower, Title and Lender to indemnify Borrower, Title and Lender against any lien by a Subcontractor not providing such release and waiver); respective Contractor has delivered to Borrower its Unconditional Lien Release signed by respective Contractor and covering all of the Work (other than nonconforming work to be corrected as provided in Lurgi Contract); respective Contractor has delivered complete as-built drawings for the Work to Borrower; respective Contractor has delivered to Borrower written warranties provided by each Subcontractor, each sub-subcontractor and other third parties for the Work; and the provisions of Lurgi Contract and the General Conditions of Lurgi Contract and all other pertinent provisions of the Contract Documents have been satisfied with respect to final payment.

(c) 150% of the Lender approved cost of all Punch List Items is deposited with Lender and such Punch List Items shall not prevent the opening of the Project or issuance of an unconditional Certificate of Occupancy.

(d) Lender shall have received an "as-built" update to the original survey reflecting the final location of the Improvements as fully completed on the Premises.

(e) All Project Costs have been paid in full or will be paid in full out of the Final Disbursement.

(f) Each respective Contractor has delivered to Borrower all information reasonably requested by Borrower for its final fixed asset records with respect to the Project; and

(g) As to Lurgi Contract the training program is completed as required under Lurgi Contract; and

(h) All Permits required to operate the Project have been obtained; and

(i) As to Lurgi Contract:

(i) Performance Tests have been successfully completed demonstrating the Performance Guarantees have been achieved; or

(ii) if Lurgi failed to meet one or more Performance Guarantees and has paid the Performance Liquidated Damages specified in Article 17.1 of Lurgi Contract as permitted under Article 13.4(d) of Lurgi Contract and the full amount of such Performance Liquidated Damages have been paid to the Lender to be applied as a prepayment of principal of the Loan.

(j) No Event of Default has occurred and is continuing.

15. EVENTS OF DEFAULT

It shall be an "Event of Default" under this Agreement on the happening of any of the following:

15.1 Default Under Loan Documents. An Event of Default (as defined thereunder) occurs under any of the Loan Documents; or

15.2 Failure to Commence Construction. Any Contractor shall fail to commence construction of the Work within the time limits, if any, required by the applicable Construction Contract; or

15.3 Termination of Parent Guarantee. The Parent Guarantee is terminated or the Parent repudiates in writing its obligations under the Parent Guarantee; or

15.4 Lurgi or Other Contractor Ceases Work. Any Contractor ceases to perform the Work for thirty (30) or more consecutive days, unless performance is otherwise excused under the terms of this Agreement or in the case of Lurgi, unless performance is otherwise excused under the terms of the Lurgi Contract; or

15.5 Failure to Achieve Minimum Performance Standards. Lurgi fails to achieve the Minimum Performance Standards by the date required in Article 15.4 of the Lurgi Contract; or

15.6 Breach of Covenants. Borrower breaches or fails to perform, observe or meet any covenant or condition of this Agreement and such breach or failure is not cured within a period of fifteen (15) days thereafter; or

15.7 Breach of Representation or Warranty. Any representations or warranties made or agreed to be made in any of the Loan Documents or this Agreement shall be breached by Borrower or shall prove to be false or misleading in any material respect; or

15.8 Filing of Liens Against the Premises. Any Lien shall be asserted or filed against the Premises and such Lien shall not be released or bonded over and stayed to Lender's satisfaction within fifteen (15) days after the assertion or filing thereof and in the case of the Lurgi Contract in accordance with the requirements of the Lurgi Contract; or

15.9 Litigation Against Borrower. Any suit shall be filed against Borrower which (i) creates a stoppage of the Work or enjoins the ongoing construction or (ii) if adversely

determined, would substantially impair the ability of the Borrower to perform its obligations under the Loan Documents or complete the Work by the Accelerated Maturity Date, and which is not dismissed or bonded over within thirty (30) days after its filing; or

15.10 Judgment, Writ, Attachment or Levy Upon the Premises. A judgment, writ or warrant of attachment or execution or similar process, levy or seizure be made under any process against the Premises and such action shall not be released or bonded over to Lender's satisfaction within fifteen (15) days after the assertion or filing thereof; or

15.11 Acceleration of Other Debts. Borrower does, or omits to do, any act, or any event occurs, as a result of which any material obligation of Borrower, not arising hereunder, may be declared due and payable by the holder thereof and which continues uncured for fifteen (15) days thereafter and which materially affects Borrower's ability to perform its obligations hereunder; or

15.12 Transfers. In the event a Transfer shall occur; or

15.13 Abandonment Prior to Final Completion. Prior to Final Completion the Project is abandoned or Work thereon ceases or is substantially delayed for a period of sixty (60) days unless excused under the terms of the applicable Construction Contract, so that Completion of Construction cannot be accomplished in the judgment of Lender, reasonably exercised, on or before the date required under the applicable Construction Contract, if any; or

15.14 Abandonment After Final Completion. After Final Completion and excepting Industry Wide Disruption not lasting more than six (6) consecutive months the Borrower shall abandon the Project or cease operations thereon for more than the period of Industry Wide Disruption, provided such Industry Wide Disruption shall not relieve the Borrower of its obligation to make payments of Debt Service and to perform its other obligations other this Agreement; or

15.15 Bankruptcy of Borrower. The Borrower shall fail to pay its debts as they become due, or shall make an assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a petition under any chapter of the Federal Bankruptcy Code or any similar law, state or federal, now or hereafter existing, or shall become "insolvent" as that term is generally defined under the Federal Bankruptcy Code, or shall in any involuntary bankruptcy case commenced against it file an answer admitting insolvency or inability to pay its debts as they become due, or shall fail to obtain a dismissal of such case within one hundred twenty (120) days after its commencement or convert the case from one chapter of the Federal Bankruptcy Code to another chapter, or be the subject of an order for relief in such bankruptcy case, or be adjudged a bankrupt or insolvent, or shall have a custodian, trustee or receiver appointed for, or have any court take jurisdiction of its property, or any part thereof, in any voluntary proceeding for the purpose of reorganization, arrangement, dissolution or liquidation and such custodian, trustee or receiver shall not be discharged, or such jurisdiction shall not be relinquished, vacated or stayed within one hundred twenty (120) days of the appointment; or

15.16 Bankruptcy of Parent. If the Parent shall fail to pay its debts as they become due, or shall make an assignment for the benefit of its creditors, or shall admit in writing its, his or her

inability to pay its debts as they become due, or shall file a petition under any bankruptcy or debtor insolvency law available to the Parent ("Bankruptcy Law"), or be the subject of an order for relief in such bankruptcy case, or be adjudged a bankrupt or insolvent, or shall have a custodian, trustee or receiver appointed for, or have any court take jurisdiction of its property, or any part thereof, in any voluntary proceeding for the purpose of reorganization, arrangement, dissolution or liquidation and such custodian, trustee or receiver shall not be discharged, or such jurisdiction shall not be relinquished, vacated or stayed within one hundred twenty (120) days of the appointment; or

15.17 Bankruptcy of Lurgi. If Lurgi shall fail to pay its debts as they become due, or shall make an assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a petition under any bankruptcy or debtor insolvency law available to Lurgi ("Bankruptcy Law"), or be the subject of an order for relief in such bankruptcy case, or be adjudged a bankrupt or insolvent, or shall have a custodian, trustee or receiver appointed for, or have any court take jurisdiction of its property, or any part thereof, in any voluntary proceeding for the purpose of reorganization, arrangement, dissolution or liquidation and such custodian, trustee or receiver shall not be discharged, or such jurisdiction shall not be relinquished, vacated or stayed within one hundred twenty (120) days of the appointment; or

15.18 Attachment. Any part of the Lender's commitment to make the advances hereunder shall at any time be subject or liable to attachment, seizure, garnishment or levy at the suit of any creditor of the Borrower or at the suit of any Contractor or creditor of the Contractor; or

15.19 Destruction. Any part of the Project is materially damaged or destroyed by fire or other casualty and within ten (10) days thereafter (a) the loss shall prove not to be adequately covered by (i) insurance actually collected or in the process of collection and (ii) additional Owner Equity funds deposited with Lender and (b) construction does not or cannot continue in a timely manner after such loss such that the Project shall be completed by the Accelerated Maturity Date; or

15.20 Eminent Domain. The Premises shall be the subject of condemnation by a Governmental Authority in an eminent domain proceeding or a temporary taking adverse to Borrower that delays the construction of the Project beyond the Accelerated Maturity Date or prevents the construction of the Project in accordance with the Contract Documents; or

15.21 First Lien Insurance. Any refusal by Title to insure any Advance as being secured by the Mortgage as a valid first lien and security interest on the Project and continuance of such refusal for a period of twenty (20) days after notice thereof by the Lender to the Borrower; or

15.22 Change in Borrower Status. If the Borrower shall be dissolved, liquidated or wound up or shall fail to maintain its existence as a going concern in good condition be adjudged incompetent or a conservator, custodian or guardian be appointed to handle his/her affairs or shall die; or

15.23 Change in Parent Status. If the Parent shall be dissolved, liquidated or wound up or shall fail to maintain its existence as a going concern in good condition; or

15.24 Change in Lurgi Status. If Lurgi shall be dissolved, liquidated or wound up or shall fail to maintain its existence as a going concern in good condition; or

15.25 Default under Parent Guarantee. If the Parent shall fail to keep or perform any covenant, undertaking or agreement on its part under the Parent Guarantee; or

15.26 Default under Construction Contract(s). If the Borrower shall fail to meet or perform any condition of any Construction Contract(s) to which it is a party prior to the expiration of any applicable grace period or such Construction Contract(s) shall be terminated by the Contractor(s); or

15.27 Retainage Letter of Credit. If the Retainage Letter of Credit expires or is cancelled before the time it is to be returned to Lurgi in accordance with its terms and is not timely replaced with an equivalent Retainage Letter of Credit; or

15.28 Guaranteed Performance. If the Guaranteed Performance is not met or otherwise satisfied as provided in the Lurgi Contract within the time limits specified therein; or

15.29 Default under Operating Agreements. If the Borrower shall fail to meet or perform any condition of any Operating Agreement to which it is a party prior to the expiration of any applicable grace period or such Operating Agreement shall be terminated; or

15.30 Default Under Regulatory Approvals. If the Borrower shall fail to meet or perform any condition of any Regulatory Approvals to which it is a party prior to the expiration of any applicable grace period or any of such Regulatory Approvals shall be terminated; or

15.31 LOC. If an event of default shall occur under the LOC Documents which is not cured to the satisfaction of the LOC Lender and/or the LOC is terminated or cancelled or the obligation of the LOC Lender to advance the LOC proceeds is terminated or rescinded; or

15.32 TIF. If an event of default shall occur under the TIF Documents which is not cured to the satisfaction of the TIF Lender and/or the TIF is terminated or cancelled or the obligation of the TIF Lender to advance the TIF Proceeds is terminated or rescinded; or

15.33 Reportable Event. Any Reportable Event, which the Lender determines in good faith might constitute grounds for the termination of any Plan or for the appointment by the appropriate United States District Court of a trustee to administer any Plan, shall have occurred and be continuing 30 days after written notice to such effect shall have been given to the Borrower by the Lender; or a trustee shall have been appointed by an appropriate United States District Court to administer any Plan; or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Plan or to appoint a trustee to administer any Plan; or the Borrower or any ERISA Affiliate shall have filed for a distress termination of any Plan under Title IV of ERISA; or the Borrower or any ERISA Affiliate shall have failed to make any quarterly contribution required with respect to any Plan under Section 412(m) of the IRC, which the Lender determines in good faith may by itself, or in combination with any such failures that the Lender may determine are likely to occur in the future, result in the imposition of a Lien on the Borrower's assets in favor of the Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multiemployer Plan which results or could reasonably be

expected to result in a material liability of the Borrower to the Multiemployer Plan under Title IV of ERISA; or

15.34 Default Under Equipment Lease. Borrower shall default under any Equipment Lease or the lessor thereunder shall fail to timely perform its obligations thereunder all to the end that Lurgi cannot perform its obligations under the Lurgi Contract and/or achieve Final Completion within the time limits provided in the Lurgi Contract; or

15.35 Default Under Substation Sublease. Borrower shall default under the Substation Sublease or the Substation Lessor thereunder shall fail to timely perform its obligations thereunder and complete and deliver the Substation all to the end that Lurgi cannot perform its obligations under the Lurgi Contract and/or achieve Final Completion within the time limits provided in the Lurgi Contract.

16.
REMEDIES OF LENDER

16.1 Exercise of Rights. Upon the Event of Default the Lender may at its option exercise one or more of the following:

(a) Acceleration. Accelerate the repayment of the Loan.

(b) Foreclosure. Exercise any of the various remedies provided in any of the Loan Documents, including the foreclosure of the Mortgage;

(c) Cumulative Rights. Cumulatively exercise all other rights, options and privileges provided by law;

(d) Cease Making Advances. Cease making Advances and may instruct Title to refrain from making any Advances under the Disbursing Agreement but Lender may instruct Title to make Advances after the happening of any such event without thereby waiving the right to refrain from making other further Advances or to exercise any of the other rights Lender may have.

(e) Assignment of Construction Contracts. Enforce the assignment of any Construction Contracts and exercise the Borrower's rights thereunder;

(f) Receiver. Seek the appointment of a receiver to take possession of the Project and to operate the Project and to complete the Project.

(g) Cure Contract Defaults. Comply with, effect a cure under and/or prevent a failure or default under any Construction Contract or other agreement relating to the Project;

(h) Protect Interest. Do all things necessary to protect its interest in the Project and the security afforded the Loan by a completed Project;

(i) Perform Work. Perform or cause to be performed any and all Work and labor necessary to complete the Project;

(j) Provide Security. Employ security watchmen to protect the Premises;

(k) Prevent Waste. Take such action as necessary to prevent waste;

(l) Regulatory Approvals. Comply with, effect a cure under and/or prevent a failure or default under any Regulatory Approvals;

(m) Operating Agreements. Comply with, effect a cure under and/or prevent a failure or default under any Operating Agreement;

(n) Cumulative Rights. Singularly or cumulatively exercise all other rights, options and privileges provided by law;

(o) Retainage Letter of Credit. Draw upon the Retainage Letter of Credit and apply the proceeds to the Principal Balance or costs of construction at the sole option of Lender;

(p) Supporting Letter of Credit. Draw upon the Supporting Letter of Credit as permitted under Section 9.8 and apply the proceeds to the Principal Balance or costs of construction at the sole option of Lender;

(q) Rights to Enter and Complete. Require Borrower to vacate the Premises and Lender may, at its election, (whether prior to any sale pursuant to a foreclosure of the Mortgage or during any period of redemption) either through itself, its agents or a receiver appointed by a court of competent jurisdiction:

(i) Do all things necessary to protect its interest in the Project and the security afforded the Loan by a completed Project;

(ii) Enter into possession;

(iii) Perform or cause to be performed any and all Work and labor necessary to complete the Project;

(iv) Employ security watchmen to protect the Premises;

(v) Take such action as necessary to prevent waste;

(vi) Comply with, effect a cure under and/or prevent a failure or default under the Construction Contract(s);

(vii) Comply with, effect a cure under and/or prevent a failure or default under any Regulatory Approval;

(viii) Comply with, effect a cure under and/or prevent a failure or default under any Operating Agreement;

(ix) Comply with, effect a cure under and/or prevent a failure or default under the LOC;

(x) Comply with, effect a cure under and/or prevent a failure or default under the TIF;

and in furtherance thereof the Borrower irrevocably, absolutely and unconditionally agrees that Lender may disburse that portion of the Loan not previously disbursed (including any Retainage) and such amounts as Lender may deem necessary or appropriate to complete the Project and to protect the Project and the lien of the Loan Documents and to do all of the things in connection with the Project which Borrower may do in its own behalf and hereby appoints the Lender as its attorney in fact to perform the foregoing. It is understood and agreed that this power of attorney shall be deemed to be a power coupled with an interest which cannot be revoked by death or otherwise. Said attorney-in-fact shall also have power to prosecute and defend all actions and proceedings in connection with the construction of the Project and to take such action and require such performance as it deems necessary. In accordance therewith, Borrower hereby assigns and quitclaims unto Lender all sums to be advanced hereunder including Retainage. Any funds so disbursed or fees or charges so incurred shall be included in any amount necessary for Borrower to pay to redeem the Premises after any foreclosure sale over and above and notwithstanding the bid price at any foreclosure sale. BORROWER EXPRESSLY ACKNOWLEDGES AND AGREES THAT THE FAILURE TO COMPLETE THE PROJECT WILL SUBJECT THE LENDER TO IRREPARABLE HARM AND LOSS INCLUDING THE LOSS OF THE COMPLETED PROJECT AS SECURITY FOR THE LOAN AND EXPRESSLY COVENANTS AND AGREES THAT IT WILL COOPERATE WITH THE LENDER IN THE LENDER'S EXERCISE OF ITS REMEDIES HEREUNDER, WILL NOT OBJECT OR CONTEST THE EXERCISE OF LENDER'S REMEDIES HEREUNDER AND EXPRESSLY WAIVES AND RELINQUISHES ANY RIGHT NOW OR HEREAFTER EXISTING AT LAW, IN EQUITY OR BY STATUTE TO OBJECT TO THE EXERCISE BY LENDER OF ALL OR ANY OF THE AFORESAID REMEDIES. BORROWER ACKNOWLEDGES THAT IT IS REPRESENTED BY COUNSEL AND THE REMEDIES HEREIN AND THE CONTENT AND EFFECT OF THIS WAIVER HAVE BEEN FULLY DISCUSSED WITH AND EXPLAINED BY COUNSEL AND EXECUTES AND DELIVERS THIS WAIVER ONLY UPON A FULL UNDERSTANDING OF THE SAME AND THE RIGHTS WAIVED HEREUNDER. BORROWER FURTHER UNDERSTANDS THAT LENDER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT IN RELIANCE UPON THIS WAIVER AND THE RIGHT TO EXERCISE SUCH REMEDIES AND BUT FOR SUCH WAIVER WOULD NOT MAKE THE LOAN.

16.2 <u>Rights Non-Cumulative</u>. No right or remedy by this Agreement or by any Loan Document or instrument delivered by the Borrower pursuant hereto, conferred upon or reserved to the Lender shall be or is intended to be exclusive of any other right or remedy and each and every right and remedy shall be cumulative and in addition to any other right or remedy or now or hereafter arising at a law or in equity or by statute. Except as Lender may hereafter otherwise agree in writing, no waiver by Lender or any breach by or default of Borrower of any of its obligations, agreements, or covenants under this Agreement shall be deemed to be a waiver of any subsequent breach of the same or any other obligation, agreement or covenant, nor shall any forbearance by Lender to seek a remedy for such breach be deemed a waiver of its rights and remedies with respect to such a breach, nor shall Lender be deemed to have waived any of its rights and remedies unless it be in writing and executed with the same formality as this Agreement.

17.
GENERAL CONDITIONS AND MISCELLANEOUS

17.1 Rights of Third Parties. All conditions of the obligations of Borrower hereunder are imposed solely and exclusively for the benefit of Lender and no other person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make advances in the absence of strict compliance with any or all thereof, and no other person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by Lender at any time if in its sole discretion it deems it desirable to do so. In particular, Lender makes no representations and assumes no duties or obligations as to third parties concerning the quality of the construction of the Improvements or the absence therefrom of defects. In this connection, Borrower agrees to and shall indemnify Lender from any liability, claims or losses resulting from the disbursement of the Loan proceeds or from the condition of the Premises whether related to the quality of construction or otherwise and whether arising during or after the term of the Loan made by Lender to Borrower in connection therewith. This provision shall survive the repayment of said Loan and shall continue in full force and effect so long as the possibility of any such liability, claims or losses exists.

17.2 Evidence of Satisfaction of Conditions. Any condition of this Agreement which requires the submission of evidence of the existence or non-existence of a specified fact or facts implies as a condition the existence or non-existence, as the case may be, of such fact or facts, and Lender shall, at all times, be free independently to establish to its satisfaction and in its absolute discretion such existence or non-existence at its sole cost and expense except as otherwise expressly provided in the Loan Documents.

17.3 Assignment. Borrower may not assign this Loan Agreement or any of its rights or obligations hereunder, including the right to an Advance, without the prior written consent of Lender.

17.4 Successors and Assigns Including in Parties. Whenever in this Agreement one of the parties hereto is named or referred to, the heirs, legal representatives, successors and assigns of such parties shall be included and all covenants and agreements contained in this Agreement by or on behalf of the Borrower or by or on behalf of the Lender shall bind and inure to the benefit of their respective heirs, legal representatives, successors and assigns, whether so expressed or not.

17.5 Headings. The headings of the sections, paragraphs and subdivisions of this Agreement are for the convenience of reference only, and are not to be considered a part hereof and shall not limit or otherwise affect any of the terms hereof.

17.6 Invalid Provisions to Affect no Others. If fulfillment of any provision hereof, or any transaction related thereto at the time performance of any such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity; and such clause or provision shall be deemed invalid as though not herein contained, and the remainder of this Agreement shall remain operative in full force and effect.

17.7 Number and Gender. Whenever the singular or plural number, masculine or feminine or neuter gender is used herein, it shall equally include the other.

17.8 Amendments. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

17.9 Notices. Any notices and other communications permitted or required by the provisions of this Agreement (except for telephonic notices expressly permitted) shall be in writing and shall be deemed to have been properly given or served by depositing the same with the United States Postal Service, or any official successor thereto, designated as Certified Mail, Return Receipt Requested, bearing adequate postage, or deposited with reputable private courier or overnight delivery service, and addressed as hereinafter provided. Each such notice shall be effective upon being deposited as aforesaid. The time period within which a response to any such notice must be given, however, shall commence to run from the date of receipt of the notice by the addressee thereof. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice sent. By giving to the other party hereto at least ten (10) days' notice thereof, either party hereto shall have the right from time to time to change its address and shall have the right to specify as its address any other address within the United States of America.

Each notice to Lender shall be addressed as follows:

Dougherty Funding LLC
Suite 4300
90 South Seventh Street
Minneapolis, Minnesota 55402
Attention: Executive Vice President and Chief Operating Officer

Each notice to Borrower shall be addressed as follows:

Gateway Ethanol, L.L.C.
307 S. Main Street
Pratt, Kansas 67124
Attention: President

17.10 Governing Law. Notwithstanding the place of execution of this instrument, the parties to this instrument have contracted for Kansas law to govern this instrument and it is controllingly agreed that this instrument is made pursuant to and shall be construed and governed by the laws of the State of Kansas without regard to the principles of conflicts of law.

17.11 Participation. Lender may in its sole and exclusive discretion issue participations in the Loan and/or assign all or a portion of its obligations to make the Loan to participant(s) in the Loan. The Lender may assign the Loan and its rights and obligations to another lender or to a Person that the Lender merges with, is merged into, or who acquires the assets of Lender or whose assets are acquired by Lender. Lender may divulge all information received by it from Borrower or any other source, including but not limited to information relating to the Loan, to the Project and to Borrower, to any such participant(s) or other lenders, and Borrower shall

cooperate with Lender, at Lender's expense, in satisfying the reasonable requirements of any such participant(s) or other lenders for consummating such a purchase or participation.

17.12 Consent to Jurisdiction. The Borrower submits and consents to personal jurisdiction of the Courts of the State of Kansas and Courts of the United States of America sitting in such State for the enforcement of this instrument and waives any and all personal rights under the laws of any state or the United States of America to object to jurisdiction in the State of Kansas. Litigation may be commenced in any state court of general jurisdiction for the State of Kansas or the United States District Court located in that state, at the election of the Lender. Nothing contained herein shall prevent Lender from bringing any action against any other party or exercising any rights against any security given to Lender, or against the Borrower personally, or against any property of the Borrower, within any other state. Commencement of any such action or proceeding in any other state shall not constitute a waiver of consent to jurisdiction or of the submission made by the Borrower to personal jurisdiction within the State of Kansas.

17.13 Counterparts. This instrument may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart. The signatures to this instrument may be executed on separate pages and when attached to this instrument shall constitute one complete document.

17.14 Exculpation. Lender, for itself and its successors and assigns, acknowledges and agrees that (i) no Member is a party to this Agreement and each Member is a legal entity separate from the Borrower; (ii) no Member has, and does not, assume any of the obligations of the Borrower; and (iii) no Member has any obligation to contribute capital, or otherwise provide financial support, to the Borrower or to any other Person in respect of the Project or the Plant (excepting for those equity contributions required to be made by a Member in accordance with the provisions of the Organizational Documents of the Borrower) and the Lender enters into this Agreement without reliance upon the creditworthiness of any Member for repayment of the Loan and without reliance upon any undertaking by any Member in respect of the Project or the Plant. Each Member is a third party beneficiary of this Section 17.14 and is entitled to rely on and enforce this Section 17.14 against the parties to this Agreement and their respective successors and assigns. For purposes of this Section 17.14 the term "Member" means and includes all subsidiaries and affiliates of a Member and specifically in the case of Cargill includes Cargill, Inc. and its affiliates including, without limitation, Cargill Biofuels Investments, LLC and Cargill Commodity Services Inc. Nothing herein shall be construed or is intended to prevent the Lender from commencing a foreclosure action, an action in lieu of foreclosure, the exercise of any power of sale under any Loan Document, an action for specific performance, any demand for a deficiency judgment against the Borrower, or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, and the other Loan Documents, or in any collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable solely against Borrower but not its Members and in any collateral given to Lender, and Lender agrees that it shall not sue for, seek or demand any deficiency judgment against any Member of the Borrower in any such action or proceeding. The

provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower but not its Members as a party defendant in any action or suit for foreclosure and sale of the collateral; (c) affect the validity or enforceability of or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; or (e) constitute a prohibition against Lender to seek a deficiency judgment against Borrower but not its Members in order to fully realize upon the Collateral or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies under each Loan Document.

17.15 Waiver. THE UNDERSIGNED WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH ANY PARTIES TO THIS INSTRUMENT ARE INVOLVED DIRECTLY OR INDIRECTLY AND ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS INSTRUMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER, AND WHETHER ARISING OR ASSERTED BEFORE OR AFTER THE DATE OF THIS INSTRUMENT.

17.16 Statutory Notice. NOTICE: The following provisions are included in compliance with K.S.A. Sections 16-117 and 16-118. THIS WRITTEN AGREEMENT IS THE FINAL EXPRESSION OF THE LOAN AND SECURITY AGREEMENT BETWEEN THE BORROWER AND THE LENDER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR OR CONTEMPORANEOUS ORAL AGREEMENT BETWEEN THE BORROWER AND THE LENDER. THE FOLLOWING SPACE (WHICH BORROWER AND LENDER AGREE IS SUFFICIENT SPACE) IS PROVIDED FOR THE PLACEMENT OF NONSTANDARD TERMS, IF ANY (IF THERE ARE NO NONSTANDARD TERMS TO BE ADDED, STATE "NONE"):

NONE

BORROWER AND LENDER HEREBY AFFIRM THAT THERE IS NO UNWRITTEN ORAL LOAN AND SECURITY AGREEMENT BETWEEN BORROWER AND LENDER WITH RESPECT TO THE SUBJECT MATTER OF THIS WRITTEN LOAN AND SECURITY AGREEMENT.

____________________	SZ ____________________
Initialed For Borrower	**Initialed For Lender**

IN WITNESS WHEREOF, Borrower and Lender have hereunto caused these presents to be executed on the date first above written.

GATEWAY ETHANOL, L.L.C., a Kansas limited liability company

By: ______________________
H. Richard Jarboe
Its: President

STATE OF MINNESOTA)
) ss.
COUNTY OF HENNEPIN)

The foregoing instrument was acknowledged before me this 31st day of March, 2006, by H. Richard Jarboe as President of Gateway Ethanol, L.L.C., a Kansas limited liability company, on behalf of the limited liability company.

In Witness whereof, I have hereunto set by hand and affixed my seal the day and year last written above.

[NOTARIAL SEAL]

Notary: ______________________
Print Name: Marvella S. Playle
Notary Public, State of Minnesota
My Commission expires: Jan 31, 2010

MARVELLA S. PLAYLE
Notary Public-Minnesota
My Commission Expires Jan 31, 2010

DOUGHERTY FUNDING LLC, a
Delaware limited liability company

By: [signature]
Scott Zibley
Its: Senior Vice President

STATE OF MINNESOTA)
) ss.
COUNTY OF HENNEPIN)

The foregoing instrument was acknowledged before me this 5th of ~~March~~ April, 2006, by Scott Zibley as Senior Vice President of Dougherty Funding LLC, a Delaware limited liability company, on behalf of the limited liability company.

In Witness whereof, I have hereunto set by hand and affixed my seal the day and year last written above.

[NOTARIAL SEAL]

Notary: [signature]
Print Name: MARVELLA S. PLAYLE
Notary Public, State of Minnesota
My Commission expires: Jan. 31, 2010

MARVELLA S. PLAYLE
Notary Public-Minnesota
My Commission Expires Jan 31, 2010

THIS DOCUMENT WAS DRAFTED BY:

OPPENHEIMER WOLFF & DONNELLY LLP (DPN)
Plaza VII, Suite 3400
45 South Seventh Street
Minneapolis, MN 55402

TABLE OF EXHIBITS

Exhibit A – Budget
Exhibit B – Extract of Plan Documents
Exhibit C – Premises
Exhibit D – Request For Payment
Exhibit E – Intellectual Property List
Exhibit F – Monthly Reporting Schedule

EXHIBIT "A"

Budget

PROJECT BUDGET

Gateway Ethanol, LLC

DIRECT COSTS

Construction (EPC)

Lurgi Process License		1,500,000
Building Finishes		544,000
Building Siding/ Roofing		655,000
Concrete		4,592,000
Pre-Engineered Buildings		303,000
Paving		216,000
Steel		3,726,000
Underground Utility		1,250,000
Water Treatment		300,000
Process Piping		8,157,000
Equipment and Install		23,240,000
Insulation		1,217,000
Painting and Labeling		334,000
Electrical and Instrumentation		8,219,000
Engineering Fees		2,616,000
Construction Overhead		4,831,000
	$	61,700,000
EPC Subtotal	**$**	**61,700,000**
Admin Building	$	200,000
Construction and Site Improvements		1,493,462
Subtotal	$	63,393,462
Grain Handling Facility	$	8,293,973
Rail:		
Union Pacific		2,209,245
Railworks		340,579
Rail Material Costs		1,163,343
Subtotal		12,007,140
DIRECT COSTS SUBTOTAL		**75,400,602**

INDIRECT COSTS

Natural Gas	625,000
Land / Water Rights	2,689,443
Permitting and Insurance	200,000
Spare Parts	300,000
County Road Infrastructure	2,700,000
Capitalized Interest	3,725,000
Contingency	1,303,377
Subtotal	11,542,820

Developmental and Start Up

Start Up Working Capital		1,030,000
Pre-Development Costs		
Pre-Development-SNB Costs		1,102,150
Other Pre-Development Costs		1,668,656
Pre-Development Org/Legal/Consulting		767,289
Office Furniture and Equipment		150,000
Subtotal		4,718,095
Closing & Misc. Costs		
DFLLC Origination Fee & Expenses		956,501
Lender Counsel		141,744
HDR Invoice		19,377
Title Fees & Mortgage Registration Tax		223,861
Subtotal Closing & Misc.	$	1,343,483
Indirect Costs Subtotal	**$**	**17,604,398**
TOTAL PROJECT COSTS		**$93,005,000**

EXHIBIT "B"

Premises

TRACT NO. 1: That part of the Southeast Quarter lying North of the Railroad Right-of-Way in Section 23, Township 27 South, Range 13 West of the 6th P.M., Pratt County, Kansas.

TRACT NO. 2: The Northeast Quarter of Section 23, Township 27 South, Range 13 West of the 6th P.M., Pratt County, Kansas.

TRACT NO. 3: The East Half of the Southwest Quarter of Section 23, Township 27 South, Range 13 West of the 6th P.M., Pratt County, Kansas.

TRACT NO. 4: The Southeast Quarter of the Northwest Quarter of Section 23, Township 27 South, Range 13 West of the 6th P.M., Pratt County, Kansas.

TRACT NO. 5: That portion of the Northwest Quarter lying North of the Railroad Right-of-Way in Section 24, Township 27 South, Range 13 West of the 6th P.M., Pratt County, Kansas.

TRACT NO. 6: The Southwest Quarter of Section 13, Township 27 South, Range 13 West of the 6th P.M., Pratt County, Kansas, except the right of way of the Union Pacific Railroad.

TRACT NO. 7: A non-exclusive Easement for one gas pipeline across the North Half of Section 22, Township 27 South, Range 13 West of the 6th P.M., Pratt County, Kansas, and across the Southwest Quarter of the Northwest Quarter of Section 23, Township 27 South, Range 13 West of the 6th P.M., Pratt County, Kansas, for the benefit of Tract No. 4, recorded in Book 299, Page 457, subject to terms & provisions of said instrument.

TRACT NO. 8: A portion of Lots 10 and 11, Block 4, Smith and Brigg's Addition to the City of Pratt, Pratt County, Kansas, described as follows: Commencing at the Southwest corner of said Lot 10; thence South 88 degrees 49' 47" East (basis of bearings is assumed) along the South line of said Lot 10 a distance of 112.60 feet for the point of beginning; thence North 01 degree 08' 35" East parallel with the West line of said Lots 10 and 11 a distance of 88.40 feet; thence South 88 degrees 49' 47" East parallel with the South line of said Lot 10 a distance of 20.00 feet; thence South 01 degree 08' 35" West parallel with the West line of said Lots 10 and 11 a distance of 88.40 feet to the South line of said Lot 10; thence North 88 degrees 49' 47" West along the South line of said Lot 10 a distance of 20.00 feet to the point of beginning.

TRACT NO. 9: A non-exclusive Easement for water well(s) and one water pipeline across the Northeast Quarter of Section 22 and Northwest Quarter of the Southwest Quarter and the Southwest Quarter of the Northwest Quarter of Section 23, all in Township 27 South, Range 13 West of the 6th P.M., Pratt County, Kansas, for the benefit of Tract No. 4, recorded in Book 302, Page 5, subject to terms & provisions of said instrument.

EXHIBIT "C"

Request For Payment

Form of Request For Payment

Request for Payment

Draw No. ____________________

TO: Dougherty Funding LLC
90 South Seventh Street
Suite 4300
Minneapolis, Minnesota 55402
Attn: Scott Zibley

RE:	Loan and Security Agreement dated:	March 30, 2006
	Owner:	Gateway Ethanol, L.L.C.
	Project:	Gateway Ethanol Production Facility
	Project Location:	Pratt, Kansas
	Disbursing Agent:	First American Title Insurance Company
	Title Insurer:	First American Title Insurance Company
	Lender:	Dougherty Funding LLC

DATED: ____________________________

In accordance with the terms of the above-referenced Loan Agreement, the undersigned requests an Advance for payment of Project Costs in the amounts and to the payees itemized on the attached Payment Schedule ("Payment Schedule") which is incorporated herein by reference and made a part hereof. You are authorized, at your option, to make such disbursement to the Disbursing Agent's account and the Disbursing Agent is authorized to disburse any or all such funds so disbursed to accounts of the payees identified in the Payment Schedule.

The undersigned certifies that:

1. the labor, services and/or materials for which payment is requested have actually been incurred in the construction of the Project and have been installed in the Project and are in place;

1. all construction to date has been performed in accordance with the Plans for the Project approved by you, and there have been no changes in those Plans except as may be expressly permitted by the Loan Agreement or as have been approved by you in writing;

2. there have been no changes in the scope or time of performance of the Work, nor any extra work, labor or materials ordered or contracted for, nor are any such

changes or extras contemplated, except as may be expressly permitted by the above-referenced Loan Agreement or as have been approved by you in writing;

3. the progress of construction of the Project is such that it can be completed on or before the Final Completion Date, the payments to be made with the Advance requested herein and all prior payments will pay all bills received to date for any labor, materials and services furnished in connection with construction of the Project, and the remaining undisbursed Loan Funds will be sufficient to pay remaining costs to complete;

4. all amounts previously disbursed by you for labor, services and/or materials for the Project pursuant to previous Requests For Payment have been paid to the parties identified in the previous Requests For Payment;

5. all conditions to the disbursement of the Funds requested herein as set forth in the above-referenced Loan Agreement have been fulfilled, and, to the knowledge of the undersigned, no Event of Default under the Loan Agreement has occurred and is continuing;

6. all terms, covenants and conditions, which are applicable to the construction, equipping and completion of the Project and in all of the documents executed by Borrower in connection with the Loan, including, but not limited to, the Loan Agreement have been complied with; and

7. appropriate lien waivers for labor and materials provided and services performed through the last Request For Payment have been executed and delivered to the Disbursing Agent.

GATEWAY ETHANOL, L.L.C., a Kansas limited liability company

By: ______________________________
H. Richard Jarboe
Its: President

EXHIBIT "D"

Intellectual Property List

NONE

EXHIBIT "E"

Monthly Reporting Schedule

Financial Covenants
Gateway Ethanol, LLC
Monthly Reporting Requirements

1) Junior Debt and Equity shall not be below $33,000,000.

Junior Debt (per Balance Sheet)	______
Equity (per Balance Sheet)	______
Total	

2) 25% of pre-tax Net Income available for Distributions are to be retained with Borrower

Pre-Tax Income (per Income Statement)	______
25% of pre-tax Net Income	______
Change in Retained Earnings (per Balance Sheet)	______

3) 100% of the Federal Commodity Credit Corporation and any State of Kansas production subsidies will be applied to prepayment of the Senior Debt.

Federal Subsidy Income (per Income Statement)	______
State Subsidy Income (per Income Statement)	______

4) No Distributions (other than tax payments) to the members if total Debt Service on all Debt is less than 1.25x

Net Income (per Income Statement)	______
plus: Depreciation Expense (per Income Statement)	______
plus: Amortization Expense (per Income Statement)	______
plus: Interest Expense (per Income Statement)	______
EBITDA	______
Annual Debt Service of First Mortgage	______
Annual Debt Service of Subordinated Debt	______
Annual Debt Service of all other Long-Term Debt	______
Interest Payments on Line of Credit Facility	______
Total Annual Debt Service	______
Debt Service Coverage	
Amount of Distributions to Members	
- for income taxes (per supporting documentation provided by Borrower)	______
- all other distributions	______